UNITED STATES SECURITY AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. )

☒	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
Endo International plc
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies

	(2)	Aggregate number of securities to which transaction applies

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

	(4)	Proposed maximum aggregate value of transaction

	(5)	Total fee paid

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid

	(2)	Form, Schedule or Registration Statement No.

	(3)	Filing Party

	(4)	Date Filed

Endo International plc First Floor Minerva House Simmonscourt Road Ballsbridge Dublin 4, Ireland endo.com

Dear Fellow Endo International plc Shareholder:

It is my pleasure to invite you to the Annual General Meeting of Shareholders of Endo International plc (the Company), which will be held on June 9, 2015 at 10:00 a.m., local time, at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

At the meeting, we will be electing by separate resolutions nine members of our Board of Directors, voting to approve the selection of PricewaterhouseCoopers LLP as our independent auditor and authorize the audit committee of the Board of Directors to determine the auditors’ remuneration, conducting an advisory vote on the compensation of our named executive officers and voting to approve the Company’s 2015 Stock Incentive Plan. During the Annual General Meeting, we will also review the Company’s 2014 Irish statutory accounts. In addition to these formal items of business, we will report on our Company’s performance.

We look forward to seeing you at the Annual General Meeting should you be able to attend.

Your vote is important. Whether you plan to attend the meeting or not, we encourage you to read this Proxy Statement and vote your shares. Please vote by promptly completing and returning your proxy by internet, by mail or by attending the Annual General Meeting and voting in person by ballot. You may revoke your proxy at any time before it is exercised as explained in this Proxy Statement.

Thank you for your continued interest in Endo.

Very truly yours,

RAJIV DE SILVA

President and Chief Executive Officer

Dublin, Ireland

April 29, 2015

Endo International plc,

Registered Office: First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland

Registered in Ireland: number – 534814

Directors: Roger Hartley Kimmel (USA), Rajiv Kanishka Liyanaarchchie De Silva (USA), Shane Martin Cooke (Ireland), John Joseph Delucca (USA), Arthur Joseph Higgins (USA), Nancy June Hutson (USA), Michael Hyatt (USA), William Patrick Montague (USA), Jill Deborah Smith (USA), William Frederick Spengler (USA).

Endo International plc First Floor Minerva House Simmonscourt Road Ballsbridge Dublin 4, Ireland endo.com

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 9, 2015

Notice is hereby given that the 2015 Annual General Meeting of Shareholders (the Annual Meeting) of Endo International plc, an Irish public limited company, will be held on June 9, 2015 at 10:00 a.m., local time, at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

The purposes of the meeting are:

(1)	To elect by separate resolutions nine directors, representing all of the members of the Board of Directors of the Company, to serve until the next Annual Meeting;

(2)

To approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2015 and to authorize the Audit Committee of the Board of Directors to determine the Auditors’ remuneration;

(3)	To conduct an advisory vote on the compensation of our named executive officers;

(4)	To approve the Company’s 2015 Stock Incentive Plan; and

(5)	To act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These proposals are ordinary resolutions requiring a simple majority of the votes cast at the meeting. All proposals are more fully described in this proxy statement.

The Company’s Irish statutory accounts for the fiscal year ended December 31, 2014, including the reports of the directors and auditors thereon, will be presented at the Annual Meeting. There is no requirement under Irish law that such statements be approved by the shareholders, and no such approval will be sought at the Annual Meeting. The Annual Meeting will also include a review by the members of the Company’s affairs.

Only shareholders of record at the close of business on April 14, 2015 are entitled to notice of and to vote at the 2015 Annual Meeting and any adjournment thereof.

This year, we have elected to furnish proxy materials to our shareholders electronically so that we can both provide our shareholders with the information they need and also reduce our costs of printing and delivery and the environmental impact of our Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Please vote by promptly completing and returning your proxy by internet, by mail or by attending the Annual Meeting and voting in person by ballot, so that whether you intend to be present at the Annual Meeting or not, your shares can be voted. Returning your proxy will not limit your rights to attend or vote at the Annual Meeting.

If you are a shareholder who is entitled to attend and vote, then you are entitled to appoint a proxy or proxies to attend and vote on your behalf. A proxy is not required to be a shareholder in the Company. If you wish to appoint as proxy any person other than the individuals specified on the proxy card, please specify the name(s) and address of such person(s) in the proxy card.

In addition to the above notice of the Annual General Meeting, the Board would like to draw your attention to the following notice concerning a proposed change to the Financial Reporting Standards used in the preparation of the financial statements of the ultimate holding company, Endo International plc.

Adoption of New Financial Reporting Standards

The Company prepares its stand-alone parent entity Irish statutory accounts consistent with Irish generally accepted accounting principles (Irish GAAP). Recent changes to Irish GAAP require the Company to adopt FRS 101 or FRS 102 (New GAAP) for the accounting year starting from 1 January 2015. The transition date for the purpose of preparing a prior year comparative will be 1 January 2014. The Company’s annual Irish statutory accounts for the year ended 31 December 2015 will be in accordance with New GAAP and the Company intends to avail of the reduced disclosure framework which New GAAP allows. The Board of Directors believes that the reduced disclosure framework will not materially reduce the disclosures currently in the existing Irish statutory accounts and will not negatively affect the understanding of the Irish statutory accounts. Shareholders having a holding in aggregate of 5% or more of the issued share capital of the Company have a right to object to this approach and can do so, in writing, to its registered office (First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland) not later than May 31, 2015.

By order of the Board of Directors,

ORLA DUNLEA

Company Secretary

Dublin, Ireland

April 29, 2015

Endo International plc

Registered Office: First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland

Registered in Ireland: number – 534814

Directors: Roger Hartley Kimmel (USA), Rajiv Kanishka Liyanaarchchie De Silva (USA), Shane Martin Cooke (Ireland), John Joseph Delucca (USA), Arthur Joseph Higgins (USA), Nancy June Hutson (USA), Michael Hyatt (USA), William Patrick Montague (USA), Jill Deborah Smith (USA), William Frederick Spengler (USA).

Proxy Statement for 2015 Annual General Meeting

of Shareholders

General Information

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Endo International plc, an Irish public limited company, of proxies to be voted at our 2015 Annual General Meeting or Annual Meeting to be held on June 9, 2015, beginning at 10:00 a.m., local time. The Annual Meeting will be held at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

Endo International plc was incorporated in Ireland on October 31, 2013 as a private limited company and re-registered effective February 18, 2014 as a public limited company. It was established for the purpose of facilitating the business combination between Endo Health Solutions Inc. and Paladin Labs Inc. (Paladin). On February 28, 2014, pursuant to an arrangement agreement, dated November 5, 2013 Endo Health Solutions Inc. (EHSI or Endo Health Solutions) completed the acquisition of Paladin Labs Inc. in a stock and cash transaction (the Paladin Acquisition). Contemporaneously with this transaction, each of Endo Health Solutions Inc. and Paladin Labs Inc. became indirect wholly owned subsidiaries of Endo International plc. As disclosed in our filings with the U.S. Securities and Exchange Commission, Endo International plc became the successor registrant to Endo Health Solutions Inc. on February 28, 2014.

In accordance with the rules of the Securities and Exchange Commission, we are furnishing our proxy materials (Proxy Statement for Annual Meeting, 2014 Annual Report to Shareholders, 2014 Endo International plc Form 10-K and 2014 Irish Statutory Accounts) by providing access to these materials electronically on the internet. As such, we are not mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner, and our shareholders will not receive printed copies of the proxy materials unless they request this form of delivery. Printed copies will be provided upon request at no charge.

We are mailing a Notice of Meeting and Internet Availability of Proxy Materials (“Notice of Internet Availability”) to our shareholders on or about April 29, 2015. This Notice of Internet Availability is in lieu of mailing the printed proxy materials, and contains instructions for our shareholders as to how they may: (1) access and review our proxy materials on the internet; (2) submit their proxy; and (3) receive printed proxy materials. Shareholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability. We believe that providing future proxy materials electronically will enable us to save costs associated with printing and delivering the materials and reduce the environmental impact of our annual meetings. A request to receive proxy materials in printed form by mail or by e-mail will remain in effect until such time as the shareholder elects to terminate it.

Unless otherwise indicated or the context otherwise requires, references in this proxy statement to “Endo,” “the Company,” “we,” “us,” and “our” refer to Endo International plc and its consolidated subsidiaries. In addition, references in this proxy statement to “shares” or “stock” refer to Endo Health Solutions’ common stock, prior to the effective time of the Paladin Acquisition and to our ordinary shares, nominal value

$0.0001 per share, from and since the effective time of the Paladin Acquisition.

Annual Meeting Admission

Shareholders must present a form of personal identification in order to be admitted to the Annual Meeting. For directions to the Annual Meeting, visit www.endo.com/about-us/locations.

No cameras, recording equipment or electronic devices will be permitted in the Annual Meeting.

Shareholders Entitled to Vote

Holders of ordinary shares at the close of business on April 14, 2015 (the record date), are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 178,740,484 issued ordinary shares of Endo entitled to vote.

Each ordinary share is entitled to one vote on each matter properly brought before the Annual Meeting. Your proxy indicates the number of votes you have.

How to Vote if You Are a Shareholder of Record

Your vote is important. Shareholders of record can vote by internet, by mail or by attending the Annual Meeting and voting in person by ballot as described below.

Vote by Internet

If you choose to vote by internet, visit www.proxyvote.com, enter the control number found on the Notice of Internet Availability and follow the steps outlined on the secure website.

Vote by Mail

You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. If you choose to vote by mail, simply complete your proxy card, date and sign it, and return it in the postage-paid envelope provided.

Vote at the Annual Meeting

Voting by internet or mail will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you execute your proxy but do not give voting instructions, the shares represented by that proxy will be voted FOR each of the nominees for election as director, FOR the approval of the appointment of PricewaterhouseCoopers as the Company’s independent auditors for the year ending December 31, 2015 and to authorize the Audit Committee of the Board of Directors to determine the auditors’ remuneration, FOR the approval, on an advisory basis, of the compensation to be paid to Endo’s named executive officers and FOR the approval of the Company’s 2015 Stock Incentive Plan.

Electronic Access to Investor Information

Endo’s Proxy Statement and other investor information are available on our Company’s website at www.endo.com, under “Investors”. You can also access the Investor page of our website by scanning the QR code to the right with your smartphone.

General Information on Voting and Required Vote

You are entitled to cast one vote for each ordinary share of Endo you own on the record date. Provided that a quorum is present, (1) in order for a nominee to be elected as a director, (2) the approval of the appointment of the Company’s independent auditor and the authorization of the Audit Committee of the Board of Directors to fix the Auditors’ remuneration (3) the approval, on an advisory basis, of the compensation to be paid to Endo’s named executive officers and (4) the approval of the 2015 Stock Incentive Plan will each require the majority of the votes cast at the Annual Meeting in person or by proxy.

The presence of the holders of a majority of the issued ordinary shares as of the record date entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Shares represented by a proxy marked “abstain” on any matter will be considered present at the Annual Meeting for purposes of determining a quorum. Abstentions will not be considered votes cast at the Annual Meeting. The practical effect of this is that abstentions are not voted in respect of these proposals. Shares represented by a proxy as to which there is a “broker non-vote” (for example, where a broker does not have the discretionary authority to vote the shares), will be considered present for the Annual Meeting for purposes of determining a quorum, and will not have any effect on the outcome of voting on the proposals.

All ordinary shares that have been properly voted and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you execute the proxy but do not give voting instructions, the ordinary shares represented by that proxy will be voted FOR each of the nominees for election as director, FOR the approval of the appointment of PricewaterhouseCoopers as the Company’s independent auditors for the year ending December 31, 2015 and to authorize the audit committee of the Board of Directors to determine the auditors’ remuneration, FOR the approval, on an advisory basis, of the compensation to be paid to Endo’s named executive officers and FOR the approval of the 2015 Stock Incentive Plan.

Voting on Other Matters

If other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date the Company began printing this Proxy Statement, no other matters had been raised for consideration at the Annual Meeting.

How You May Revoke or Change Your Vote

You can revoke your proxy at any time before it is voted at the Annual Meeting by:

¡	sending written notice of revocation to the Company Secretary;
¡	timely delivering a valid, later-dated proxy; or
¡

attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote at the meeting.

List of Shareholders

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our registered office at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

Cost of Proxy Solicitation

The Company will pay for preparing, printing and mailing this Proxy Statement and we will pay for the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs of sending the proxy materials to our beneficial owners. We have also retained MacKenzie Partners, Inc. to assist in soliciting proxies. We will pay MacKenzie Partners, Inc. a base fee of approximately $15,000 plus reasonable out-of-pocket expenses for these services.

Presentation of Irish Statutory Accounts

The Company’s Irish statutory accounts for the fiscal year ended December 31, 2014, including the reports of the directors and auditors thereon, will be presented at the Annual Meeting. There is no requirement under Irish law that such accounts be approved by shareholders, and no such approval will be sought at the Annual Meeting. The Company’s 2014 Irish statutory accounts are available with the Proxy Statement for Annual Meeting, 2014 Annual Report to Shareholders, 2014 Endo International plc Form 10-K and other proxy materials at www.proxyvote.com.

Proposal 1: Election of Directors

The Board of Directors

The memorandum and articles of association of the Company provides that the number of directors of the Company shall be not less than five nor more than twelve, the exact number of which shall be fixed from time to the time by resolution of the Board of Directors or by a resolution adopted by holders of a majority of the Company’s ordinary shares. On September 27, 2012, the Board of Directors, or Board, fixed the number of directors at ten. As a result of the resignation of David B. Nash, M.D., M.B.A. on February 24, 2014, the Board adopted a resolution on February 28, 2014 to reduce the number of directors to nine. On July 29, 2014, the Board adopted a resolution to increase the number of directors to ten and another resolution to approve the appointment of Shane M. Cooke with immediate effect on July 29, 2014.

Under the terms of the Company’s memorandum and articles of association, directors need not be shareholders of the Company or residents of Ireland. However, pursuant to the Stock Ownership Guidelines approved by the Board of Directors, each non-employee Director should, but is not required to, have ownership of the Company’s ordinary shares equal in value to at least five times his or her current annual cash retainer to be achieved within five years of joining the Board, or in the case of non-employee Directors serving at the time the Ownership Guidelines were adopted, within five years of the date of the adoption, or December 10, 2015, as further described in the section titled “Common Stock Ownership Guidelines”. Directors are elected for a one-year term and shall retire from office unless re-elected by ordinary resolution at the next following Annual General Meeting. Non-employee Directors receive compensation for their services as determined by the Board of Directors. See “COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS — 2014 Compensation of Non-Employee Directors.” A vacancy on the Board, or a newly created directorship resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office, even though less than a quorum remains. A director appointed to fill a vacancy remains a director until the next following Annual General Meeting or his or her earlier death, resignation or removal.

Currently, the Board of Directors consists of ten members. Currently serving as directors are Roger H. Kimmel, Rajiv De Silva, Shane M. Cooke, John J. Delucca, Arthur J. Higgins, Nancy J. Hutson, Ph.D., Michael Hyatt, William P. Montague, Jill D. Smith and William F. Spengler. As discussed above, on February 24, 2014, Endo announced that David B. Nash, M.D., M.B.A. resigned from the Company’s Board of Directors effective immediately due to the relocation of the Board’s work to Dublin, Ireland and his responsibilities as Dean of Jefferson School of Population Health. On July 29, 2014, Shane M. Cooke was appointed to the Company’s Board of Directors. All of the current members are nominated by the Board of Directors of the Company for the election as directors of the Company other than Mr. Delucca who has decided not to run for re-election.

On April 28, 2015, Mr. Delucca informed the Board of Directors that he does not intend to stand for re-election upon the expiration of his term at the 2015 Annual General Meeting. Mr. Delucca will, however, continue to serve as a director of the Company until expiration of his term at the 2015 Annual General Meeting. The Board will not fill the vacancy left by Mr. Delucca’s departure at the 2015 Annual General Meeting and has fixed the directors at nine effective June 9, 2015, the date of the 2015 Annual General Meeting.

The Board annually determines the independence of directors based on a review by the directors and the Nominating & Governance Committee. No director is considered independent unless the Board of Directors has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. To evaluate the materiality of any such relationship, the Board has adopted categorical independence standards consistent with the NASDAQ Exchange listing guidelines. These standards are available on the Company’s website at www.endo.com, under “Investors-Corporate Governance-Nominating & Governance Committee.”

Members of the Audit, Compensation, and Nominating & Governance Committees must meet applicable independence tests of the NASDAQ.

The Board of Directors has affirmatively determined that nine of its ten current members are independent directors under the NASDAQ rules and regulations. The nine independent directors under the NASDAQ rules and regulations are Messrs. Kimmel, Cooke, Delucca, Higgins, Hyatt, Montague, and Spengler, Dr. Hutson and Ms. Smith. If the nominees recommended by the Board of Directors are elected at the 2015 Annual Meeting, eight of the Company’s nine directors will be independent directors under the NASDAQ rules and regulations. Mr. De Silva is not independent due to his role as President and Chief Executive Officer.

On an annual basis and upon the nomination of any new director, the Nominating & Governance Committee and the Board review directors’ responses to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest. The Nominating & Governance Committee has determined that the nine non-employee directors currently serving are independent, and that the members of the Audit, Compensation, and Nominating & Governance Committees also meet the independence tests referenced above. Specifically, the Nominating & Governance Committee and the Board have determined that all non-employee directors have not had during the last three years (i) any of the relationships listed above or (ii) any other material relationship with the Company that would compromise his or her independence. The Nominating & Governance Committee recommended this determination to the Board of Directors and explained the basis for its decision, and this determination was adopted by the full Board.

As of the date of this Proxy Statement, there are no material proceedings to which any director or executive officer of the Company, or any associate thereof, is a party that are adverse to the Company or any of its subsidiaries.

Between January 1, 2014 and February 28, 2014, the Board of Directors of EHSI as a whole met three times and acted by written consent on 18 occasions. Between March 1, 2014 and December 31, 2014, the Board of Directors of the Company as a whole met five times and did not act by written consent. All members of the Board of Directors who are standing for election attended at least 75% of the Board meetings held during their respective terms and at least 75% of the combined meetings of the Committees of the Board of Directors on which they served in 2014.

Nominees

There are nine nominees for election as directors of the Company to serve until the 2016 Annual General Meeting of Shareholders of the Company or until his/her earlier death, resignation or removal. All of the nominees are currently serving as directors of the Company. Eight were appointed to the Board of the Company on February 28, 2014 upon the completion of the Paladin Acquisition and one, Shane M. Cooke, was appointed on July 29, 2014. In addition, eight of the nine nominees were elected to the Board at the last Annual Meeting.

The proposed nominees for election as directors have confirmed that they are each willing to serve as directors of the Company. If, as a result of circumstances not now known or foreseen, a nominee shall be unavailable or unwilling to serve as a director, an alternate nominee may be designated by the present Board of Directors to fill the vacancy.

The Board believes that each of the Company’s directors is highly qualified to serve as a member of the Board and each has contributed to the mix of skills, core competencies and qualifications of the Board. When evaluating candidates for election to the Board,  the  Nominating  &  Governance  Committee  seeks  candidates  with certain qualities that it believes are important,

Set forth below are summaries of the background, business experience and descriptions of the principal occupation of each of the Company’s current directors:

including experience, skills, expertise, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest, those criteria and qualifications described in each director’s biography below and such other relevant factors that the Nominating & Governance Committee considers appropriate in the context of the needs of the Board of Directors. Although not specified in the charter, the Committee also considers ethnicity and gender when selecting candidates so that additional diversity may be represented on the Board. Our directors are highly experienced and have diverse backgrounds and skills as well as extensive track records of success in what we believe are highly relevant positions. The Board believes that each director’s service as the Chairman, Vice Chairman, President and Chief Executive Officer, Executive Vice President & Chief Financial Officer or Senior Executive of significant companies has provided the directors with skills that are important to serving on our Board.

ROGER H. KIMMEL, 68, is Chairman of the Board of Endo and is Chairman of Endo’s Nominating & Governance Committee, a member of Endo’s Transactions Committee and an alternate member of Endo’s Audit Committee and Operations Committee. Mr. Kimmel became Chairman of the Board upon the Company’s inception in February 2014. Mr. Kimmel has been Vice Chairman of Rothschild Inc., an investment banking firm, since January 2001. Previously, Mr. Kimmel was a partner of the law firm Latham & Watkins for more than five years. Mr. Kimmel is also a Director of PG&E Corporation, a public energy-based holding company and its subsidiary Pacific Gas and Electric Company, a utility company. Mr. Kimmel was a Director of Schiff Nutrition International until 2012, and until February 2014, was a Director and Chairman Endo Health Solutions. Mr. Kimmel has been Chairman of the Board of Trustees of the University of Virginia Law School Foundation (not-for-profit) since January 2009. He has been a public speaker on corporate governance issues and private equity transactions. Mr. Kimmel brings knowledge of the Company’s business, history and culture to the Board and the Chairman position. Through his experiences as Vice Chairman of an international investment banking firm and as a former corporate lawyer, Mr. Kimmel brings a unique skill set to the Board, including leadership capabilities, business strategy insight, risk management skills, mergers and acquisition, corporate finance, international business and legal expertise. Mr. Kimmel also has extensive corporate governance experience from his services on other company boards, his investment banking advisory roles, and his previous legal experience.

RAJIV DE SILVA, 48, is President, Chief Executive Officer and a Director of Endo since its inception in February 2014. Mr. De Silva joined Endo Health Solutions as Chief Executive Officer and a Director in March 2013 and had served as the President of Valeant Pharmaceuticals International, Inc. from October 2010 to January 2013 and served as its Chief Operating Officer, Specialty Pharmaceuticals from January 2009 until January 2013. At Valeant, he was responsible for all specialty pharmaceutical operations, including sales and marketing, research and development, manufacturing and business development. Prior to joining Valeant, Mr. De Silva held various leadership positions with Novartis. He served as President of Novartis Vaccines USA and Head, Vaccines of the Americas at Novartis. During this time, he played a key leadership role at Novartis’ Vaccines & Diagnostics Division. Mr. De Silva also served as President of Novartis Pharmaceuticals Canada. He originally joined Novartis as Global Head of Strategic Planning for Novartis Pharma AG in Basel, Switzerland. Prior to his time at Novartis, Mr. De Silva was a Principal at McKinsey & Company and served as a member of the leadership group of its Pharmaceuticals and Medical Products Practice. He has broad international experience, having managed businesses in the United States, Europe, Canada, Latin America, Asia, South Africa and Australia/New Zealand. Mr. De Silva was a Director of AMAG Pharmaceuticals, Inc. and is currently a Member of the Board of Trustees at Kent Place School in Summit, NJ. He holds a Bachelor of Science in Engineering, Honors from Princeton University, a Master of Science from Stanford University and a Master of Business Administration with Distinction from the Wharton School at the University of Pennsylvania. Mr. De Silva brings to the Board valuable industry insights in a variety of different leadership positions including key expertise in mergers and acquisitions.

SHANE M. COOKE, 52, was appointed to the Board of Directors in July 2014 and is a member of Endo’s Audit Committee and Transactions Committee. He is currently President of Alkermes plc based in Dublin, Ireland upon completion of the merger between Elan Drug Technologies (EDT) and Alkermes, Inc. in September 2011. Previously, he was head of EDT and executive vice president of Elan from 2007 through the Alkermes merger in 2011 and concurrently served as chief financial officer of Elan Corporation from 2001 to May 2011. Mr. Cooke was appointed director of Elan in May 2005. Prior to joining Elan, he was chief executive of Pembroke Capital Limited, an aviation leasing company of which he was a founder. Mr. Cooke also previously held a number of senior positions in finance in the banking and aviation industries. Mr. Cooke is a chartered accountant and a graduate of University College Dublin, Ireland. He currently serves on the board of directors of Prothena Corporation plc, a publicly traded biotechnology company. Through his senior executive roles and his financial experience, Mr. Cooke brings to the Board extensive knowledge of the pharmaceutical industry and experience in financial analysis. His experience with the pharmaceutical industry in Ireland and the U.S. brings additional insights to the Board.

JOHN J. DELUCCA*, 72, has been a member of the Board of Directors since the Company’s inception in February 2014 and is the Chairman of Endo’s Audit Committee and is an alternate member of Endo’s Compensation Committee. Mr. Delucca was Executive Vice President and Chief Financial Officer of the REL Consultancy Group, a business consulting firm, until his retirement in 2004. Prior to that, he served as Chief Financial Officer and Executive Vice President, Finance & Administration, of Coty, Inc., a fragrance and beauty products company, from 1999 to 2002. From 1993 to 1999, he was Senior Vice President and Treasurer of RJR Nabisco, Inc. During his career, he also served in executive positions for Hascoe Associates, Inc., The Lexington Group, the Trump Group, International Controls Corp., and Textron, Inc. Mr. Delucca previously served as a Non-Executive Director and a member of the Audit Committee and Governance and Nominating Committee of Tier Technologies, Inc., a publicly traded payment solutions company. Mr. Delucca was a Director and Chair of the Audit Committee and a member of the Compensation Committee of Germany-based Elster Group until 2012. Until February 2014, Mr. Delucca was a Director of Endo Health Solutions. Through his senior executive roles and financial experience at various organizations, Mr. Delucca has expertise in financial analysis, financial statements, evaluation of business strategies, and contributes to the Board valuable leadership and risk management skills. Mr. Delucca also has extensive corporate governance experience from his services, both current and historical, on other company boards.

*

On April 28, 2015, Mr. Delucca informed the Board of Directors that he does not intend to stand for re-election at the 2015 Annual General Meeting but will continue to serve as a director of the Company until expiration of his current term on June 9, 2015.

ARTHUR J. HIGGINS, 59, has been a member of the Board of Directors since the Company’s inception in February 2014 and is a member of Endo’s Compensation Committee, Operations Committee and Transactions Committee. He is currently a Senior Advisor to Blackstone Healthcare Partners, the dedicated healthcare team of The Blackstone Group, where he focuses on product-based healthcare acquisitions. Mr. Higgins was Chairman of the Board of Management of Bayer HealthCare AG, and Chairman of the Bayer HealthCare Executive Committee. Prior to joining Bayer HealthCare in 2004, Mr. Higgins served as Chairman, President and CEO of Enzon Pharmaceuticals, Inc. from 2001 to 2004. Prior to joining Enzon Pharmaceuticals, Mr. Higgins spent 14 years with Abbott Laboratories, including serving as President of the Pharmaceutical Products Division from 1998 to 2001. Mr. Higgins is a Director of Ecolab, Inc. and Zimmer Holdings, Inc., public companies in the healthcare field. From December 2013 until February 2014, Mr. Higgins was a Director of Endo Health Solutions. He is a past member of the Board of Directors of the Pharmaceutical Research and Manufacturers of America (PhRMA), of the Council of the International Federation of Pharmaceutical Manufacturers and Associations (IFPMA) and President of the European Federation of Pharmaceutical Industries and Associations (EFPIA). Mr. Higgins’ years of experience in the pharmaceutical industry and his senior leadership roles at Bayer and Enzon bring to the Board extensive knowledge of the pharmaceutical industry and organizational and operational management expertise. Mr. Higgins also contributes valuable business strategy insights.

NANCY J. HUTSON, Ph.D., 65, has been a member of the Board of Directors since the Company’s inception in February 2014 and Chairman of Endo’s Operations Committee, a member of Endo’s Nominating & Governance Committee and an alternate member of the Transactions Committee. Dr. Hutson retired from Pfizer, Inc. in 2006 after spending 25 years in various research and leadership positions, most recently serving as Senior Vice President, Pfizer Global Research and Development and Director of Pfizer’s pharmaceutical R&D site, known as Groton/New London Laboratories, the largest R&D site of any pharmaceutical company. At Pfizer, she led 4,500 colleagues (primarily scientists) and managed a budget in excess of $1 billion. She currently is a Director of BioCryst Pharmaceuticals, Inc. Dr. Huston previously served a Director of Cubist Pharmaceuticals until January 2015, and from March 2009 until February 2014, was a Director of Endo Health Solutions. Dr. Hutson owns and operates Standing Stones Farm in Ledyard, CT, which is dedicated to supporting the equestrian sport of dressage. Dr. Hutson brings to the Board valuable pharmaceutical discovery research abilities, scientific expertise and an immense knowledge of the pharmaceutical industry. Her years of senior executive experience also bring a strong skill set to our Board regarding operational leadership and evaluation of business strategy.

MICHAEL HYATT, 69, is a Director of Endo and is Chairman of Endo’s Transactions Committee, a member of Endo’s Compensation Committee and an alternate member of the Nominating & Governance Committee since the Company’s inception in February 2014. Mr. Hyatt is currently a Senior Advisor to Irving Place Capital, a leading institutional private equity firm focused on making equity investments in middle-market companies. Until 2008, Mr. Hyatt was a Senior Managing Director of Bear Stearns & Co., Inc. Mr. Hyatt previously served as a Director of Schiff Nutrition International until 2012. Until February 2014, Mr. Hyatt was a Director of Endo Health Solutions. Through Mr. Hyatt’s experiences as a senior investment professional, manager and advisor, he has gained expertise in evaluating business strategies, conducting financial analysis and analyzing companies’ future prospects. His career experience makes him a skilled advisor who provides critical insight into financial matters.

WILLIAM P. MONTAGUE, 68, has been a member of the Board of Directors since the Company’s inception in February 2014 and is Chairman of Endo’s Compensation Committee, a member of Endo’s Audit Committee and an alternate member of Endo’s Nominating & Governance Committee and Transactions Committee. Mr. Montague served as Chief Executive Officer of Mark IV Industries, Inc., a leading global diversified manufacturer of highly engineered systems and components for transportation infrastructure, vehicles and equipment, from November 2004 until his retirement on July 31, 2008 and as Director from March 1996. He joined Mark IV Industries in April 1972 as Treasurer/Controller, serving as Vice President of Finance from May 1974 to February 1986, then Executive Vice President and Chief Financial Officer from February 1986 to March 1996 and then as President from March 1996 to November 2004. Mr. Montague is also a Director of Gibraltar Industries, Inc., a publicly traded manufacturer and distributor of products for the building and industrial markets since 1993, and a Director of International Imaging Materials, Inc., a privately held company that manufactures and sells a variety of thermal transfer ribbons and certain inks. From February 2013 until May 2014, Mr. Montague served as a Director of Allied Motion Technologies Inc., a publicly traded company focused exclusively on serving the motion control market. From February 2009 until February 2014, Mr. Montague was a Director of Endo Health Solutions. Mr. Montague’s senior leadership experience as Chief Executive Officer and Director of Mark IV Industries, Inc. brings to the Board operational and business strategy insights and acquisition experience. His broad-based business experience also brings strong financial and tax expertise to our Board

JILL D. SMITH, 57, has been a member of the Board of Directors since the Company’s inception in February 2014, a member of Endo’s Nominating & Governance Committee and Operations Committee and is an alternate member of the Audit Committee. Ms. Smith has been an international business leader for more than 25 years, including 16 years as a CEO of private and public companies in the technology and information services markets and was most recently Chairman, CEO and President of DigitalGlobe Inc., a leading provider of satellite imagery products and services to governments and companies worldwide. Ms. Smith is a Director and currently serves on the Board of Hexagon AB, a global provider of design, measurement and visualization technologies and J.M. Huber, a leader in engineered materials and has served on the corporate boards of SoundBite Communications, Inc., Germany-based Elster Group, Smith & Hawken and DigitalGlobe (prior to her appointment as Chairman and CEO). Ms. Smith was a Director of Endo Health Solutions until February 2014. Ms. Smith’s experience as a CEO in highly regulated industries combined with her leadership capabilities and operational expertise, including the integration of acquisitions, benefits the Board. Ms. Smith also contributes cyber-risk management experience along with a valuable global perspective and strategic insights.

WILLIAM F. SPENGLER, 60, has been a member of the Board of Directors since the Company’s inception in February 2014, a member of Endo’s Audit Committee and an alternate member of the Compensation Committee and Operations Committee. From November 2010 until February 2012, Mr. Spengler was President of ChromaDex Corporation, a publicly traded company. From July 2008 until November 2010, Mr. Spengler served as Executive Vice President and Chief Financial Officer of Smith & Wesson Holding Corporation, a global leader in safety, security, protection and sport. Until March 2008, he was Executive Senior Vice President and Chief Financial Officer at MGI Pharmaceuticals Inc., an oncology- and acute care- focused biopharmaceutical company, where he had worked since 2005. Prior to joining MGI Pharma, Mr. Spengler was Executive Vice President and Chief Financial Officer at Guilford Pharmaceuticals Inc., a bioscience company, from July 2004 to October 2005. From 2002 to 2004, Mr. Spengler served as President, Chief Operating Officer and Director of Osteoimplant Technology, Inc., an orthopedic products company. Mr. Spengler was previously a Vice President of Finance at Black & Decker, and prior to that spent 14 years in various finance, planning and business development positions at Bristol Myers Squibb. Mr. Spengler was a Director of Endo Health Solutions until February 2014. Through his senior executive roles and financial experience at various organizations, Mr. Spengler contributes expertise in financial analysis, financial statements, evaluation of business strategies, and brings to the Board valuable leadership and risk management skills.

Vote Required

Provided that a quorum is present, each nominee for director receiving a majority of the votes cast at the Annual Meeting in person or by proxy will be elected.

The Board of Directors recommends a vote FOR the election of each of these nominees for election as director.

Shareholder Communications with Directors

The Board has established a process to receive communications from shareholders. Shareholders may contact any member or all members of the Board, any Board committee, or any chair of any such committee by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Company Secretary” to Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

All communications received as set forth in the preceding paragraph will be opened by the office of our Company Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Company Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

The Company does not have a policy on director attendance at Annual Meetings. Mr. Kimmel attended the 2014 Annual Meeting.

Corporate Governance — Board Leadership Structure and Risk Oversight

Board Leadership Structure

We have a board leadership structure under which Mr. Kimmel serves as Chairman of the Board. Following the Annual Meeting, we will have nine directors, each of whom is independent with the exception of our President and Chief Executive Officer, Mr. De Silva. Our Board currently has five standing committees, each of which is comprised solely of independent directors with a committee chair. In addition, the Board appoints other committees as the Board considers necessary from time to time.

The Board believes that the Chairman and the role of the President and Chief Executive Officer should be separate and that the Chairman should not be an employee of the Company. Further, the Board believes this separation serves the Company’s shareholders best for setting our strategic priorities and executing our business strategy. We believe that our Board consists of directors with significant leadership, organizational and strategic skills, as discussed above. All of our independent directors have served as the Chairman, Vice Chairman, Chief Executive Officer, Chief Financial Officer, or Senior Executive of other companies. Accordingly, we believe that our independent directors have demonstrated leadership in large enterprises, many with relevant industry experience, and are well-versed in board processes and corporate governance. We believe that having directors with such significant leadership skills benefits our Company and our shareholders.

In accordance with our memorandum and articles of association and our corporate governance guidelines, the Chairman is responsible for chairing Board meetings and setting the agenda for these meetings. Each director also may suggest items for inclusion on the agenda and may, at any Board meeting, raise subjects that are not on the agenda for that meeting. As required by our corporate governance guidelines, our independent directors meet separately, without management present, at each meeting of the Board. In addition, our Board committees regularly meet without members of management present.

As part of its annual self-evaluation process, the Board evaluates the Company’s governance structure. We believe that having a President and Chief Executive Officer for our Company with oversight of company operations, coupled with an experienced independent Board Chairman and experienced independent directors, with five separate independent committee chairs, is the appropriate leadership structure for Endo.

On a regular basis, the Company’s officers who are responsible for monitoring and managing the Company’s risks, including our President and Chief Executive Officer; President, Branded Pharmaceuticals, our Executive Vice President & Chief Financial Officer; our Executive Vice President and Chief Legal Officer; our Executive Vice President and Chief Compliance Officer; our Vice President, Controller and Principal Accounting Officer and our Director of Internal Audit, make reports to the Audit Committee. The Audit Committee, in turn, reports to the full Board. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board is actively involved in overseeing risk management for the Company by engaging in periodic discussions with Company officers as the Board may deem appropriate. In addition, each of our Board committees considers the risks within its respective areas of responsibility.

Risk Oversight

The Board of Directors believes that one of its most important responsibilities is to oversee how management manages the various risks the Company faces and has delegated primary responsibility for overseeing the Company’s Enterprise Risk Management (or ERM) program to the Audit Committee. It is management’s responsibility to manage risk and bring to the Audit Committee’s and the Board of Directors’ attention the most material risks to the Company. The Company’s head of internal audit, who reports independently to the Audit Committee, facilitates the ERM program under the sponsorship of our Executive Leadership Team (or ELT), which includes our President and Chief Executive Officer; Executive Vice President & Chief Financial Officer; Executive Vice President and Chief Legal Officer; Chief Scientific Officer and Global Head of Research & Development and Quality; Executive Vice President, Human Resources; Executive Vice President and Chief Compliance Officer; President, Branded Pharmaceuticals; and President, American Medical Systems (AMS), amongst other. Enterprise risks are identified and prioritized by management, and each risk is assigned by the Board to a Board committee or the full Board for oversight based on the nature of the risk area and the committee’s charter. The committee or full Board agendas include discussions of individual risk areas throughout the year. Additionally, the Audit Committee agendas include periodic updates on the ERM process throughout the year. The Board level risk discussions are led by an assigned executive sponsor, from the ELT, for each risk area.

The Audit Committee also regularly reviews treasury risks (insurance, credit and debt), financial and accounting, legal, tax and compliance risks, information technology security risks and other risk management functions. In addition, the Compensation Committee considers risks related to succession planning and the attraction and retention of talent as well as risks relating to the design of compensation programs and arrangements. The Compensation Committee also reviews compensation and benefits plans affecting Endo employees in addition to those applicable to our executive officers. The full Board considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their respective areas of responsibility.

Code of Conduct

The Board of Directors has adopted a Code of Conduct that applies to the Company’s directors, executives (including its President and Chief Executive Officer and Executive Vice President & Chief Financial Officer) and employees. The Board has also adopted a Director Code of Conduct. These Codes are posted on the Company’s website at www.endo.com, under “About Us—Corporate Compliance & Business Practices” and “Investors—Corporate Governance—Code of Conduct.”

Insider Trading Policy

The Board of Directors has adopted an Insider Trading Policy, which applies to all personnel, including non-employee Directors and officers, arising from our legal and ethical responsibilities as a public company. Among other restrictions, the Insider Trading Policy contains hedging restrictions prohibiting non-employee Directors, the Company’s executive officers and all other employees from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s shares, including, but not limited to, covered calls, collars, or other derivative transactions. Non-employee Directors, the Company’s executive officers and all other employees are also restricted from engaging in short sales related to the Company’s ordinary shares, and pledging the Company’s shares as collateral for a loan, including holding shares in a margin account.

Ordinary Shares Ownership Guidelines

The Board of Directors has adopted share ownership guidelines (the Ownership Guidelines) both for non-employee Directors and for executive officers and senior management of the Company. The Board believes that non-employee directors and senior management should have a significant equity position in the Company and that the Ownership Guidelines serve to further the Board’s interest in encouraging a longer-term focus in managing the Company. The Board also believes that the Ownership Guidelines align the interests of its directors and senior management with the interests of shareholders and further promote Endo’s commitment to sound corporate governance. The Ownership Guidelines are posted on the Company’s website at www.endo.com, under “Investors-Corporate Governance-Compensation Committee.” The current Ownership Guidelines provide that non-employee directors should attain Endo share ownership equal in value to at least five times his or her current annual cash retainer within the later of five years of joining the Board and December 10, 2015.

Review and Approval of Transactions with Related Persons

The Board of Directors has adopted written policies and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the Company’s issued ordinary shares). The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant rules of the U.S. Securities and Exchange Commission (the SEC) (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating & Governance Committee, Operations Committee and Transactions Committee. The following table shows the directors who are currently members or Chairman of each of these committees. In addition to the committee members listed below, the Board has designated other Board members as alternate members of the committees who can attend meetings in the stead of appointed members.

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Operations Committee (formerly known as the Research & Development Committee)	Transactions Committee
Roger H. Kimmel	Alternate	–	Chairman	Alternate	Member
Rajiv De Silva	–	–	–	–	–
Shane M. Cooke	Member	–	–	–	Member
John J. Delucca*	Chairman	Alternate	–	–	–
Arthur J. Higgins	–	Member	–	Member	Member
Nancy J. Hutson, Ph.D.	–	–	Member	Chairman	Alternate
Michael Hyatt	–	Member	Alternate	–	Chairman
William P. Montague	Member	Chairman	Alternate	–	Alternate
Jill D. Smith	Alternate	–	Member	Member	–
William F. Spengler	Member	Alternate	–	Alternate	–

* On April 28, 2015, Mr. Delucca informed the Board of Directors that he does not intend to stand for re-election at the 2015 Annual General Meeting but will continue to serve as a director of the Company until expiration of his current term on June 9, 2015.

Audit Committee

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. In addition, the Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company’s independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company’s independent registered public accounting firm and the accounting practices of the Company and the Company’s internal controls and legal compliance functions. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Company’s website at www.endo.com, under “Investors—Corporate Governance—Audit Committee.” The charter describes the nature and scope of responsibilities of the Audit Committee.

Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

Messrs. Delucca, Cooke, Montague and Spengler serve as members of the Audit Committee, while Mr. Kimmel and Ms. Smith serve as alternates. Subject to their election at the 2015 Annual Meeting, the Board of Directors expects to reappoint Messrs. Cooke, Montague and Spengler as members of the Audit Committee and Mr. Kimmel and Ms. Smith as alternates, effective June 9, 2015. Between January 1, 2014 and February 28, 2014, the Audit Committee of EHSI met three times, and between March 1, 2014 and December 31, 2014, the Audit Committee of the Company met three times, in each case including periodic meetings held separately with management, the Company’s internal auditors and the independent registered public accounting firm. Subject to his election at the 2015 Annual Meeting, the Board expects to appoint Mr. Spengler as Chair of the Audit Committee. The Board has determined that Messrs. Spengler and Montague are “financial experts”, as defined by the SEC regulations, and he has the related financial management expertise within the meaning of the NASDAQ rules. The Board of Directors has determined that Messrs. Kimmel, Cooke, Montague and Spengler and Ms. Smith are “independent” and financially literate in accordance with the criteria established by the SEC and the NASDAQ.

Compensation Committee

The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of the executive officers of the Company and provides broad guidance regarding the remuneration and incentive compensation of the other employees of the Company. The Compensation Committee also reviews and acts on any recommendations of the Company’s management for awards granted under the Endo International plc Amended and Restated 2010 Stock Incentive Plan and Endo International plc Amended and Restated Assumed Stock Incentive Plan (formerly named the American Medical Systems Holdings, Inc. 2005 Stock Incentive Plan). The current members of the Compensation Committee are Messrs. Montague, Higgins and Hyatt, while Messrs. Delucca and Spengler serve as alternates. Subject to their election at the 2015 Annual Meeting, the Board of Directors expects to reappoint Messrs. Montague, Higgins and Hyatt as members of the Compensation Committee, Mr. Spengler as an alternate, and to reappoint Mr. Montague as Chair of the Compensation Committee, effective June 9, 2015. Each of Messrs. Montague, Delucca, Higgins, Hyatt, and Spengler is “independent” in accordance with the criteria established by the SEC and the NASDAQ. Between January 1, 2014 and February 28, 2014, the Compensation Committee of EHSI met two times, and between March 1, 2014 and December 31, 2014, the Compensation Committee of the Company met three times. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Company’s website at www.endo.com, under “Investors—Corporate Governance-Compensation Committee.” The charter describes the nature and scope of responsibilities of the Compensation Committee.

The primary function of the Compensation Committee is to conduct reviews of the Company’s general executive compensation policies and strategies and oversee and evaluate the Company’s overall compensation structure and programs. The Compensation Committee confirms that total compensation paid to the President and Chief Executive Officer, Executive Vice President & Chief Financial Officer and those other individuals included in the Summary Compensation Table is competitive and performance-based. All of these individuals are referred to as the named executive officers, or NEOs. Responsibilities of the Compensation Committee include, but are not limited to:

¡

evaluating and approving goals and objectives relevant to compensation of the President and Chief Executive Officer and other NEOs, and evaluating the performance of the executives in light of those goals and objectives;

¡	determining and recommending for approval by the Board of Directors the compensation level of the President and Chief Executive Officer;
¡	evaluating and approving compensation levels and all grants of equity-based compensation to the NEOs (and certain other employees), as recommended by the Company’s President and CEO;
¡	recommending to the Board compensation policies for outside directors;
¡	providing general compensation oversight on significant issues affecting the Company’s compensation philosophy and/or policies;
¡	providing input to management on whether compensation arrangements for the NEOs (and certain other employees) incentivize excessive risk taking;
¡

establishing or reviewing performance-based and equity-based incentive plans for the President and Chief Executive Officer, other NEOs, and reviewing other benefit programs and perquisites for the Company’s executive officers;

¡

reviewing and approving the aggregate amount of dollars, in the case of the annual cash incentive compensation, and performance share units (PSU), restricted stock units (RSU), and stock options, in the case of the annual long-term incentive (LTI) compensation, that is available to the Company each year;

¡

reviewing at least annually the Company’s succession plan relating to Named Executive Officer (NEO) positions and make recommendations to the Board related to the selection of individuals to hold the position of President and Chief Executive Officer; and

¡	reviewing and recommending to the Board for approval the annual goals and objectives of the Company as a whole, which in turn serve as the foundation for incentive compensation.

Endo management is required to provide reviews and recommendations for the Compensation Committee’s consideration, and to manage the Company’s executive compensation programs, policies and governance. Direct responsibilities in this regard include, but are not limited to:

¡	providing an ongoing review of the effectiveness of the compensation programs for all employees, including competitiveness, and alignment with the Company’s objectives;
¡	recommending changes, if necessary, to achieve all program objectives; and
¡	recommending pay levels, payout and/or awards for NEOs and certain other employees other than the President and Chief Executive Officer.

The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the NEOs, in accordance with Internal Revenue Code (IRC) 162(m) requirements related to performance-based compensation.

Use of Compensation Consultants

The Compensation Committee retains Hay Group as its consultant to provide objective, independent analysis, advice and recommendations with regard to executive compensation including, but not limited to, competitive market data and compensation analysis and recommendations related to our CEO, Board and our other senior executives. Hay Group served as the independent executive compensation consultant to the Compensation Committee for the Company’s entire 2014 fiscal year. The consultant reports to the Chairman of the Compensation Committee and has direct access to the other members of the Compensation Committee. The Compensation Committee also authorizes the consultant to share with, request and receive from management certain specified information in order to prepare for meetings with, and respond to requests from, the Compensation Committee. The consultant does not perform any other services for the Company. The Compensation Committee may retain other consultants and advisors from time to time.

A representative of Hay Group attends meetings of the Compensation Committee, is available to participate in executive sessions and communicates directly with the Compensation Committee.

In making an overall determination of the independence and lack of any conflict of interest regarding Hay Group and Hay Group’s lead advisor to the Compensation Committee, the Compensation Committee considered, among other things, the following factors:

¡

the amount of Hay Group’s fees for executive compensation consulting services, noting in particular that such fees are nominal when considered in the context of Hay Group’s total revenues for the period,

¡	Hay Group’s policies and procedures concerning conflicts of interest (copies of which were made available to the Compensation Committee),
¡	there are no other business or personal relationships between any members of the Compensation Committee and Hay Group’s lead advisor to the Compensation Committee,
¡

the lead Hay Group advisor who provides executive compensation consulting services to the Company does not directly own any shares of the Company, and has agreed not purchase any such shares so long as Hay Group and the lead advisor is engaged to provide executive compensation advisory services to the Compensation Committee,

¡	there are no other business or personal relationships between the Company’s executives and the lead Hay Group advisor, and
¡	any other factors relevant to the independence of Hay Group.

In 2014, Hay Group assisted the Compensation Committee with, among other things, (i) performing a review of the Company’s executive compensation program, including competitive market analyses and considerations related to Endo’s CEO and our other senior executives, (ii) determining the appropriate allocation among short-term and long-term compensation, cash and non-cash compensation, and the different forms of non-cash compensation (iii) identifying appropriate Pay Comparator Companies (as defined below in the Compensation Discussion and Analysis (CD&A) section) for purposes of benchmarking the Company’s executive compensation in the industry sectors in which Endo competes for talent, and (iv) providing an overview of critical issues and trends affecting the executive compensation landscape.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2014 or as of the date of this Proxy Statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

Nominating & Governance Committee

The Nominating & Governance Committee of the Board of Directors, which is comprised of independent directors, identifies and recommends to the Board individuals qualified to serve as directors of the Company, recommends to the Board directors to serve on committees of the Board and advises the Board with respect to matters of Board composition and procedures. The Nominating & Governance Committee also oversees the Company’s corporate governance.

The Nominating & Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating & Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating & Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating & Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

¡	The name of the shareholder and evidence of the person’s ownership of shares in the Company, including the number of shares owned and the length of time of ownership; and
¡

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating & Governance Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Company Secretary at Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland, and must be received by the Company Secretary not less than 120 days prior to the anniversary date of the Company’s most recent Annual General Meeting.

While the Board does not have a formal policy with respect to diversity, the Board of Directors and the Nominating & Governance Committee advocate diversity in the broadest sense. We believe that it is important that nominees for the Board represent diverse viewpoints and have diverse backgrounds. The Nominating & Governance Committee looks at a broad array of qualifications and attributes including: experience, skills, expertise, and personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating & Governance Committee considers appropriate in the context of the needs of the Board of Directors. Although not specified in the charter, the Committee actively considers ethnicity and gender when selecting candidates so that additional diversity may be represented on the Board.

The Nominating & Governance Committee engages national search firms that specialize in identifying and evaluating director candidates. As described above, the Nominating & Governance Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating & Governance Committee as a potential candidate, the Nominating Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating & Governance Committee determines that the candidate warrants further consideration, the Chairman or a member of the Nominating & Governance Committee utilizes a recognized search firm to review the candidate’s qualifications and background. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating & Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating & Governance Committee might be considering, and conducts one or more interviews with the candidate. Generally, Nominating & Governance Committee members may conduct additional due diligence of the candidate. The Nominating & Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

The Nominating & Governance Committee has established procedures under which any director who is not elected shall, if requested by the Board upon the Nominating & Governance Committee’s recommendation, tender his or her resignation to the Board of Directors. The Board of Directors will publicly disclose its decisions of whether or not to request any director to tender his or her resignation and whether or not to accept any such tendered resignation and the rationale behind such decisions within 90 days from the date of the certification of the election results.

The current members of the Nominating & Governance Committee are Mr. Kimmel, Dr. Hutson and Ms. Smith, while Messrs. Hyatt and Montague serve as alternates. The Board has elected Mr. Kimmel as Chairman of the Nominating & Governance Committee. Between January 1, 2014 and February 28, 2014, the Nominating & Governance Committee of EHSI met one time, and between March 1, 2014 and December 31, 2014, the Nominating & Governance Committee of the Company met two times. Subject to their election at the 2015 Annual Meeting, the Board of Directors expects to reappoint Mr. Kimmel, Dr. Hutson and Ms. Smith as members of the Nominating & Governance Committee, Messrs. Hyatt and Montague as alternates, and to re-appoint Mr. Kimmel as Chair of the Nominating & Governance Committee, effective June 9, 2015. The Board of Directors has determined that all of the members of the Nominating & Governance Committee are “independent” in accordance with the criteria established by the SEC and the NASDAQ. The Nominating & Governance Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Company’s website at www.endo.com, under “Investors-Corporate Governance-Nominating & Governance Committee.”

Operations Committee

On February 28, 2014, the Board of Directors renamed the Research & Development Committee to the Operations Committee and adopted a new committee charter. The purpose of the Operations Committee is to review matters relating to scientific technology, research and development activities and pipeline investments; to provide advice and counsel to the Company’s management and Transactions Committee in connection with management’s decisions regarding the allocation, deployment, utilization of, and investment in the Company’s scientific assets; to provide advice and counsel to the Company’s management in connection with decisions regarding acquiring or divesting scientific technology or otherwise investing in research or development programs; to assist the Board by providing oversight of regulatory, compliance, quality and legal matters; and to designate a subcommittee to assess and review the Company’s Compliance Program, if necessary. The Research & Development Committee was formed originally on February 27, 2013. Between January 1, 2014 and February 28, 2014, the Operations Committee of EHSI met one time, and between March 1, 2014 and December 31, 2014, the Operations Committee of the Company met three times. The current members of the Operations Committee are Dr. Hutson, Mr. Higgins and Ms. Smith, while Messrs. Kimmel and Spengler serve as alternates. Subject to their election at the 2015 Annual Meeting, the Board of Directors expects to reappoint Dr. Hutson, Mr. Higgins and Ms. Smith as members of the Operations Committee, Messrs. Kimmel and Spengler as alternates, and to reappoint Dr. Hutson as the Chair of the Operations Committee, effective June 9, 2015.

Transactions Committee

On July 31, 2007, the Board of Directors formed a Transactions Committee to provide advice and guidance to the Company’s management in connection with the exploration of strategic acquisition and licensing opportunities as well as any overture for merger with the Company, or sale of the Company or other like event. The current members of the Transactions Committee are Messrs. Hyatt, Cooke, Higgins and Kimmel, while Dr. Hutson and Mr. Montague serve as alternates. Subject to their election at the 2015 Annual Meeting, the Board of Directors expects to reappoint Messrs. Hyatt, Cooke, Higgins and Kimmel as members of the Transactions Committee, Dr. Hutson and Mr. Montague as alternates, and to reappoint Mr. Hyatt as the Chair of the Transactions Committee, effective June 9, 2015. Between January 1, 2014 and February 28, 2014, the Transaction Committee of EHSI met one time, and between March 1, 2014 and December 31, 2014, the Transaction Committee conferred regularly with management but did not meet.

Audit Committee Report

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2014 with the management of the Company and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. Further, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Public Company Accounting and Oversight Board’s (PCAOB) Auditing Standard No. 16, Communications with Audit Committees, other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other applicable regulations, relating to the firm’s judgment about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, which relate to PricewaterhouseCoopers LLP’s independence from the Company, and has discussed with PricewaterhouseCoopers LLP their independence from the Company. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management. The Audit Committee has also discussed with management of the Company and PricewaterhouseCoopers LLP such other matters and received such assurances from them as it has deemed appropriate.

The Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting. In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program.

Based on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the Company’s audited consolidated financial statements for the year ended December 31, 2014 and management’s assessment of the effectiveness of the Endo International plc’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC. The Audit Committee has selected, and the Board of Directors has approved, subject to shareholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2015.

Submitted by the Audit Committee of the Company’s Board of Directors.

Members of the Audit Committee:

John J. Delucca (Chairman)*

Shane M. Cooke (Member)

William P. Montague (Member)

William F. Spengler (Member)

Roger H. Kimmel (Alternate)

Jill D. Smith (Alternate)

The above Audit Committee Report does not constitute soliciting material, and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

* On April 28, 2015, Mr. Delucca informed the Board of Directors that he does not intend to stand for re-election at the 2015 Annual General Meeting but will continue to serve as a director of the Company until expiration of his current term.

Proposal 2: Approval of Appointment of Independent

Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, an independent registered accounting firm, to audit the books and financial records of the Company for the year ending December 31, 2015. The Company is asking its shareholders to approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2015 and to authorize the Audit Committee of the Board of Directors to determine the auditors’ remuneration.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

Fees Paid to the Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP and Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities) served as the Company’s independent registered public accounting firm for the years ended December 31, 2014 and 2013, respectively. The table to the right summarizes the aggregate fees for services PricewaterhouseCoopers LLP and the Deloitte Entities provided during years 2014 and 2013, respectively.

Of the $18.1 million of fees incurred during 2014, $9.8 million and $8.3 million represents fees paid to PricewaterhouseCoopers LLP and Deloitte & Touche, respectively.

a	Fees for audit services in 2014 and 2013 consisted of:
¡	Audit of the Company’s annual financial statements;
¡	Evaluation and reporting on the effectiveness of the Company’s internal controls over financial reporting;
¡	Reviews of the Company’s quarterly financial statements; and

	2014	2013
Audit Feesa	$8,528,292	$4,268,248
Audit-Related Feesb	$6,899,430	$1,212,020
Tax-Feesc	$2,259,288	$1,113,980
All Other Feesd	$423,100	$–

Total	$18,110,110	$6,594,248

¡	Comfort letters, consents and other services related to debt issuances, an exchange offer and other SEC matters.
b	Fees for audit-related services in 2014 and 2013 consisted of:
¡	Attestation services requested by management and fees associated with acquisitions and carve-out audits;
¡	Pre- or post- implementation reviews of processes or systems.
c	Fees for tax services in 2014 and 2013 consisted of tax compliance and tax planning and advice.
¡	Tax fees include statutory tax return preparation and review and advice on the impact of changes in local tax laws.
d	All other fees principally includes subscriptions to knowledge tools and other advisory services.

In considering the nature of the services provided by PricewaterhouseCoopers LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with PricewaterhouseCoopers LLP and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to the engagement of the independent registered public accounting firm for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of the four categories of services to the Audit Committee for approval.

(1)

Audit services include audit work performed on the financial statements and related to the evaluation and reporting on the effectiveness of the Company’s internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents and other services related to SEC matters, and discussion surrounding the proper application of financial accounting and/or reporting standards.

(2)

Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, carve-out audits and employee benefit plan audits.

(3)

Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with the coordination of execution of tax related activities, primarily in the area of mergers and acquisitions; supporting other tax related regulatory requirements; and tax compliance and reporting.

(4)	Other Fees are those associated with services not captured in the other categories.

Prior to engagement, the Audit Committee pre-approves the independent registered public accounting firm’s services within each category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Vote Required

The affirmative vote of a majority of the issued ordinary shares entitled to vote and represented at the Annual Meeting in person or by proxy will be required to approve the appointment of the Company’s independent auditors and the authorization to the Audit Committee of the Board of Directors to determine the auditors’ remuneration.

The Audit Committee and the Board of Directors recommend a vote FOR the approval of the Board’s appointment of PricewaterhouseCoopers LLP as the independent auditors for the year ending December 31, 2015 and to authorize the Audit Committee of the Board of Directors to determine the auditors’ remuneration.

Proposal 3: Advisory Vote on the Compensation of

Our Named Executive Officers (“Say-on-Pay Vote”)

Compensation Philosophy

Pay-for-performance, alignment with shareholder interests and offering competitive pay are fundamental to Endo’s compensation philosophy:

•	A significant portion of executive compensation is linked directly with Endo’s short and long-term strategic and operating performance, without encouraging excessive risk;

•	Endo’s executive pay programs have a significant proportion of compensation in the form of performance-based equity that directly reflects Endo’s share price performance; and

•

Total Direct Compensation is competitive within the Endo Pay Comparator Companies, enabling the Company to attract and retain highly-talented individuals and motivate them to achieve high level performance, while embracing the Company’s key values and behaviors.

Pay-for-performance Incentive Plan Design

The Company’s compensation programs consist of elements designed to complement each other and reward achievement of short-term and long-term objectives tied to the Company’s performance through the establishment and achievement of strategic operating metrics or as a function of the Company’s total shareholder return (share price). We have chosen the selected metrics to align employee compensation, including compensation for the NEOs as disclosed in the Summary Compensation Table located under the section entitled “COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS”, to the Company’s strategic operating results and business strategy in an effort to enhance shareholder value. The summary below reflects the incentive program enhancements implemented and maintained by Endo in an effort to optimize pay-for-performance:

Pay-for-performance Incentive Plan Design
¡ Emphasis on performance-based short- and long-term incentive programs
¡ Significant proportion of PSUs as a component of senior management compensation
¡ PSUs for Mr. De Silva account for 75% of LTI value with remaining LTI in the form of stock options; 100% tied to value creation
¡ PSUs for senior management account for 50% of LTI value; 75% tied to value creation
¡ PSUs for Vice President-level positions account for 33.3% of LTI Value; 66.6% tied to value creation
¡ PSU measurement based on 3-year compounded annual growth rate (CAGR) share price performance
¡ LTI awards granted to employees are generally required to vest over a three-year period (subject to earlier vesting on certain events)
¡ Equity plans prohibit the re-pricing of equity awards without shareholder approval
¡ “Double trigger” change in control provision
¡ Equity plans do not allow for cash buyouts of underwater options

Compensation Committee Governance

The Compensation Committee regularly reviews industry practices related to executive compensation to align the Company’s compensation philosophy with the Company’s business strategy, while focusing on the enhancement of long-term shareholder value and management of risk. The summary below reflects the leading governance practices implemented and maintained by Endo’s Compensation Committee:

Governance
¡ “Pay Comparator Companies” utilized for NEO total compensation comparison purposes
¡ Annual assessments of NEO pay positioning against Pay Comparator Companies
¡ Annual reviews of risks associated with compensation arrangements, policies and practices
¡ Compensation recovery policy (clawback) in the event of a restatement of Company financial results
¡ Hedging and pledging of Company shares is prohibited
¡ Change in Control gross-up payments prohibited*
¡ Employment agreements with automatic renewal provisions prohibited
¡ Non-employee Directors and executive management ownership guidelines
¡ Ownership guidelines require non-employee Directors not to sell shares until guidelines are attained
¡ The Compensation Committee retains an independent compensation consultant

*	Note: With the retirement of Ms. Manogue, the Company will no longer have any employment agreements with Change in Control excise tax gross up provisions.

As the Company’s shareholders consider the evolution of Endo’s pay-for-performance practices over the past several years, consideration should be given to the significant progress made since the company’s transformational strategic realignment initiated in 2013. The following provides a high-level summary of Endo’s contributions to shareholder value since 2013:

Strategic Vision

Strategic Results

2013:

¡     Redefined the Company’s strategy to focus on businesses and markets that provide significant growth potential and favorable margin structures

¡      Developed and implemented new lean and cost-efficient operating model resulting in substantial operating expense savings

¡     Pursued and progressed value-creating accretive transactions

¡     Progressed key pharmaceutical development assets

¡     Enhanced corporate compliance programs and capabilities

¡      Strengthened organizational talent pipeline and built critical organizational capabilities essential for execution of the Company’s new business strategy and operating model

2014:

¡     Made substantial progress in the strategic transformation of Endo into a leading specialty pharmaceutical company

¡     Established Endo International plc creating a strategic and operational structure for international growth and a platform for significantly enhanced tax efficiency

¡      Completed several value-creating transactions that expand the Company’s pharmaceutical business product portfolio and geographic reach

¡     Recapitalized and improved balance sheet flexibility through attractive covenant reengineering

¡     Continued to enhance focus on quality, compliance and risk

Financial Results & Market Performance TSR and market cap tracking at approximately 256% and 473%, respectively through April 14, 2015

CEO pay-for-performance has demonstrated strong alignment in 2013 & 2014 with Endo’s Pay Comparator Companies across multiple quantitative screens. Endo also exhibited progressively lower levels of governance risk in 2013 and 2014 as compared to the Russell 3000, which served as Endo’s comparator group prior to the Company’s entry into the S&P 500 in 2015.

Over the past two years, the Company has also made a conscious effort to manage share utilization levels while enhancing pay-for-performance effectiveness. The following highlights the significant progress made since the Company’s restructuring in 2013:

Share Utilization
For 2013 & 2014, ISS reported an average 3-year industry cap of 5.91% and 5.99%, respectively for the Russell 3000	For 2013, ISS reported a peer group median of 14.6% (benchmark information for 2014 not yet available)

Equity PayForPerformance Enhancements

2013:

¡     Enhanced the Endo performance scorecard process by adding growth drivers to the Company’s strategic priorities, including the achievement of operating efficiency goals and the execution of value-creating accretive deals

¡     Increased the weighting and impact of financial performance on the Company’s annual incentive program

¡     Increased NEO allocation of PSUs to 50% of LTI mix; providing for 75% of total LTI value based upon 3-year share price growth

¡     Enhanced opportunity for all PSU recipients if significant 3-year growth stock appreciation price targets are achieved

¡     Enhanced opportunity for all PSU recipients if high growth stock appreciation price targets are achieved

2014:

¡     Increased CEO allocation of PSUs to 75% of LTI mix; allowing for 100% of total LTI value based upon share price growth

¡     Expanded PSU eligibility while adjusting the equity mix for all Vice President-level positions; allowing for approximately 67% of total LTI value based upon share price growth

2015:

¡      Implemented in connection with the proposed 2015 Stock Incentive Plan:

¡    Minimum vesting requirements (described in additional detail in Proposal 4)

¡    Double-trigger PSU vesting upon a Change In Control-consistent with proposed Plan provisions

The Compensation Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing shareholder value creation and preservation. The Board believes that the executive compensation as disclosed in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this Proxy Statement corresponds directly with the Company’s compensation philosophy and aligns, where appropriate, with our Pay Comparator Companies’ pay practices.

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we seek a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers, or NEOs, as disclosed in the “COMPENSATION DISCUSSION AND ANALYSIS” (CD&A) and tabular disclosures of this Proxy Statement. Since the annual required vote is advisory, the result of the vote is not binding upon the Board.

Effect of Proposal

The above say-on-pay resolution is non-binding. The approval or disapproval of this proposal by shareholders will not require the Board or the Compensation Committee to take any action regarding the Company’s executive compensation practices.

The Board values the opinions of the Company’s shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board will consider the outcome of the advisory vote on executive compensation when making future compensation decisions.

The Board recommends that you vote FOR the approval, on an advisory basis, of the compensation to be paid to Endo’s named executive officers as described in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this Proxy Statement as required by the Securities and Exchange Commission.

Proposal 4: Approval of the 2015 Stock Incentive Plan

On April 28, 2015, our Board of Directors approved, subject to shareholder approval at the Annual Meeting, the Endo International plc 2015 Stock Incentive Plan (the “Plan”), which Plan will contain 5.0 million shares plus the number of Company ordinary shares reserved but unissued under the Company’s 2010 Stock Incentive Plan (as described below). In addition, as described in greater detail below, the Company intends to transfer shares available under the Company’s 2010 Stock Incentive Plan and make all future grants under the Plan, as the successor to the 2010 Stock Incentive Plan. The Plan is being adopted to give the Company increased flexibility to make equity grants in line with the Company’s pay-for-performance philosophy. We are asking shareholders to approve the Plan in order to permit certain awards granted under the Plan to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, as further discussed below.

Prior to the formulation of this proposal, an extensive review was performed to analyze optimal share usage and program costs, with special focus on utilization indicators including burn rate, overhang and Shareholder Value Transfer (SVT) costs. Grant practices and plan features were also assessed and modified to further promote good compensation governance practices in support of shareholder interests. Our Board of Directors believes the Plan design and supporting Company policies are consistent with these objectives as indicated by the key provisions noted below:

¡	Fixed number of shares (i.e., no “evergreen” provision)

¡

No liberal share and option recycling (i.e., shares are not added back to the Plan to the extent already tendered, withheld in payment of the exercise price or tax obligation, or repurchased by the Company using the option proceeds)

¡	Limit on awards to any one individual

¡

No reload options (i.e., options are not granted in consideration for, or conditioned on, the delivery of Company shares to the Company in payment of the exercise price and/or the withholding taxes of an award)

¡	No cash buyouts of underwater options

¡	No re-pricing without shareholder approval

¡	No hedging and pledging of Company shares

¡

No liberal Change In Control vesting provisions (i.e., the Plan does not provide for a low share ownership threshold, shareholder approval of a merger or another business transaction, announcement or commencement of a tender offer, or provisions for acceleration upon a “potential” change in control)

¡	Double-trigger vesting upon a Change In Control

¡	No Change in Control gross-up payments

¡	Minimum vesting requirements

¡	Minimum performance period

¡	Awards subject to compensation recovery policy (clawback)

The following is a summary of the Plan and is qualified in its entirety by the full text of the Plan, a copy of which is included as Exhibit A to this Proxy Statement.

Plan Description

Purposes

The purposes of the Plan are to:

¡

promote the interests of the Company and the enhancement of shareholder value by providing directors, officers, employees and consultants of the Company with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company;

¡	acquire a proprietary interest in the long-term success of the Company; and
¡	reward the performance of individuals in fulfilling long-term corporate objectives.

Administration of the Plan

The Plan will be administered by a committee appointed by our Board of Directors. The Board of Directors has appointed the Compensation Committee to administer the Plan. The Compensation Committee will have the authority, in its sole discretion, subject to and not inconsistent with the express terms and provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation,

¡	the authority to grant awards;
¡	to determine the persons to whom and the time or times at which awards shall be granted;
¡	to determine the type and number of awards to be granted (including whether an option granted is an incentive stock option or a nonqualified stock option);
¡	to determine the number of shares of stock to which an award may relate and the terms, conditions, restrictions and performance criteria, relating, if any, to any award;
¡	to determine whether, to what extent, and under what circumstances an award may be settled, cancelled, forfeited, exchanged or surrendered;

¡

to make adjustments in the performance goals that may be required for any award in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company (to the extent not inconsistent with Section 162(m) of the Internal Revenue Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles;

¡	to construe and interpret the Plan and any award;
¡	to prescribe, amend and rescind rules and regulations relating to the Plan;
¡	to determine the terms and provisions of agreements evidencing the terms of any awards; and
¡	to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Compensation Committee may, in its absolute discretion, without amendment to the Plan,

¡

accelerate the date on which any option granted under the Plan becomes exercisable; waive or amend the operation of Plan provisions respecting exercise after termination of service or otherwise adjust any of the terms of such option, and

¡	accelerate the vesting date, or waive any condition imposed hereunder, with respect to any share of restricted stock, or other award or otherwise adjust any of the terms applicable to any such award.

Notwithstanding the foregoing, neither the Board of Directors, the Compensation Committee nor their respective delegates shall have the authority to (a) re-price (or cancel and/or re-grant) any option, stock appreciation right or, if applicable, other award at a lower exercise, base or purchase price, or (b) cancel underwater options or stock appreciation rights in exchange for cash (at any time when the fair market value as defined in the Plan of the Company shares is less than the exercise price of the option or stock appreciation right) without first obtaining the approval of the Company’s shareholders.

Except as required by applicable law, the Compensation Committee may delegate all or any part of its authority under the Plan to an employee, employees or committee of employees. All decisions, determinations, and interpretations of the Compensation Committee will be final and binding, and no member of the Compensation Committee will be liable for any action taken or determination made in good faith with respect to the Plan or any award.

Eligibility

Awards pursuant to the Plan may be granted to employees of the Company, including officers and directors who are employees, to non-employee directors, and to consultants of the Company. Incentive stock options may only be granted to Company employees (including officers and directors who are also employees).

Shares Available for Awards

Current Equity Compensation Plan

The following information relates to plans in effect as of December 31, 2014 under which equity securities of Endo may be issued to employees and directors. In connection with the Paladin Acquisition, the Company assumed the pre-existing EHSI stock incentive plans. The Endo International plc 2004, 2007, 2010 and Assumed Stock Incentive Plans (formerly known as the Endo Health Solutions Inc. Stock Incentive Plans) provide that stock options may be granted thereunder to non-employee consultants.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)(2)
Equity compensation plans approved by security holders	4,718,105		8,309,965
Equity compensation plans not approved by security holders	0	—	—

Total	4,718,105		8,309,965

(1)	Excludes shares of restricted stock units outstanding
(2)

As of December 31, 2014, 2,658,376 ordinary shares remained available for future issuance under the Endo International plc Assumed Stock Incentive Plan (the “Assumed Plan”); however, effective as of the approval of the 2015 Stock Incentive Plan, no shares will remain available under the Assumed Plan, as further discussed below.

As of April 14, 2015, the Company had 178,740,484 ordinary shares outstanding, and under the Endo International plc 2004, 2007, 2010 and Assumed Stock Incentive Plans: (i) 2,658,918 stock options outstanding (vested and unvested), with a weighted average exercise price of $48.26 and a weighted average remaining term of 5.7 years; and (ii) 1,759,166 shares of unvested restricted stock and restricted stock units outstanding. As of April 14, 2015, 7,468,550 shares were available for grant under the Endo International plc 2010 and Assumed Stock Incentive Plans, which are the sole equity compensation plans under which the Company grants equity awards. The closing price of the Company’s ordinary shares on April 14, 2015 was $93.32.

Effective with shareholder approval of the proposed 2015 Stock Incentive Plan, the Company’s Assumed Stock Incentive Plan (formerly named the American Medical Systems Holdings, Inc. 2005 Stock Incentive Plan) will be terminated, resulting in the cancellation of shares available for issuance under the plan (including shares of Company stock that would have become available for reuse under this plan). The Assumed Stock Incentive Plan had 2,458,485 shares available for issuance under the plan as of April 14, 2015. With the exception of the shares available under the 2010 Stock Incentive Plan, the Company will no longer have the ability to grant awards under any plan, including those assumed through Endo’s acquisition activities, including the Assumed Stock Incentive Plan as well as the Auxilium Pharmaceuticals, Inc., 2004 Equity Compensation Plan which was terminated immediately upon the close of the Auxilium transaction. The termination of these plans is designed to support the underlying 2015 Stock Incentive Plan proposal by allowing the Company to implement and consistently manage equity plan practices that support Company and shareholder interests.

Proposed 2015 Stock Incentive Plan

The maximum number of shares of Company stock reserved for issuance under the proposed 2015 Stock Incentive Plan will be 5.0 million shares plus the number of Company ordinary shares reserved but unissued under the Company’s 2010 Stock Incentive Plan (which is 5,010,065 shares as of April 14, 2015 (including Company ordinary shares that become available for reuse under this plan)), subject to adjustment for certain transactions. This represents approximately 5.6% of our issued and outstanding shares. The Board of Directors believes that this number of shares constitutes reasonable potential equity dilution and provides a significant incentive for employees to increase the value of the Company for all shareholders.

The new shares available under the Plan would represent an additional potential equity dilution of approximately 2.8%. The current potential equity dilution for all of our existing equity plans is approximately 6.7%. Including the proposed additional shares under the Plan, the potential equity dilution from all equity incentive awards outstanding and available for grant under all of our existing equity plans would result in a maximum potential equity dilution of approximately 9.4%. These percentages reflect the number of shares currently available under all of our existing equity plans; however, effective as of the approval of the Plan, no shares will remain available under the Assumed Stock Incentive Plan. Therefore, immediately following approval of the Plan, the maximum potential equity dilution would be approximately 8.1%.

Of the total shares reserved for issuance under this Plan, no more than half of such shares will be issued as “full value awards”. The shares may be authorized but unissued Company stock or authorized and issued Company stock held in the Company’s treasury. If any shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares to the participant, the shares of stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, withholding, termination or expiration, again be available for awards under the Plan except that any shares of Company stock surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will not again be available for awards under the Plan. In no event may the total number of shares of Company stock subject to awards awarded to any one participant during any tax year of the Company, exceed one million five hundred thousand (1,500,000) shares (based on highest levels of performance resulting in maximum payout), subject to adjustment for certain transactions.

The quantity of shares available for issuance under the Plan is required to provide the Company with the ability to support our pay-for-performance compensation philosophy by offering the appropriate level of incentives to effectively attract, motivate and retain highly-talented individuals, while supporting our strategic growth objectives focused on the creation of shareholder value. As exhibited by the Company’s responsible use of equity over the past several years and good corporate governance practices associated with equity and executive compensation practices in general, the stock reserved under the Plan will provide the Company with the platform needed for continued Company growth, while managing program costs and share utilization levels within acceptable industry standards.

In determining the number of shares to request for approval, we evaluated the dilution and historic share usage (as described above), burn rate, and the existing terms of outstanding awards under our existing equity plans. The annual share usage under our current equity plans for the last three fiscal years was as follows:

		Fiscal Year 2014	Fiscal Year 2013	Fiscal Year 2012	Average
A	Total Shares Granted During Fiscal Year (1)	2,260,341	4,451,762	4,955,009	3,889,037
B	Basic Weighted Average Common Shares Outstanding	146,896,000	113,295,000	115,719,000	125,303,333
C	Burn Rate (A/B)	1.54%	3.93%	4.28%	3.10%

(1)	Includes the number of options and full value awards (restricted shares and restricted stock units) granted for such year. The number of full value awards granted for each year is multiplied by a multiplier based on the volatility in the Company’s stock price over the preceding three years.

Adjustment for Change in Capitalization

In the event of any change in the Company’s capitalization or in the event of a corporate transaction, such as a merger, consolidation, separation or similar event, the Plan provides for appropriate adjustments in the number of class of shares of ordinary shares available for issuance or grant and in the number, price and/or kind of shares or other cash or property subject to awards.

Minimum Vesting Requirements

Subject to earlier vesting on certain events, as described below, no award (or portion of an award) granted under the Plan will provide for vesting prior to the first anniversary of its date of grant. In addition, as described below, awards that are subject to time-based vesting conditions are generally required under the Plan to vest over a 3-year period. However, awards that result in the issuance of an aggregate of up to 5% of the shares of common stock available under the Plan may be granted under the Plan without regard to such minimum vesting provisions.

Types of Awards

The Plan provides for the grant of stock options, stock appreciation rights, shares of restricted stock, stock bonus, performance awards or other share-based or cash-based awards. These awards are discussed in more detail below.

Stock Options. Options granted under the Plan may be incentive stock options meeting the definition of an incentive stock option under Section 422 of the Internal Revenue Code or options which do not qualify as incentive stock options (referred to as nonqualified options). The award will be evidenced by an award agreement that specifies the option price, duration of the option, the number of shares to which the option pertains, termination and transferability rights and other provisions as the Compensation Committee may determine to be appropriate. The option price for each grant will be at least equal to the fair market value of the shares subject to the option on the grant date of the option. The date on which the Compensation Committee adopts a resolution granting an option will be considered the grant date of the option, unless such resolution specifies a later date. No option may be exercised later than the tenth anniversary date of its grant. Notwithstanding the foregoing, if the vesting condition for any option (other than options excluded from the minimum vesting requirement) relates exclusively to the passage of time and continued employment, such time period will not be less than 36 months, with no more than 33 1/3% of the award vesting every 12 months from the date of the award (subject to earlier vesting on certain events described below). If the vesting condition for any award relates to the attainment of specified performance goals, such award will vest over a performance period of not less than one year (subject to earlier vesting on certain events described below).

Stock Appreciation Rights (“SARs”). The Compensation Committee may grant SARs under the Plan, either in tandem with stock options or freestanding and unrelated to options. Tandem SARs may be exercised only when the related option is exercisable. Freestanding SARs may be exercised upon such terms and conditions established by the Compensation Committee. Each SAR will be evidenced by an award agreement that will specify the grant price, the term of the SAR and other provisions as the Compensation Committee or board may determine to be appropriate. In no event will the appreciation base of the ordinary shares subject to the SAR be less than the fair market value of the shares on the date of grant. The term of the SAR may not exceed ten (10) years. Notwithstanding the foregoing, if the vesting condition for any SAR (other than SARs excluded from the minimum vesting requirement) relates exclusively to the passage of time and continued employment, such time period will not be less than 36 months, with no more than 33 1/3% of the award vesting every 12 months from the date of the award (subject to earlier vesting on certain events described below). If the vesting condition for any award relates to the attainment of specified performance goals, such award will vest over a performance period of not less than one year (subject to earlier vesting on certain events described below).

Upon exercise of a SAR, a participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the fair market value of a share on the exercise date and the appreciation base of the SAR, by (ii) the number of shares with respect to which the SAR is exercised.

Restricted Stock and Stock Bonus. The Compensation Committee may grant restricted stock awards, alone or in tandem with other awards under the Plan, subject to such restrictions, terms and conditions, as the Compensation Committee may determine in its sole discretion and as may be evidenced by the applicable agreements. The vesting of a restricted stock award granted under the Plan may be conditioned upon the completion of a specified period of employment or service with the Company or any subsidiary, upon the attainment of specified performance goals, and/or upon such other criteria as the Compensation Committee may determine in its sole discretion. Notwithstanding the foregoing, if the vesting condition for any award that is settled in Company stock, such as restricted stock awards (“full value awards”) (other than full value awards excluded from the minimum vesting requirement) relates exclusively to the passage of time and continued employment, such time period will not be less than 36 months, with no more than 33 1/3% of the award vesting every 12 months from the date of the award (subject to earlier vesting on certain events described below). If the vesting condition for any full value award (including award of restricted stock) relates to the attainment of specified performance goals, such full value award will vest over a performance period of not less than one year (subject to earlier vesting on certain events described below). Each agreement with respect to a restricted stock award will set forth the amount (if any) to be paid by the participant with respect to the award and when and under what circumstances such payment is required to be made. The Compensation Committee may grant stock bonus awards, alone or in tandem with other awards under the Plan, subject to such terms and conditions as the Compensation Committee may determine in its sole discretion and as may be evidenced by the applicable agreement.

Performance Awards. The Compensation Committee may grant performance awards, alone or in tandem with other awards under the Plan, to acquire shares of Company stock in such amounts and subject to such terms and conditions as the Compensation Committee may from time to time in its sole discretion determine, subject to the terms of the Plan. To the extent necessary to satisfy the short-term deferral exception to Section 409A of the Internal Revenue Code, unless the Compensation Committee will determine otherwise, the Performance Awards will provide that payment will be made within 2  1⁄2 months after the end of the year in which the Participant has a legally binding vested right to such award. No dividends or dividend equivalents will be paid in respect of unvested performance awards.

In the event that the Compensation Committee grants a performance award or other award (other than a nonqualified option or incentive stock option) that is intended to constitute qualified performance-based compensation within the meaning Section 162(m) of the Internal Revenue Code, the following rules will apply: payments under the award will be made solely on account of the attainment of one or more objective performance goals. The performance goals must be established in writing by the Compensation Committee not later than 90 days after the commencement of the period of service to which the award relates (but in no event after 25 percent of the period of service has elapsed). The performance goal(s) to which the award relates may be based on one or more of the following business criteria applied to the Company or, a subsidiary:

¡	stock appreciation (including without limitation total shareholder return and compounded annual growth rate);
¡	net revenues;
¡	return on total shareholders’ equity;
¡	earnings per share;
¡	net income (before or after taxes);
¡	return on assets (gross or net), return on investment, return on capital or return on equity;
¡	earnings from continuing operations; levels of expense, cost or liability
¡	earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”);
¡	inventory goals;
¡	market share;
¡	cost reduction goals;
¡	business development goals (including without limitation regulatory submissions, product launches and other business development-related opportunities);
¡	customer satisfaction goals;
¡	employee satisfaction or employee engagement goals;
¡	identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures;
¡	entry into new markets (either geographically or by business unit);
¡	meeting specified market penetration or value added goals;
¡	development of new technologies (including patent application or issuance goals);
¡	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;
¡	tax efficiency metrics; or
¡	any combination of, or a specified increase or decrease of one or more of the foregoing over a specified period.

Other Stock- or Cash-Based Awards. The Compensation Committee is authorized to grant other stock-based awards or other cash-based awards, as deemed by the Compensation Committee to be consistent with the purposes of the Plan. To the extent necessary to satisfy the short-term deferral exception to Section 409A of the Internal Revenue Code, unless the Compensation Committee will determine otherwise, the awards will provide that payment will be made within 2 1/2 months after the end of the year in which the participant has a legally binding vested right to such award. With respect to other cash-based awards intended to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code, (i) the maximum value of the aggregate payment that any participant may receive with respect to any such other cash-based award that is an annual incentive award is $5,000,000, (ii) the maximum value of the aggregate payment that any participant may receive with respect to any such award that is a long-term cash incentive award is the amount set forth in clause (i) above multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve, (iii) the achievement of the awards will be based on the business criteria listed under “Performance Awards” above, and (iv) the additional rules described above applicable to awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code will apply. The Compensation Committee may establish such other rules applicable to the other stock- or cash-based awards to the extent not inconsistent with Section 162(m) of the Internal Revenue Code.

Termination of Service

Unless the applicable award agreement provides otherwise or the Compensation Committee in its sole discretion determines otherwise, upon termination of a participant’s service with Endo and its subsidiaries by Endo or its subsidiary for cause (or in the case of a non-employee director upon such non-employee director’s failure to be renominated as non-employee director of Endo), the portions of outstanding stock options and SARs granted to such participant that are exercisable as of the date of such termination of service will remain exercisable, and any payment or notice provided for under the terms of any other outstanding award with respect to the portion thereof that is vested as of the date of such termination of service, may be given, for a period of 30 days from and including the date of termination of service (and will thereafter terminate). All portions of outstanding stock options or SARs granted to such participant which are not exercisable as of the date of such termination of service, and any other outstanding award which is not vested as of the date of such termination of service will terminate upon the date of such termination of service.

Unless the applicable award agreement provides otherwise or the Compensation Committee in its sole discretion determines otherwise, if the participant voluntarily “retires” with the consent of Endo or the participant’s service terminates due to disability, all outstanding stock options, SARs and all other outstanding awards granted to such Participant (except, in the case of a participant who voluntarily retires, awards (other than stock options or SARs) intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code) will continue to vest in accordance with the terms of the applicable award agreements. For purposes of the above with respect to employees, “retirement” means the termination of service with the Company (other than for cause) during or after the calendar year in which a participant has or will reach (i) age 55 with ten years of service with the Company, or (ii) age 60 with five years of service with the Company. The participant will be entitled to exercise each such stock option or SAR and to make any payment, give any notice or to satisfy other condition under each such other award, in each case, for a period of one year from and including the later of (i) date such entire award becomes vested or exercisable in accordance with the terms of such award and (ii) the date of termination of service or retirement, and thereafter such awards or parts thereof will be canceled. Notwithstanding the foregoing, the Compensation Committee may in its sole discretion provide for a longer or shorter period for exercise of a stock option or SAR (but in no event past the 10th anniversary of the grant date) or may permit a participant to continue vesting under a stock option, SAR or restricted stock award or to make any payment, give any notice or to satisfy other condition under any other award.

Unless the applicable award agreement provides otherwise or the Compensation Committee in its sole discretion determines otherwise, if the participant’s service terminates by reason of death, or if the participant’s service terminates under circumstances providing for continued rights of the participant to exercise outstanding stock options or SARs (other than continued rights following a termination of service for cause) and during the period of continued rights the participant dies, all outstanding stock options, restricted stock and SARs granted to such participant will become fully exercisable, and any payment or notice provided for under the terms of any other outstanding award may be immediately paid or given and any condition may be satisfied, by the person to whom such rights have passed under the participant’s will (or if applicable, pursuant to the laws of descent and distribution) for a period of one year from and including the date of the participant’s death and thereafter all such awards or parts thereof will be canceled.

Unless the applicable award agreement provides otherwise or the Compensation Committee in its sole discretion determines otherwise, upon termination of a participant’s service with Endo and its subsidiaries (i) by Endo or its subsidiaries without cause (including, in case of a non-employee director, the failure to be elected as a non-employee director) or (ii) by the participant for good reason or any like term as defined under any employment agreement with Endo or a subsidiary to which a participant may be a party to, the portions of outstanding stock options and SARs granted to such participant which are exercisable as of the date of termination of service of such participant will remain exercisable, and any payment or notice provided for under the terms of any other outstanding award as respects the portion thereof vested as of the date of termination of service may be given, for a period of one year from and including the date of termination of service and will terminate thereafter. Unless the applicable award agreement provides otherwise or the Compensation Committee in its sole discretion determines otherwise, any other outstanding award will terminate as of the date of such termination of service.

Unless the applicable award agreement provides otherwise or the Compensation Committee in its sole discretion determines otherwise, upon termination of the participant’s service with the Company and its subsidiaries for any reason other than as described above, the portions of outstanding stock options and SARs granted to such participant that are exercisable as of the date of such termination of service will remain exercisable for a period of 90 days (and will terminate thereafter), and any payment or notice provided for under the terms of any other outstanding award as respects the portion thereof vested as of the date of termination of service may be given, for a period of 90 days from and including the date of termination of service (and will terminate thereafter). All additional portions of outstanding stock options or SARs granted to such participant which are not exercisable as of the date of such termination of service, and any other outstanding award which is not vested as of the date of such termination of service will terminate upon the date of such termination of service.

Effect of Change in Control

Unless the applicable award agreement provides otherwise, in the event of a Change in Control (as such term is defined in the Plan), and in accordance with the requirements of Section 409A of the Internal Revenue Code:

¡

For any award that is assumed in connection with a Change in Control, in the event of a termination of a participant’s service by the Company without Cause (as such term is defined in the Plan), during the 24-month period following the Change in Control, at the time of termination, all awards held by the participant will vest, and any performance conditions imposed on the awards will be deemed to be achieved at target levels.

¡

For any award that is not assumed in connection with a Change in Control, immediately upon the occurrence of the Change in Control, all awards held by the participant will become fully vested and any performance conditions imposed on the awards will be deemed to be achieved at target levels.

¡

An award will be considered assumed if, following the Change in Control, the award remains subject to the same terms and conditions that were applicable to the award immediately prior to the Change in Control except that, if the award related to shares of Company stock, the award instead confers the right to receive ordinary shares of the acquiring entity.

¡

In the event of a Change in Control, except as would otherwise result in adverse tax consequences under Section 409A of the Code, the Company may provide that each award will, immediately upon the occurrence of a Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (x) the excess of the consideration paid per share of Company stock in the Change in Control over the exercise price (if any) per share of Company stock subject to the award multiplied by (y) the number of shares granted under the award.

Amendment or Termination of the Plan

Subject to certain limitations, the Board of Directors or the Compensation Committee may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, neither the Board of Directors, the Compensation Committee nor their respective delegates will have the authority to (a) re-price (or cancel and re-grant) any option or, if applicable, other award at a lower exercise, base or purchase price, or (b) cancel underwater options or stock appreciation rights in exchange for cash (at any time when the fair market value as defined in the Plan of the Company stock is less than the exercise price of the option or stock appreciation right) without first obtaining the approval of the Company’s shareholders.

Federal Income Tax Consequences of the Company’s 2015 Stock Incentive Plan

The following discussion of certain relevant federal income tax effects applicable to stock options and other stock-based awards granted under the plan is a summary only, and reference is made to the Internal Revenue Code for a complete statement of all relevant federal tax provisions.

Options. With respect to nonqualified options (“NSO”), the participant will recognize no income upon grant of the option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the amount paid by the participant for the shares. Upon a subsequent disposition of the shares received under the option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

In general, no taxable income is realized by a participant upon the grant of an incentive stock option (“ISO”). If ordinary shares are issued to a participant (“option shares”) pursuant to the exercise of an ISO granted under the plan and the participant does not dispose of the option shares within the two-year period after the date of grant or within one year after the receipt of such option shares by the participant (a “disqualifying disposition”), then, generally (i) the participant will not realize ordinary income upon exercise and (ii) upon sale of such option shares, any amount realized in excess of the exercise price paid for the option shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of ordinary shares on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.”

If option shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the option shares), over the exercise price paid for the option shares.

Subject to certain exceptions, an option generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as an NSO as discussed above.

In general, we will receive an income tax deduction at the same time and in the same amount as the employee recognizes ordinary income.

Payment of Option Price in Shares. If an option is exercised through the use of Company stock previously owned by the participant (subject to applicable law), such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. The amount of any built-in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction. However, if the previously owned shares were acquired on the exercise of an incentive stock option and the holding period requirement for those shares was not satisfied at the time they were used to exercise a stock option, such use would constitute a disqualifying disposition of such previously owned shares resulting in the recognition of ordinary income in the amount described above.

SARs. The recipient of a grant of SARs will not realize taxable income and we will not be entitled to a deduction with respect to such grant on the date of such grant. Upon the exercise of an SAR, the recipient will realize ordinary income equal to the amount of cash (including the amount of any taxes withheld) and the fair market value of any shares received at the time of exercise. In general, we will be entitled to a corresponding deduction, equal to the amount of income realized.

Restricted Stock. A participant who receives a grant of restricted stock will not recognize any taxable income at the time of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). A participant’s rights in restricted stock awarded under the plan are subject to a substantial risk of forfeiture if the rights to full enjoyment of the shares are conditioned, directly or indirectly, upon the future performance of substantial services by the participant. However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the participant does not make a Section 83(b) election within 30 days of receipt of the restricted shares, the fair market value of the shares on the date the restrictions lapse, less any amount paid by the participant for such shares, will be treated as compensation income to the participant and will be taxable in the year the restrictions lapse. We generally will be entitled to a compensation deduction for the amount of compensation income the participant recognizes.

Other Types of Awards. With respect to other awards under the Plan, generally when the participant receives payment with respect to an award, the amount of cash and fair market value of any other property received will be ordinary income to the participant, and the Company generally will be entitled to a tax deduction in the same amount.

Deductibility Limit on Compensation in Excess of $1 Million. Section 162(m) of the Internal Revenue Code generally limits the deductible amount of total annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with awards granted under the Plan) by a public company to each “covered employee” (the chief executive officer and three next most highly compensated executive officers of the Company other than the chief financial officer) to no more than $1 million. Excluded from total compensation for this purpose is compensation that is “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code. Unless an exception applies, compensation otherwise deductible in connection with awards granted under the Plan will be subject to this limit.

New Plan Benefits

Future grants under the Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, benefits under the Plan will depend on a number of factors, including the fair market value of our ordinary shares on future dates and the exercise decisions made by the participants. Consequently, at this time, it is not possible to determine the future benefits that might be received by participants receiving discretionary grants under the Plan.

Vote Required

The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy will be required to approve the Plan. Abstentions will not be considered votes cast in respect of the proposal.

The Compensation Committee and Board of Directors recommends a vote FOR the approval of the Endo International plc 2015 Stock Incentive Plan.

Compensation Discussion and Analysis

Pay-for-performance underlies Endo’s compensation philosophy. The Compensation Committee believes that the most effective executive compensation program is one that is designed to provide incentives that advance the interests of shareholders and deliver levels of compensation that are commensurate with performance. Endo’s compensation philosophy is designed to support our business strategy by attracting and retaining highly-talented individuals and motivating them to achieve competitive corporate performance, while embracing the Company’s key values and behaviors.

Our executive compensation program seeks to:

¡	Align pay practices and incentive structures with long-term shareholder value;
¡	Provide appropriate compensation for achieving annual results while fostering a long-term performance orientation;
¡	Link compensation with Company and individual performance;
¡	Reward high performance as measured against the Company’s strategic and business plans;
¡	Reflect the competitive market for acquiring and retaining top talent; and
¡	Mitigate pay practice risks through a balanced approach to performance-based compensation.

Elements of Executive Compensation

The Company’s compensation programs consist of elements designed to complement each other and reward achievement of short-term and long-term objectives tied to the Company’s performance through the establishment and achievement of strategic operating metrics or as a function of the Company’s total shareholder return. In support of our compensation philosophy, we have chosen selected metrics to align employee compensation, including compensation for the NEOs, to the Company’s business strategy and strategic operating results. The three principal components of the Company’s total compensation are base salary, annual cash incentive compensation (IC) and equity-based LTI compensation, as discussed in greater detail under the section “Compensation Components”.

Base Salary reflects job responsibilities, value to the Company and individual performance while also taking into consideration market competitiveness.

¡     Annual cash IC is a short-term program that reinforces the Company’s pay-for-performance approach, rewarding the achievement of annual financial goals and objectives that support the Company’s strategic, operating and compliance priorities.

¡     LTI compensation provides an equity-based award that is performance-based. The objective of the program is to align compensation for NEOs over a multi-year period directly with the interests of shareholders of the Company by motivating and rewarding the creation and preservation of long-term shareholder value.

Say-on-Pay Consideration

In establishing 2015 compensation, the Compensation Committee also considered the results of the most recent shareholder advisory vote on executive compensation (the “say-on-pay vote”) at the Company’s Annual Meeting held in June 2014, where over 98% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this result affirms shareholder support for our executive compensation decisions and policies, and as such, the Compensation Committee did not implement any changes as a result of this vote. The Compensation Committee will continue to consider the results of future say-on-pay votes when making executive compensation decisions and policies.

Company Implemented Actions

In response to the evolving nature of our business structure and our goal to strengthen our executive pay decisions, emphasis has been placed on continuing to enhance the effectiveness of our executive compensation policies in increasing shareholder value creation and preservation. The following reflects the leading practices implemented and maintained by the Company in an effort to achieve pay-for-performance, while maintaining good corporate governance:

Item	Actions
Competitive Considerations

¡   “Pay Comparator Companies” updated and maintained to compare NEO total compensation levels; and

¡   Conduct assessments at least annually of the positioning of NEO total compensation levels against the Comparator Pay Companies to assess competitive external market alignment in the industry sectors in which Endo competes for talent.

Incentive Compensation

¡   Short- and long-term incentive programs designed to closely link pay and performance with the objective of enhancing shareholder value;

¡   Equity plans prohibit the re-pricing of equity awards without shareholder approval and do not allow for cash buyouts of underwater options;

¡   “Double trigger” change in control provisions in our 2010 Stock Incentive Plan and the proposed 2015 Stock Incentive Plan (as described earlier in Proposal 4);

¡   LTI awards granted to employees under the current stock plans are generally subject to three year vesting conditions, subject to earlier vesting on certain events (also required under the proposed 2015 Stock Incentive Plan described earlier in Proposal 4);

¡   PSU performance criteria based exclusively on absolute 3-year compounded annual growth rate (CAGR) stock price performance;

¡   PSUs for Mr. De Silva account for 75% of LTI value with remaining LTI in the form of stock options; 100% tied to value creation, starting with the grant made in September 2014 in connection with 2013 performance;

¡   PSUs awarded to senior management accounts for 50% of LTI, resulting in 75% of equity compensation tied to value creation; and

¡   PSU eligibility in place for all Vice President-level positions account for 33.3% of LTI Value; 66.6% tied to value creation to further strengthen the focus on shareholder value creation and preservation.

Employment Agreements

¡   “Golden parachute” gross-up payments related to excise tax liabilities resulting from a change in control of the Company prohibited*; and

¡   Except as required by local law, NEO employment agreements with automatic renewal provisions are disallowed.

Risk Management

¡   Annual assessments conducted of the potential risks associated with compensation arrangements, policies and practices to confirm that they are not reasonably likely to have material adverse effect on Endo;

¡   Compensation recovery policy (clawback) relating to repayment of cash incentive awards by an executive in the event of a restatement of the Company’s financial results;

¡   Hedging and pledging of Company stock by employees and/or non-employee Directors is prohibited;

¡   Stock ownership guidelines for both non-employee Directors and for executive management to align their interests with the interests of Endo shareholders (requiring non-employee Directors not to sell shares until guidelines are attained); and

¡   The Compensation Committee retained Hay Group as its independent compensation consultant.

* Note: With the retirement of Ms. Manogue, the Company will no longer have any employment agreements with Change in Control excise tax gross up provisions.

The Company’s Executive Compensation Program

Overall Program Objectives

The Company’s primary objectives with respect to the development and implementation of executive compensation programs are to attract, retain and motivate highly qualified talent, as well as align executive compensation with the Company’s overall operating performance and business strategies, closely linked to the enhancement of shareholder value. The Compensation Committee believes that the most effective executive compensation program is one that is designed to recognize the achievement of specific annual, long-term and strategic goals of the Company, rewarding executives who contribute to meeting and exceeding the Company’s business objectives, with the ultimate objective of improving shareholder value.

Accordingly, the Company provides incentives to advance the interests of shareholders and deliver levels of compensation that are commensurate with performance. Overall, the Company designs its compensation program to:

¡	create a strong performance alignment with shareholders’ interests;
¡	support the corporate business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement; and
¡	recruit, retain and motivate superior talent.

The Company seeks to achieve these objectives through three key compensation elements:

¡	a base salary;
¡	a performance-based annual cash incentive (i.e., annual IC program); and
¡

an annual (and, under certain circumstances, periodic) grant of long-term, equity-based compensation (i.e., a long-term incentive), comprised of PSUs that have performance-based vesting requirements, RSUs subject to time-based vesting requirements, and stock options.

The Compensation Committee reviews compensation information for each NEO relative to company and individual performance, which includes the following information:

¡	the annual compensation and benefit values that are being offered to each executive;
¡	the value of all outstanding equity awards; and
¡	the value of all other compensation.

The Compensation Committee also meets with our Chairman, President and Chief Executive Officer and other management in connection with compensation matters and regularly meets in executive sessions with and without Hay Group Compensation Committee consultants.

Competitive Considerations

In making compensation decisions with respect to each element of compensation, the Compensation Committee considers the competitive market for executives and compensation levels provided by comparable companies. The Compensation Committee reviews the compensation practices at companies with which it competes for talent, including businesses engaged in activities similar to those of the Company, including branded pharmaceuticals, generics, devices and services in 2014 (prior to the divestiture of the HealthTronics services business on February 3, 2014). While we do not believe that it is appropriate to establish compensation levels based primarily on benchmarking, we believe that information regarding pay practices at other companies is nevertheless useful in two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, independent marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation.

The Compensation Committee generally aligns target executive compensation at the median of compensation packages for executives in similar positions and with similar responsibilities and experience at similar companies of comparable size with the opportunity for top quartile actual compensation based upon individual and Company performance. We recognize, however, that positions with similar titles are not always comparable in terms of responsibility to such positions at the Company. The Compensation Committee’s choice of this target percentile reflects the Company’s consideration for our shareholders’ interests in paying what is competitive to achieve our corporate goals, while conserving cash and equity as much as practicable.

We believe that, given the industries in which we operate and our compensation philosophy and objectives, compensation targeted at the median of similar-situated companies with the opportunity for top quartile total compensation based upon performance is generally sufficient to retain our current executive officers and to hire new executive officers when and as required. In setting compensation for the NEOs, the Compensation Committee considers comparative market data requested from Hay Group, its compensation consultant. In gathering relevant competitive market compensation data, the Compensation Committee approved the use of a sample of companies with similar operations as Endo.

We refer to all of these sample companies as the “Pay Comparator Companies.” The Committee believes that Endo competes with the Pay Comparator Companies for talent and for shareholder investment. In assessing the relevance of the Pay Comparator Companies, Hay Group evaluates the appropriateness based on several key criteria in an effort to identify comparator companies with the most appropriate business fit. These factors include company size (in terms of both revenue and market cap), industry/business sector, operating complexity, location, talent market, customer base and other relevant factors, recognizing that not all peer companies will match all criteria and not all criteria are of equal importance.

The Pay Comparator Companies typically have similar executive officer positions and create a range of comparative compensation values that are utilized by the Compensation Committee to confirm that salary levels and overall incentive compensation targets approved by the Compensation Committee are consistent with the Company’s overall objectives. Hay Group makes regular recommendations to the Committee regarding the recalibration of the Pay Comparator Companies referenced, which includes a cross-industry composite of companies that reflects the Company’s current business segments. On an annual basis, the Compensation Committee re-evaluates the Pay Comparator Companies from a revenue allocation perspectives once any respective segment shifts significantly in a given year.

As a result of this annual review, Endo recalibrated the Pay Comparator Companies in response to acquisition activity impacting two organizations, and the need to include organizations that were more relevant to Endo’s size and business composition. The Compensation Committee approved Pay Comparator Companies for 2014 are listed in the table below.

2014 Pay Comparator Companies
Actavis plc	Celgene Corporation	Jazz Pharmaceuticals plc	Regeneron Pharmaceuticals
Alexion Pharmaceuticals Inc.	Cubist Pharmaceuticals Inc.	Mallinckrodt plc	Salix Pharmaceuticals Ltd.
Allergan Inc.	Edwards Lifesciences Corporation	Mylan Inc.	Valeant Pharmaceuticals Intl, Inc.
C.R. Bard, Inc.	Intuitive Surgical Inc.	Perrigo Co. plc	Vertex Pharmaceuticals Inc.

The graphs below reflect the Pay Comparator Companies’ revenue composition reported at the time of the Compensation Committee’s review and approval in 2014, as well as Endo’s actual revenue allocation across business segments for 2014.

The Compensation Committee does not attempt to set each compensation element for each executive within a particular range as it relates to the Pay Comparator Companies. Instead, the Compensation Committee uses market comparisons as one factor in making compensation decisions. Among other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, complexity and importance of role and responsibilities, leadership and growth potential.

Pay Risk

At least on an annual basis, the Company conducts an assessment of the potential risks associated with the Company’s compensation arrangements, policies and practices. The assessment is conducted by Hay Group and then reviewed by the Company’s Compensation Committee. A key objective is to determine whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. This risk assessment process includes:

¡	A comprehensive review of compensation programs with the highest potential for material adverse effect;
¡	Identification of key Company positions and business areas that could potentially carry a significant portion of the Company’s risk profile;
¡	Identification of compensation programs for the key Company positions and/or business areas;
¡	An analysis of employee compensation plans with the highest potential for risk pursuant to which we:
¡	Identify the features within the plans that could potentially encourage excessive or imprudent risk taking;
¡	Identify business risks that these features could potentially encourage;
¡	Identify controls and plan features that mitigate the risks identified;
¡	Determine residual risk remaining after having identified mitigating controls and features; and
¡	Assess whether residual risk is reasonably likely to have a material adverse effect on the Company as a whole.

The Compensation Committee also reviews the Company’s compensation programs that allow for variable payouts. A key consideration is the establishment of an appropriate mix of performance metrics. The Compensation Committee also oversees the plans so that they reward both annual goal achievement and the long-term sustainable success of the Company. In addition, the reviews focus on plans where an employee might be able to influence payout factors and programs that involve our executives, with a focus on analyzing whether any of the performance targets encourage excessive risk taking. During the assessment, several control and design features of the Company’s compensation program that are intended to mitigate the risk of excessive risk-taking are evaluated. Risk profiles are also evaluated on an on-going basis by the Company’s management team as new program designs are considered.

Based on the process described above, it was concluded that the potential risks associated with the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on Endo. The Compensation Committee will continue to review the Company’s compensation programs at least annually to identify and address potential risks that may have a material adverse effect on the Company.

Compensation Components

The three principal components of the Company’s total compensation are: base salary, annual cash incentive compensation and equity-based LTI compensation. In allocating compensation among these elements, we believe that the majority of the compensation of our senior-most levels of management—the levels of management having the greatest ability to influence the Company’s performance—should be performance-based.

In making decisions with respect to any element of a named executive officer’s compensation, the Compensation Committee considers the total compensation that may be awarded to the officer, including salary, annual IC cash bonus and long-term incentive compensation. In addition, in reviewing and approving employment agreements for NEOs, the Compensation

Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Compensation Committee’s goal is to award compensation that is competitive to attract and retain highly qualified leaders and motivate high business performance. The Compensation Committee believes that its compensation programs align executive and shareholder interests by effectively calibrating compensation payout levels with individual and Company performance.

Base Salary

Purpose. The objective of base salary is to reflect job responsibilities, value to the Company and individual performance while taking into consideration market competitiveness. We seek to provide our executive officers with competitive annual base salaries in order to attract and retain them. While the base salary component of our executive officer compensation program is primarily designed to provide the baseline level of compensation to executive officers, individual performance is also a key consideration when establishing appropriate base salary levels, further supporting the Company’s pay-for-performance philosophy.

Considerations. Salaries for the NEOs are determined initially by each individual’s employment agreement which are described under “Employment and Change in Control Agreements; Severance Agreements” below. These salaries and the amount of any increase over these salaries are determined by the Compensation Committee based on a variety of factors, including:

¡	the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at the Pay Comparator Companies;
¡	the expertise and competencies of the individual executive;
¡	the competitiveness of the market for the executive’s services;
¡	internal review of the executive’s compensation, both individually and relative to other NEOs;
¡	the recommendations of the President and Chief Executive Officer (except in the case of the President and Chief

Executive Officer’s own compensation); and

¡	individual performance of the NEO, which includes:
¡	achievement of individual annual goals and objectives, the risks and challenges involved, and the impact of the results;
¡	performance of day-to-day responsibilities;
¡	increases in competencies and skill development;
¡	value of the NEO’s contribution to function and Company goal achievement; and
¡	behaviors aligned with Endo key values.

Base salaries are generally reviewed annually. In reviewing salaries, the Compensation Committee adjusts salaries from time to time to realign salaries with market levels, individual performance and incumbent experience. The Compensation Committee also considers salaries relative to those of others within the Company and may, on occasion, make adjustments to salaries or other elements of total compensation, such as incentive compensation and long-term incentive targets, where such an adjustment would correct a compensation imbalance, as the Compensation Committee deems appropriate.

2014 Decisions Regarding Base Salary. In November 2014, as part of the Compensation Committee’s annual review of compensation, Hay Group provided the Compensation Committee with a market assessment of the competitive compensation for the Company’s executive officers. This assessment included reviewing the Pay Comparator Companies and:

¡	establishing a benchmark match for each of the positions;
¡	gathering and analyzing competitive compensation from relevant labor markets; and
¡	developing competitive market medians of compensation for the positions.

Based on the competitive market data referred to above, the Compensation Committee developed, with the assistance of Hay Group, market medians of compensation for each of Endo’s compensation elements (base salary, target annual incentive compensation, and expected value of long-term incentive compensation) and then compared each NEO’s current compensation to the market median for each data sample. The market data and the performance of each of Endo’s NEOs are reviewed each year, but there is no assurance that any of their individual compensation packages will be aligned with the market. Please reference the “Individual Compensation Determination” section for approved salary actions.

Performance-Based Annual Cash Incentive Compensation

Purpose. The compensation program provides for an annual cash incentive that directly reinforces the Company’s pay-for-performance approach. This incentive compensation, or IC, program is a short-term performance-based incentive plan that rewards the achievement of annual goals and objectives, as well as longer-range strategic goals. The objective of the program is to compensate individuals based on the achievement of specific goals that are intended to correlate closely with shareholder value.

The respective annual cash IC target for each named executive officer related to 2014, to be paid in early 2015, is expressed in the graph to the right.

Considerations. The annual cash IC program includes relative incentive levels based on the NEO’s accountabilities, performance objectives and impact on Company operations, with target awards established as a percentage of base salary. Each NEO’s target IC bonus is initially established pursuant to his or her employment agreement, which is determined based on all factors that the Compensation Committee deems relevant, including (but not limited to) a review of Pay Comparator Company compensation. The IC metrics are aligned with the Company’s business strategy and the use of revenue, EPS, and non-financial metrics which are supported by practices observed among our Pay Comparator Companies. The annual bonus process for our NEOs involves two basic steps:

¡	At the outset of the year:
•	Set overall Company performance goals using a scorecard process comprised of compliance objectives, annual operating priorities and longer-range strategic goals; and
•	Set individual objectives aligned with the business strategy and Company scorecard for the year.
¡	At the end of the year:
•	Measure actual performance (individual and Company-wide) against the predetermined Company performance goals and individual performance measures to determine the appropriate award.

These two steps are further described below:

(1)

Setting Company performance goals. Early in each year, the Compensation Committee, working with management, sets performance goals for the Company. The bonus determination for each NEO is primarily based upon the Company’s performance against these goals. The goals that were established for 2014 are discussed below under “2014 Decisions Regarding Incentive Compensation.”

(2)

Measuring performance. After the end of the year, the Compensation Committee reviews the Company’s actual performance against each of the performance goals established at the outset of the year. The Compensation Committee assesses the Company’s performance as well as each NEO’s performance against the individual goals set at the outset of the year. This assessment allows bonus decisions to take into account overall Company performance and each NEO’s personal performance and contribution during the year. In determining the extent to which the pre-set performance goals are met for a given period, the Compensation Committee exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in the Company’s public filings.

Discretion. Under the IC program, the Compensation Committee has discretion, in appropriate circumstances, to pay incentive compensation at less than or in excess of target levels, (e.g., should the individual’s performance in any particular year be evaluated as outstanding) but no more than the lesser of 1) the maximum aggregate amount of the annual incentive pool based on a pre-established fixed percentage of consolidated adjusted net income or 2) a maximum individual amount of $3,000,000 for the President and Chief Executive Officer and three other highest-paid executive officers (not including the Company’s Executive Vice President & Chief Financial Officer in accordance with IRC 162(m)), which is the amount approved by shareholders in accordance with IRC 162(m) of the Internal Revenue Code under Endo’s 2010 Stock Incentive Plan. Further, pursuant to each of our NEOs’ employment agreements, target IC as a percentage of annual base salary may subsequently be increased at the discretion of the Compensation Committee. Based on the Company’s strong performance, an evaluation of Mr. De Silva’s individual performance, and an analysis of the competitiveness of his pay related to the Company’s Pay Comparator Companies conducted by the Compensation Committee’s consultant, Hay Group, Mr. De Silva’s 2014 performance-based bonus target was increased to 125% of annual base salary with a maximum award of 225% of target. The Committee did not implement any other IC target changes for the Company’s NEOs for the 2014 performance year.

2014 Decisions Regarding Incentive Compensation. The following information summarizes the components of the Company’s IC program and the basis for the actual award granted by the Compensation Committee for 2014. With respect to 2014, the annual award to each of the NEOs was based on the achievement of corporate goals as well as each NEO’s individual performance and demonstrated leadership. The Compensation Committee established corporate performance goals for 2014, placing emphasis on the Company’s new priorities following the 2014 strategic assessment process. Following this assessment, the IC weightings were calibrated to place emphasis on 2014 financial objectives, as well as the Company’s strategic, operating and compliance priorities. The performance goals were weighted as follows (specific targets are discussed in the following section heading “2014 Company Performance Against Objectives”):

The above “scorecard” is structured so that results can generally reach up to 150% of the target incentive award, commensurate with performance. These goals are set so that the Company’s financial performance achieved in each scenario will appropriately fund the cost of the cash incentives. The Compensation Committee, however, has the discretion to withhold annual cash incentives that otherwise would be made to any employees, including the NEOs, if it determines, either on a quantitative or a qualitative basis, that overall performance is below performance thresholds. Moreover, the scorecard achievements are assessed based on whether the Company achieved the scorecard results considering (1) current healthcare compliance as reflected by a robust internal compliance program and as determined by outcomes of regulatory review and inspections, such as those of the Food and Drug Administration, and (2) progress on health and safety outcomes as determined by other regulatory and environmental matters.

2014 Company Performance Against Objectives. The Company made significant progress in 2014 towards its objective of transforming Endo into a leading specialty pharmaceutical company. The Company was redefined in a new strategic direction, implemented a new, more efficient operating model and completed a series of transactions that have transformed the company, while improving our focus. The Company achieved the following financial objective results compared to plan and prior year:

¡

Achieved $2.914 billion in adjusted consolidated revenue from operations compared to 2014 plan of $2.753 billion (105.8% of plan), representing an increase of 11.3% compared to 2013. Adjusted consolidated revenue from operations in 2014 consisted of $2.877 billion of revenue from continuing operations and an adjustment of $37.0 million of revenue related to nonrecurring items. Consolidated revenue from operations in 2013 consisted of $2.617 billion of revenue from continuing operations.

¡

Achieved adjusted diluted EPS of $4.26 compared to target of $3.76 (113.3% of plan), representing an 11% decrease compared to 2013. Adjusted diluted EPS in 2014 of $4.26 consisted of adjusted diluted EPS from continuing operations of $4.31 and an adjustment of ($0.05) related to nonrecurring items. Adjusted diluted EPS in 2013 of $4.79 consisted of adjusted diluted EPS from continuing operations.

The graph below summarizes the Company’s financial results (numbers are reported in millions, other than per share information).

(1)	Adjusted diluted EPS is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and may be different from non-GAAP financial measures used by other companies. Endo refers to this non-GAAP financial measure in making operating decisions because it believes it provides meaningful supplemental information regarding the Company’s operational performance. For instance, Endo believes that adjusted diluted EPS facilitates its internal comparisons to its historical operating results and comparisons to competitors’ results. The Company includes adjusted diluted EPS in its earnings announcements because it believes it is useful to investors in allowing for greater transparency related to supplemental information used by Endo in its financial and operational decision-making. In addition, Endo has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Further, Endo believes that adjusted diluted EPS may be useful to investors as it is aware that certain of its significant shareholders utilize this measure to evaluate its financial performance. Finally, adjusted diluted EPS is considered by the Compensation Committee of Endo’s Board of Directors in assessing the performance and compensation of substantially all of its employees, including its executive officers. Investors are encouraged to review the following reconciliation of adjusted diluted EPS to its most directly comparable GAAP financial measure-diluted EPS.

	2014	2013
Adjusted diluted EPS from continuing operations	$4.31	$4.79
Upfront and milestone payments to partners	$(0.33)	$(0.25)
Asset impairment charges	$(0.14)	$(4.33)
Acquisition-related and integration items, net	$(0.55)	$(0.07)
Separation benefits and other cost reduction initiatives	$(0.19)	$(0.84)
Excise tax	$(0.35)	$—
Amortization of intangible assets	$(1.79)	$(1.55)
Inventory step-up	$(0.42)	$—
Non-cash interest expense related to the 1.75% Convertible Senior Subordinated Notes	$(0.08)	$(0.19)
Loss on extinguishment of debt	$(0.20)	$(0.09)
Watson settlement litigation income, net	$—	$0.42
Certain litigation-related charges, net	$(8.59)	$(4.49)
Other income, net	$—	$0.01
Charge related to the non-recoverability of certain non-trade receivables	$(0.06)	$—
Net gain on sale of certain early-stage drug discovery and development assets	$0.03	$—
Foreign currency impact related to the remeasurement of intercompany debt instruments	$0.08	$—
Charge for an additional year of the branded prescription drug fee in accordance with IRS regulations issued in the third quarter of 2014	$(0.16)	$—
Income tax	$3.81	$2.11
Exclusion of dilutive securities due to net loss	$(0.29)	$(0.25)

Diluted EPS from continuing operations	$(4.92)	$(4.73)

The following highlights changes in revenue from continuing operations by reportable segment compared to prior year:

U.S. Branded Pharmaceuticals. Revenues from our U.S. Branded Pharmaceuticals segment in 2014 decreased 30% to $969.4 million from $1.4 billion in 2013. This decrease was primarily attributable to decreased revenues from Lidoderm® and Opana® ER which lost exclusivity, partially offset by increases from both Voltaren® Gel, Percocet and other brands.

U.S. Generic Pharmaceuticals. Net sales of our generic products in 2014 increased 56% to $1,140.8 million from $730.7 million in 2013. This increase was primarily attributable to $176.0 million of revenue due to the May 2014 launch of our authorized generic of Lidoderm®; $101.8 million of revenue due to the acquisition of Boca, which we acquired in February 2014 and $46.6 million in revenue due to the acquisition of DAVA, which we acquired in August 2014.

Devices. Revenues from our Devices segment in 2014 increased 1% to $496.5 million from $492.2 million in 2013. A revenue decline in AMS’s women’s health products in 2014 was more than offset with the combined results of AMS’s men’s health and BPH product lines.

International Pharmaceuticals. Revenues from our International Pharmaceuticals segment in 2014 of $270.4 million relate to the revenues of Paladin, which we acquired in February 2014, and Somar, which we acquired in July 2014.

The following highlights changes in adjusted diluted EPS from continuing operations by reportable segment and other compared to prior year:

U.S. Branded Pharmaceuticals. Adjusted diluted EPS from continuing operations before income tax in 2014 decreased 48% to $3.38 from $6.54 in 2013. This decrease was primarily attributable to decreased revenues and an increase in weighted average shares outstanding related to the Paladin acquisition, partially offset by cost reductions realized in connection with the June 2013 restructuring initiative and other cost reduction initiatives.

U.S. Generic Pharmaceuticals. Adjusted diluted EPS from continuing operations before income tax in 2014 increased 83% to $2.96 from $1.62 in 2013. In 2014, revenues and gross margins increased primarily due to the Boca and DAVA acquisitions, the May 2014 launch of our authorized generic of Lidoderm® and certain pricing increases, partially offset by an increase in weighted average shares outstanding related to the Paladin acquisition.

Devices. Adjusted diluted EPS from continuing operations before income tax in 2014 decreased 18% to $0.99 from $1.21 in 2013. This decrease was primarily attributable to an increase in weighted average shares outstanding related to the Paladin acquisition, partially offset by a 1% increase in revenues as well as cost reductions realized in connection with the June 2013 restructuring initiative and other cost reduction initiatives.

International Pharmaceuticals. Adjusted diluted EPS from continuing operations before income tax in 2014 of $0.51 related to the results of Paladin, which we acquired in February 2014, and Somar, which we acquired in July 2014.

Corporate unallocated. Corporate unallocated adjusted diluted EPS from continuing operations before income tax in 2014 improved 15% to ($2.28) from ($2.67) in 2013. The improvement during the year ended December 31, 2014 was primarily attributable to an increase in weighted average shares outstanding related to the Paladin acquisition, decreased operating expenses, primarily resulting from the June 2013 restructuring initiative and other cost reduction initiatives, partially offset by an increase in interest expense.

Income tax. Adjusted diluted EPS from continuing operations related to income taxes in 2014 decreased 35% to ($1.25) from ($1.91) in 2013. The decrease during the year ended December 31, 2014 was primarily attributable to an increase in weighted average shares outstanding related to the Paladin acquisition and tax savings from acquired tax attributes.

Other performance goals are established in alignment with the Company’s strategic, operating and compliance priorities. Further, the goals are developed to deliver strong annual operating performance results, while positioning the Company for longer-term success and enhanced shareholder value. Performance goals are set to be challenging, while reasonably attainable given a concerted effort on the part of the Company’s NEOs and employees in consideration of conditions and trends. NEO compensation is closely aligned with the achievement of the 2014 financial objectives, as well as the Company’s strategic, operating and compliance priorities.

The Compensation Committee reviewed the Company’s achievement of the financial and other objectives set forth above for 2014, and approved a company performance factor of 143.2% of target IC payout levels for each NEO. The Compensation Committee also considered each named executive officer’s contributions and awarded the NEOs the 2014 annual cash IC bonus amounts set forth in the “Individual Compensation Determination” section.

See also below under the heading “Retirement and Post-Termination Benefits” regarding how each named executive officer with an employment agreement is entitled to cash incentive compensation as a percentage of salary under certain circumstances.

Equity-Based Long-term Incentive Compensation

Purpose. The LTI program provides an annual award (and, under certain circumstances, a periodic award) that is performance-based. The objective of the program is to align compensation for NEOs over a multi-year period directly with the interests of shareholders of the Company by motivating and rewarding creation and preservation of long-term shareholder value. The level of LTI compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to NEOs and the goals of the compensation program described above. Currently, LTI awards are equity-based providing for the awarding of PSUs, RSUs, and stock options. The timing of our equity grants, including stock options, is not coordinated in a manner that intentionally benefits our executive officers or is timed to coincide with the release of material non-public information.

The Company believes that a combination of PSUs, RSUs, and stock options closely equates the value of the benefit received by the recipient to the accounting expense of the benefit to the Company. The Company also believes that the resulting blend of PSUs, RSUs, and stock options is supported by the pattern of equity-based awards that prevails in the Pay Comparator Companies and in the external market generally.

Senior management’s targeted mix has been calibrated to assign a higher portion of performance-based equity compensation, specifically through the expanded use of PSUs. For Mr. De Silva, PSUs account for 75% of his overall LTI value, with the remaining portion awarded in the form of stock options. For senior leaders other than Mr. De Silva, 75% of the annual equity award is valued based upon share price growth through the granting of PSUs and stock options. This practice is intentionally designed to motivate senior management to increase the creation and preservation of shareholder value. The equity mix for senior management is reflected in the graph to the left.

In determining the annual LTI grants for the NEOs, the Compensation Committee considered market data on total compensation packages, the value of long-term incentive grants at the Pay Comparator

Companies, total shareholder return, share usage and shareholder dilution and, except in the case of the award to the President and Chief Executive Officer, the recommendations of the President and Chief Executive Officer.

The respective equity-based LTI compensation target for each named executive officer related to 2014, to be paid in early 2015, is reflected in the graph to the right.

Further, Company and individual performance are considered in the awarding of annual equity-based compensation to NEOs:

¡     Overall Company results versus performance scorecard. Company performance is measured as described above in the “Performance-Based Annual Cash Incentive Compensation (IC)” section. At the end of the performance year, an assessment is made of Company results versus pre-determined financial objectives, and annual strategic, operating and compliance priorities.

¡     Individual performance determined by assessing each named executive officer’s achievements versus annual performance objectives. Regarding individual performance, each named executive officer has annual performance objectives that contribute to the growth and development of the Company. At the end of the performance year, each named executive officer’s performance is assessed and then factored into the awarding of equity- based compensation.

Based upon the achievement of Company goals and individual objectives, our Chief Executive Officer recommends an adjustment to each named executive officer’s target annual equity-based LTI compensation target based upon performance related to key job accountabilities and annual performance objectives. The recommendation is then reviewed by the Compensation Committee, which has discretion to modify the final award. Regarding the award for the Company’s President and Chief Executive Officer, the Compensation Committee follows a similar process and has the ultimate discretion for determining the annual equity award.

Discretion. Mr. De Silva’s employment agreement did not prescribe a specific LTI target but instead provided that his LTI compensation would be determined at the sole discretion of the Compensation Committee if the Company and executive achieve certain performance targets set by the Committee with respect to each year ending during Mr. De Silva’s employment term. All other NEOs are eligible to receive LTI compensation in an amount equal to a fixed percentage of their annual base salary for such year (or such lesser (including zero) or greater percent of the base salary for such year as is recommended to the Compensation Committee by the CEO and approved by the Compensation Committee).

Performance Share Units. PSU awards are granted annually, with each award covering a three-year performance period. Through this program, senior leaders are eligible to earn a specified target number of shares of the Company at the end of the three-year performance period. The actual share award is paid out at the end of the three-year plan period depending on how well the Company performed against the targets set at the beginning of the three-year program.

In an effort to increase the level of focus placed on increasing shareholder value, the Compensation Committee approved the implementation of a single performance measure based exclusively on stock appreciation performance based on a 3-Year compounded annual growth rate (CAGR). The number of PSUs awarded to each executive is based on a targeted percentage of the executive’s base salary with the actual number of shares awarded adjusted to between zero and 300% of the target award amount based upon achievement of pre-determined absolute stock price performance goals based on the 3-Year CAGR targets. Payouts with respect to these PSUs, if any, will be made in ordinary shares of the Company in March 2017, following the close of the three-year performance cycle. In determining the extent to which the pre-set performance measures are met for a given period, the Compensation Committee may exercise its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in the Company’s public filings.

The following summarizes the structure of the PSU program which went into effect with the 2014 grants to its NEOs:

¡	Metrics exclusively tied to absolute 3-Year CAGR performance in an effort to align award levels with actual increases in shareholder value;
¡

The 3-Year CAGR will be determined based on the appreciation of the per share price during the performance period, plus any dividends paid on the shares of the Company ordinary shares during the performance period;

¡

The per share price used to measure 3-Year CAGR performance is based on the average of the closing prices of the Company ordinary shares (on the national securities exchange on which the shares of the Company are principally traded) during the thirty consecutive trading days ending on the day prior to the applicable measurement date, which is common in LTI plans that utilize stock price appreciation as a metric;

¡	The 3-Year CAGR performance period follows a “grant date” basis to better align the performance and vesting periods, while providing symmetry with other annual equity grants;
¡	The PSU performance/payout schedules are calibrated with Endo’s annual strategic goals;
¡	Change In Control provisions allow for awards to be settled based on achievement of applicable performance criteria in a manner that is fair, equitable, and supported by market practices; and
¡	PSU eligibility offered to all Vice President-level positions to further strengthen the focus on shareholder value creation and preservation.

“Per Share Price” means the average of the closing prices of the Company’s ordinary shares for the applicable company during the thirty consecutive trading days ending on the day prior to the applicable measurement date.

“3-Year CAGR” means the three-year compounded annual growth rate of the Company’s ordinary shares which will be determined based on the appreciation of the Per Share Price during the Performance Period, plus any dividends paid on the shares during the Performance Period. The determination of the 3-Year CAGR attainment levels will be made by the Board following an independent third-party confirmation of the results.

In February 2014, the Compensation Committee approved the share matching program, which is applicable to all executive leadership team members. The program allows participants to make a direct investment in Endo ordinary stock during a pre-defined period, which the Company would immediately match with a performance share unit for each share purchased up to one times the employee’s base salary. The matching PSUs would vest on the third anniversary of the date issued to the employee if the compound annual growth rate of the Company ordinary stock is at least 10% over the three-year period. The program can be offered on a periodic basis to all executive leadership team members, with the initial offering period open from November 12, 2014 through December 31, 2015 to allow sufficient time to make investment choices in light of trading restrictions and other considerations. Subsequent offerings are subject to Compensation Committee approval.

Restricted Stock Units. In addition to the PSUs described above, our NEOs also are granted time-based RSUs, which are the second element of our equity-based LTI compensation package. RSUs are valued based on the closing price of our ordinary shares on the NASDAQ on the date of grant, and each RSU represents the right to receive one ordinary share of the Company as of the date of vesting. RSUs granted to the NEOs generally vest ratably over four years.

Stock Options. Stock options represent the third element of our equity-based LTI compensation package, and are designed to reward NEOs only if the share price increases. The LTI program calls for stock options to be granted with exercise prices of not less than the closing price of our shares as quoted on the NASDAQ on the date of grant and generally to vest ratably over four years. The Compensation Committee will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, share or extraordinary dividends, share splits, mergers, spin-offs and similar events permitted by the relevant plan) without shareholder approval. Stock options grants to NEOs have been awarded with a term of seven years, although in the case of Mr. De Silva’s equity awards, his stock options were awarded with a term of 10 years.

Vesting due to retirement age. PSUs, RSUs and stock options are fully vested on the first day of the year in which an NEO reaches retirement age, which is considered age 60 with five years of service or age 55 with ten years of service. However, awards vested as a result of reaching retirement age are not settled until after the end of the performance period.

Considerations. The Company believes that the most effective means to encourage long-term performance by our NEOs is to create an ownership culture. This philosophy is implemented through the granting of the equity-based awards described above. The LTI program described above is designed so that Company leaders hold a competitive stake in the Company’s financial future. The LTI program provides a future reward structure so that employees who have an impact on the Company’s performance share in the results of that impact.

The LTI pool is established annually based on the Company’s achievement of goals and objectives, and can vary significantly from year to year. The share pool is also managed in a manner that focuses on optimizing share utilization, while remaining aligned with competitive eligibility and grant practices. Key dilution metrics such as burn rate and overhang are regularly evaluated against external benchmarks, but also considered in the context of the Company’s significant growth in recent years.

The Company generally establishes eligibility criteria to align Company and industry practices, with participation in the LTI program based on individual performance. The ESPP was introduced in 2012 to reinforce the Company’s emphasis on building an ownership culture for all eligible employees regardless of whether or not they participate in the LTI program. LTI awards remain an important component of the Company’s compensation philosophy, and are allocated most heavily to:

¡	Reward consistently high performing individuals who we expect will increase the future value of the Company;
¡	Reward individuals at various levels who have high impact relative to the expectations of their role; and
¡	Retain eligible individuals who have skills critical to the long-term success of the Company and who exemplify our core value behavior.

Timing of Grants. Annual grants of PSUs, RSUs, and stock options to our NEOs are typically made at a regularly scheduled meeting of the Board of Directors held during the first quarter of each year. The Compensation Committee may also make occasional grants during the year to employees of the Company. These grants are typically associated with promotions and hiring, and are typically made on the effective date of the promotion or the first day of employment. As noted in the approved merger proposal, Endo’s Board of Directors determined that no grants of share-based compensation were to be made to any director or to the Chief Executive Officer of Endo International plc during the 6-month period following the merger.

2014 Decisions Regarding Equity-Based LTI Program. In 2014, the Compensation Committee awarded LTI compensation for NEOs pursuant to the program described above resulting in the awards of PSUs, RSUs, and stock options identified in the Summary Compensation Table and the 2014 Grants of Plan-Based Awards Table. For grants awarded in 2015 based on 2014 performance, the Compensation Committee reviewed the Company’s achievements as well as each named executive officer’s contributions and awarded the NEOs the LTI amounts set forth in the “Individual Compensation Determination” section.

Periodic Review. The Compensation Committee reviews both the annual IC program and the LTI program annually to confirm that their key elements continue to meet the objectives described above.

Ownership Guidelines for Executive and Senior Management. The current Ownership Guidelines for executive and senior management are as follows:

Executive and senior management are expected to achieve the Ownership Guidelines within five years of joining the Company, or, if in the case of individuals serving in this capacity at the time the Ownership Guidelines were adopted, within five years of the date of adoption of the Ownership Guidelines. Executive and senior management are also expected to continuously own sufficient shares to meet the Ownership Guidelines once attained. Members of executive and senior management who subsequently get promoted to a higher level will have five years from the date of promotion to achieve their new ownership target.

Individual Compensation Determination

Under our compensation structure, the mix of base salary, cash IC and equity-based LTI compensation varies depending on each named executive officer’s level. Annual compensation determinations by the Compensation Committee and Board are based on factors including the Company’s performance, individual performance, and the competitiveness of each NEO’s pay as reported by the Compensation Committee’s consultant, Hay Group. The following summarizes the compensation decisions for the named executive officers based on 2014 performance:

Name	Base Salary as of December 31, 2014	2014 IC Target	2014 IC Actual	2014 Long-Term Equity Incentive Compensation Target	2014 Long-Term Equity Incentive Compensation Actual (1)(2)
Rajiv De Silva	$1,100,000	$1,375,000	$2,819,608	$5,500,000	$8,073,609
Suketu Upadhyay (3)	$600,000	$330,000	$708,840	$1,500,000	$3,050,121
Caroline B. Manogue	$579,000	$318,450	$547,224	$1,447,500	$—
Donald DeGolyer	$663,000	$397,800	$567,263	$1,657,500	$—
Camille I. Farhat	$572,000	$343,200	$500,797	$1,430,000	$1,599,173

(1)

The amounts shown in this column include the fair value under ASC 718 of the 2014 annual option awards on the date of grant determined using the Black-Scholes or Monte-Carlo variant valuation model, as appropriate. Additionally, amounts reflect the grant-date fair value of the annual PSUs which include both a performance and market-based variable as defined within ASC 718. Although the fair value of executive award grants listed above has been determined in accordance with the applicable accounting standards, values may not be indicative of the fair value observed in a willing buyer / willing seller market transaction. The annual stock award grant is typically in late February of each year and the exercise price of the securities grant, if applicable, is the closing price on the date of the grant. As noted in the approved merger proposal, Endo’s Board of Directors determined that no grants of share-based compensation would be made to any director or to the Chief Executive Officer of Endo International plc during the 6-month period following the merger. As a result, Mr. De Silva’s annual equity award for 2013 performance was granted on September 2, 2014. In an effort to further drive shareholder value creation, this grant came in the form of PSUs which account for 75% of total LTI value, and stock options which account for the remaining 25% of Mr. De Silva’s LTI compensation (details associated with this award are reported in the Summary Compensation Table).

(2)

A special off-cycle equity award for Mr. Upadhyay of 3,700 PSUs, is not included in the figures noted in this table since the award is outside of the annual grant process. This amount, valued at $104,007 based on the grant date fair value of $28.11, represents the Matched PSUs granted under the share matching program on November 14, 2014. Subject to the terms and conditions approved by the Compensation Committee in February 2014, the Matched PSUs allow for a performance-based award, subject to 10% CAGR performance criteria over the three year performance period, to be granted in connection with Mr. Upadhyay’s personal investment in Endo Shares. The share matching program was approved as a means of allowing Endo’s executive leadership team members the opportunity to quickly establish a significant equity stake in Endo, which is tied to performance-based vesting and holding conditions designed to increase shareholder value.

(3)

Following discussions with the Compensation Committee’s consultant, Hay Group, the Board awarded Mr. Upadhyay a 2014 discretionary cash bonus of $240,000 in recognition of Mr. Upadhyay’s significant contributions in 2014 which were key to Endo’s exceptional performance in driving shareholder value in 2014. This bonus was outside of the Company’s IC program and is not included in the figures noted in this table.

Each named executive officer’s target percentage and actual number of PSUs, RSUs, and stock options granted in 2015 based on 2014 performance were as follows:

Name	LTI Target % of Base Salary	PSUs Actually Granted	RSUs Actually Granted	Options Actually Granted
Rajiv De Silva	500%	69,290	—	85,245
Suketu P. Upadhyay	250%	17,595	8,797	32,470
Caroline B. Manogue	250%	—	—	—
Donald DeGolyer	250%	—	—	—
Camille I. Farhat	250%	9,225	4,612	17,025

Rajiv De Silva

President and Chief Executive Officer

To provide further assurance of independence, the data used to determine the compensation recommendation for the President and Chief Executive Officer is developed by Hay Group. Hay Group prepares analyses showing competitive Chief Executive Officer compensation among the Pay Comparator Companies for the individual elements of compensation and total direct compensation. The consultant develops a range of recommendations, based on various company and individual performance assumptions, for any change in the President and Chief Executive Officer’s base salary, annual cash incentive, equity grant value, and equity mix. The recommendations take into account the competitive Pay Comparator Company pay analysis, expected future pay trends, and the position of the President and Chief Executive Officer in relation to other senior company executives and proposed pay actions for all key employees of the Company. The range allows the Committee to exercise its discretion based on the President and Chief Executive Officer’s individual performance and other factors. The results of this analysis are shared with the Committee, during which time the Company’s performance, and the performance of the President and Chief Executive Officer are evaluated, and compensation decisions determined. The President and Chief Executive Officer has no prior knowledge of the recommendations, and only participates in the process during the stage when he reviews his evaluation of Company performance and his personal performance with the Committee. The President and Chief Executive Officer takes no part in the recommendations, Committee discussions, or decisions, other than what is described above. The Board’s assessment of Mr. De Silva’s performance is based on the Company’s exceptional strategy and operating results accomplished through the development and execution of a transformational long-term vision and strategy for the Company. This included the implementation of Endo’s new corporate structure and lean operating model, increasing the value of the Company’s pipeline and launch products through the growth of core businesses and pursuit of value-creating accretive transactions, maximizing balance sheet flexibility and optimizing working capital, enhancing the Company’s focus on quality, compliance and risk and developing a sustainable Endo culture allowing the Company to retain, attract and engage top organizational talent. The Board also strongly considered the resulting operating and financial performance of the Company as summarized in the “Performance-Based Annual Cash Incentive Compensation (IC)” section.

Based on the Company’s strong performance, an evaluation of Mr. De Silva’s individual performance, and an analysis of the competitiveness of his pay related to the Company’s Pay Comparator Companies conducted by the Compensation Committee’s consultant, Hay Group, Mr. De Silva’s annual base salary compensation was increased to $1,155,000 effective March 1, 2015. Further, Mr. De Silva was awarded a 2014 performance-based bonus equal to approximately 205% of his target amount and an equity-based award equal to approximately 143% of his LTI target in recognition of Mr. De Silva’s strategic and operating performance resulting in continued increases in shareholder value in 2014.

Suketu P. Upadhyay

Executive Vice President & Chief Financial Officer

Mr. Upadhyay serves as Chief Financial Officer, and is also responsible for investor relations and leading the Company’s enterprise-wide information technology function. Under Mr. Upadhyay’s financial leadership in 2014, adjusted diluted EPS exceeded plan by 113.3%. Under Mr. Upadhyay’s leadership, the Company successfully implemented Endo’s new financial strategy, allowing the Company to meet 2014 capital allocation objectives, while optimizing long-term costs of capital and improving the Company’s liquidity profile for future operating flexibility. In addition, under Mr. Upadhyay’s leadership, the Company expanded adjusted operating margins, improved its adjusted effective tax rate, and enhanced underlying cash flow generation while executing and integrating multiple M&A transactions. Based on an analysis of Mr. Upadhyay’s competitiveness of his pay related to the Company’s Pay Comparator Companies conducted by the Compensation Committee’s consultant, Hay Group, and Mr. Upadhyay’s contributions to the Company in 2014, the Board approved a merit increase to base salary of 5% effective March 1, 2015. Mr. Upadhyay was also awarded an annual performance-based bonus equal to approximately 215% of his annual cash IC target, in addition to a discretionary cash bonus of $240,000 and an equity-based award equal to 200% of his LTI target in recognition of Mr. Upadhyay’s significant contributions and exceptional performance in 2014.

Caroline B. Manogue

Executive Vice President & Chief Legal Officer

Ms. Manogue serves as the Company’s Chief Legal Officer and played a key leadership role in shaping the Company’s strategy and executing business development transactions. Ms. Manogue has broad-based technical and business acumen, providing advice on significant legal and business matters to the Board, President and Chief Executive Officer and other key Company executives. Ms. Manogue demonstrated continued exceptional leadership related to a broad range of important business-related priorities, and contributed greatly to the Company’s business development strategy involving the acquisitions of Boca Pharmacal, DAVA Pharmaceuticals and Grupo Somar, as well as the divestiture of HealthTronics. Ms. Manogue also played a key role in the acquisition of Paladin Labs, which resulted in the re-domicile into Ireland. Additionally, she led the process of entering into various agreements in principle regarding settling up to approximately 45,400 mesh claims handled or controlled by the participating counsel. In recognition of her contributions in 2014, the Board approved an annual performance-based bonus equal to approximately 172% of her annual cash IC target. On January 5, 2015, the Company announced that Ms. Manogue had notified the Company of her intention to retire, effective July 1, 2015. Ms. Manogue agreed to continue to serve as a consultant to the Company until July 1, 2016.

Donald DeGolyer

Chief Operating Officer, Pharmaceuticals

Until March 1, 2015, Mr. DeGolyer was responsible for strategically and operationally leading Endo Pharmaceuticals and Qualitest. In support of Endo’s objective to pursue accretive, value-creating acquisition opportunities, Mr. DeGolyer was instrumental in leading the acquisitions of Boca Pharmacal and DAVA Pharmaceuticals. In 2014, Mr. DeGolyer also contributed to the Company’s results through the expansion of the Company’s branded product portfolio, including the acquisition of Sumavel® DosePro® and Natesto®. Under Mr. DeGolyer’s leadership, U.S. Branded Pharmaceuticals achieved 112% of budgeted revenue in 2014 and U.S. Generic Pharmaceuticals achieved a 105% of budgeted revenue in 2014. In recognition of Mr. DeGolyer’s leadership and contributions in 2014, the Board approved an annual performance-based bonus equal to approximately 143% of his annual cash IC target. On January 9, 2015, the Company announced that Don DeGolyer, Chief Operating Officer, Pharmaceuticals had decided to leave Endo to pursue other opportunities.

Camille I. Farhat

President, American Medical Systems

Mr. Farhat is responsible for strategically and operationally leading American Medical Systems. Under Mr. Farhat’s leadership, in 2014 AMS returned to growth, achieving a full-year net sales increase from the previous year. He was instrumental in leading Endo’s strategic evaluation of AMS, while meeting and exceeding strategic and operating goals, including the achievement of product pipeline milestones and process improvement objectives. In recognition of Mr. Farhat’s leadership and contributions in 2014, the Board approved a merit increase to base salary of 2.6% effective March 1, 2015. Further, Mr. Farhat was also awarded an annual performance-based bonus equal to approximately 146% of his annual cash IC target and an equity-based award equal to 110% of his LTI target.

Additional Compensation Components

The Company’s current practice is to limit use of perquisites. In 2014, other than as described below, the only perquisites provided to the NEOs were financial planning services, use of a Company car or car services and term life insurance.

Retirement and Post-Termination Benefits

Retirement Benefits. The Company currently offers two executive retirement programs: the 401(k) Restoration Plan and the Executive Deferred Compensation Plan, each of which is described below. Both plans were effective January 1, 2008, and were amended and restated in 2014.

401(k) Restoration Plan. The purpose of the 401(k) Restoration Plan is to provide eligible employees with the opportunity to defer a portion of their compensation on a tax-favored basis in parity with the tax benefit provided under the qualified 401(k) plan. The 401(k) Restoration Plan allows eligible employees whose compensation exceeds the Internal Revenue Code Section 401(a)(17) amount (or other criteria set by the Compensation Committee), including NEOs, to defer eligible pay and receive Company matching contributions after such individual’s compensation has exceeded the earnings maximum in the Company’s existing qualified 401(k) plan. Effective with the 2014 plan year, the Company will no longer fund employer matching contributions in the 401(k) Restoration Plan.

The amount in any individual’s 401(k) Restoration Plan account will be paid to such individual at termination of employment or following the elected specified payment date. Actual 401(k) Restoration Plan participation will begin when an executive’s total cash compensation exceeds the Internal Revenue Code earnings limit for the qualified 401(k) ($265,000 for 2015). Individuals who elect to defer their eligible pay under the 401(k) Restoration Plan will defer federal and state (to the extent allowed by state law) taxes until the account is paid to the individual.

Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan permits executives to elect to defer up to 100% of the portion of the following year’s LTI compensation that is in the form of RSUs.

Deferral of the RSUs defers federal and state (as allowed under state laws) taxes on the compensation when the RSUs vest. The compensation is deferred until the deferred RSUs are settled in shares. The RSUs may be deferred to a specified payment date on which the elected disbursement(s) under the participant’s account will commence. The value of the compensation an executive receives upon the share delivery is based on the value of the Company’s shares on the date the deferral is delivered to the executive, and the executive will be responsible for the federal and state taxes at that time.

The Executive Deferred Compensation Plan also allows an executive to defer up to 50% of his or her annual cash IC award. When an executive makes his or her irrevocable election to defer cash IC, he or she also elects a specified payment date in which the elected disbursement(s) under the participant’s account will commence.

Employment and Change in Control Agreements; Severance Agreements. The Company generally enters into a written employment agreement with each of its NEOs. The purpose of these agreements is to aid recruitment and retention and to reinforce an ongoing commitment to shareholder value creation and preservation.

Each Employment Agreement sets forth the annual salary of the respective named executive officer, which is, in each case, subject to annual reviews, at the discretion of the Compensation Committee. Each named executive officer will be paid cash IC in an amount equal to a set percentage of his or her annual salary for each year (or such lesser or greater amount for such year) amount as is recommended and approved by the Compensation Committee) if the Company achieves certain performance targets set by the Compensation Committee for such year. Each named executive officer is eligible to earn as additional compensation for the services to be rendered pursuant to his or her employment agreement, if applicable, equity-based LTI in an amount approved by the Compensation Committee.

If any of the named executive officers terminates his or her current employment agreement for Good Reason or if the Company terminates him or her Without Cause, the Company will (i) pay a lump sum equal to two times his or her then current salary and target IC for the year in which the termination is effective and (ii) continue to provide such named executive officer with medical and life insurance benefits for twenty-four (24) months. If Mr. De Silva is terminated other than for Cause or quits for Good Reason within twenty-four (24) months of a Change In Control, then he will be entitled to receive (x) a lump sum payment equal to two times the sum of (1) his then current salary plus (2) his target bonus, plus (y) medical and life insurance benefits for a period equal to twenty-four (24) months after the date on which the termination is effective. Each named executive officer’s employment agreement contains a non-compete provision.

Caroline B. Manogue

On January 5, 2015, the Company announced that Ms. Manogue had advised the Company that she intends to retire from her position as Executive Vice President, Chief Legal Officer on July 1, 2015. In connection with Ms. Manogue’s resignation, the Company entered into a Retention Agreement with Ms. Manogue.

Donald DeGolyer

On January 9, 2015, the Company announced that Don DeGolyer, Chief Operating Officer, Pharmaceuticals had decided to leave Endo to pursue other opportunities. Mr. DeGolyer transitioned from Chief Operating Officer to a special advisor to Endo’s Chief Executive Officer effective March 1, 2015. Mr. DeGolyer will remain with Endo until no later than August 1, 2015.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a tax deduction for certain compensation in excess of $1.0 million in any one year paid to its Chief Executive Officer or any of its three other highest-paid executive officers (not including the Company’s Chief Financial Officer), unless certain specific and detailed criteria are satisfied. However, certain qualifying “performance-based” compensation (i.e., compensation paid under a plan administered by a committee of outside directors, based on achieving objective performance goals, the material terms of which were approved by shareholders, such as our 2010 Stock Incentive Plan) is not subject to the $1.0 million deduction limit. While the Compensation Committee considers the applicable rules regarding deductibility when making awards, it reserves the right to make nondeductible payments when it deems appropriate.

Company Policy on Parachute Payments

On May 5, 2009, the Company’s Board of Directors adopted a policy that provides that the Company will not enter into any future employment agreements that include “golden parachute” excise tax gross-ups with respect to payments contingent upon a change in control. Accordingly, the employment agreement of each of Mr. De Silva, Mr. Upadhyay, Mr. Farhat and Mr. DeGolyer does not include excise tax gross-ups with respect to payments contingent upon a change in control. Ms. Manogue’s employment agreement, which has been in effect since December 2007, provides that, if any of the payments or benefits received or to be received by the executive (including any payment or benefits received in connection with a change of control or the executive’s termination of employment) will be subject to the excise tax under Section 4999 of the Internal Revenue Code for excess parachute payments, then the Company will pay to the executive an additional amount (an excise tax gross-up) such that the net amount retained by the executive, after deduction of any excise tax on and any federal, state and local income and employment taxes and after taking into account the phase out of itemized deductions and personal exemptions attributable to this payment, will be equal to the total payments the executive would have otherwise received. An excess parachute payment is generally a change in control payment in excess of one times the average of the officer’s taxable W-2 income for the five years prior to the change in control (base amount), and generally only results if the change in control payment exceeds 2.99 times the base amount. Excess parachute payments, including any excise tax gross-up payments, are non-deductible to the Company under Section 280G of the Internal Revenue Code. With the retirement of Ms. Manogue, the Company will no longer have any employment agreements with Change in Control excise tax gross up provisions.

Code Section 4985 Excise Tax

In connection with the Company’s Paladin acquisition, Section 4985 of the Internal Revenue Code imposed a 15% excise tax on the value of certain stock compensation held by a “covered individual,” who is or was an executive officer or director and subject to the reporting requirements of Section 16(a) of the Exchange Act at any time during the six months before and six months after the closing of the merger. This excise tax applied to any outstanding (1) nonqualified stock options, whether vested or unvested, (2) restricted stock awards that remain subject to forfeiture, (3) unvested restricted stock unit awards, (4) vested but deferred shares and (5) unvested performance restricted stock unit awards, held by the covered individuals during this twelve month period.

Background. Prior to the approval of the Paladin transaction, the Endo Board of Directors considered the impact of the potential Section 4985 excise tax on the covered individuals, determining that the imposition of the tax on the covered individuals, when the vesting of outstanding equity awards subject to the excise tax is not being accelerated and covered individuals are receiving no additional benefit in connection with the transaction, would result in the affected individuals being deprived of a substantial portion of the value of their equity awards. The Endo Board of Directors concluded that it would not be appropriate to permit a significant burden arising from a transaction expected to bring significant strategic and financial benefits to Endo and its shareholders, including operational and tax synergies, to be imposed on the individuals most responsible for consummating the transaction and promoting the success of the combined company.

In addition, the Endo Board of Directors assessed and compared the relative costs and benefits of two approaches for mitigating the possible impact of the Section 4985 excise tax: (1) reimbursing the covered individuals for the Section 4985 excise tax that would be payable by them as a result of the transaction (and any resulting income), and (2) accelerating the vesting of and/or canceling these officers’ and directors’ equity awards. In weighing these alternatives, and deciding in favor of reimbursing the covered individuals for the Section 4985 excise tax and the resulting income, as opposed to accelerating the vesting and delivery of outstanding equity awards, the Endo Board of Directors considered the uncertainty of whether the excise tax will apply and the high cost to Endo and its shareholders of accelerating the awards given, the Endo Board of Directors determined that accelerating the vesting and payment of outstanding equity awards to avoid the excise tax could result in Endo incurring an unnecessary compensation expense following the merger to make the new grants that would be necessary to incentivize and retain key individuals and align the interests of the executive officers and directors with shareholders following the merger. Conversely, if the covered individuals had been reimbursed for the excise tax, Endo would only incur additional expense if and when it is determined that the excise tax is applicable.

In addition, the Endo Board of Directors considered the strong desire to continue to align the interests of executive officers and directors with stockholder interests through substantial and meaningful officer and director equity ownership. Several of Endo’s executive officers were newly employed and therefore have a significant number of unvested equity awards. Endo’s Board of Directors determined that the effect of accelerating the vesting of, or canceling, such awards would be to lose significant retention value during a crucial period. Furthermore, the Endo Board of Directors considered the strong preference communicated by Endo’s investors that Endo’s executive officers hold long-term performance-based compensation, which represents a large percentage of the unvested awards outstanding, and that accelerating the vesting of these performance-based awards could result in unearned compensation being paid to the executives.

Therefore, after consideration, prior to the approval of the Paladin transaction, the Endo Compensation Committee concluded that, if the excise tax becomes applicable, Endo would provide the covered individuals with a payment with respect to the excise tax, so that, on a net after-tax basis, they would be in the same position as if no such excise tax had been applied. In addition, the covered individuals will retain the obligation to pay income and other taxes on all of their individual equity awards when due. The outstanding equity awards held by the covered individuals will continue to reflect the same terms, including vesting schedules, at the combined entity.

Conclusion. This specific arrangement was considered by our shareholders at the February 26, 2014 Special Meeting of Shareholders related to the Paladin acquisition. At that special meeting, approximately 99% of voting shareholders approved in an advisory vote the payments to our covered individuals with respect to the potential excise tax.

Endo has since determined that the excise tax was applicable. As a result, the appropriate amounts were determined and paid to the Company’s covered individuals in December 2014. Although the payments related to the excise tax appear as “All Other Compensation” in the Summary Compensation Table and the 2014 Compensation of Non-Employee Directors table, the payment of these non-recurring items resulted in no unique benefit to the directors and NEOs and were intended only to place them in the same position as other equity compensation holders after the Paladin acquisition.

Recovery of Compensation

In 2009, the Compensation Committee adopted a compensation recovery policy relating to repayment of cash incentive awards by an executive in the event of a restatement of the Company’s financial results.

Specifically, if the Company issues a restatement of its reported financial results, or if it is determined that there was executive misconduct in a prior period that impacted the financial results for that period, the Compensation Committee will determine whether the restatement was material, and if so, to what extent “covered payments” should be returned to the Company to the extent that such payments were overstated as a result of the change in financial condition. Restatements of financial results that are the direct result of changes in accounting standards will not result in recovery of covered payments.

“Covered payments” are those payments that are eligible to be recovered by the Company under this policy including, without limitation, policies adopted to comply with applicable law, and include cash incentives paid to the NEOs for performance during the restated fiscal year(s). In addition, the Compensation Committee reserves the discretion to recover covered payments from other Company senior management employees, including all vice presidents and above, if the Compensation Committee deems it appropriate.

Compensation Committee Report

The Compensation Committee reviewed and discussed with the Company’s management the section of this Proxy Statement entitled “COMPENSATION DISCUSSION AND ANALYSIS”. In reliance on this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” be included in this Proxy Statement and incorporated by reference into the Endo International plc Annual Report on Form 10-K for the year ended December 31, 2014.

Submitted by the Compensation Committee of the Company’s Board of Directors.

Members of the Compensation Committee:

William P. Montague (Chairman)

Arthur J. Higgins (Member)

Michael Hyatt (Member)

John J. Delucca (Alternate)*

William F. Spengler (Alternate)

* On April 28, 2015, Mr. Delucca informed the Board of Directors that he does not intend to stand for re-election at the 2015 Annual General Meeting but will continue to serve as a director of the Company until expiration of his current term.

Compensation of Executive Officers and Directors

Summary Compensation Table

The following table sets forth the cash and non-cash compensation paid to or earned by our current and former President and Chief Executive Officer, Executive Vice President & Chief Financial Officer and the other three most highly compensated executive officers of the Company (collectively, the NEOs) for the years ending December 31, 2014, 2013 and 2012. For a complete understanding of the table, please read the footnotes and narrative disclosures that follow the table.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Share Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)		Total ($)
Current (as of 12/31/14) Named Executive Officers:
Rajiv De Silva President and Chief Executive Officer	2014 2013	$ $	1,079,167 771,875	$ $	— 3,500,000	$ $	3,623,783 4,782,992	$ $	1,822,746 1,253,179	$ $	2,819,608 2,193,750	$ $	12,726,292 92,256	$ $	22,071,596 12,594,052
Suketu P. Upadhyay (4) Executive Vice President & Chief Financial Officer	2014 2013	$ $	595,833 157,019	$ $	240,000 —	$ $	1,470,210 1,595,917	$ $	402,488 —	$ $	708,840 186,006	$ $	2,182,270 226,557	$ $	5,599,641 2,165,499
Caroline B. Manogue Executive Vice President & Chief Legal Officer	2014 2013 2012	$ $ $	576,167 562,000 558,333	$ $ $	— — —	$ $ $	1,287,570 1,394,655 906,658	$ $ $	379,346 245,699 450,012	$ $ $	547,224 567,786 —	$ $ $	11,045,267 69,521 93,629	$ $ $	13,835,574 2,839,661 2,008,632
Donald DeGolyer Chief Operating Officer, Pharmaceuticals	2014 2013	$ $	660,292 270,833	$ $	— —	$ $	1,379,034 2,643,267	$ $	406,235 —	$ $	567,263 524,940	$ $	4,142,236 344,154	$ $	7,155,060 3,783,194
Camille I. Farhat President, American Medical Systems	2014 2013 2012	$ $ $	567,769 528,846 179,315	$ $ $	— — —	$ $ $	1,458,475 698,245 171,760	$ $ $	429,449 194,431 171,730	$ $ $	500,797 542,438 110,000	$ $ $	4,007,230 73,893 205,215	$ $ $	6,963,720 2,037,853 838,020

(1)

The amounts shown in this column represent the grant date fair value for each executive’s awards under ASC 718. The grant date fair value of the portion of PSUs which are earned based on the Company’s net sales performance was determined using the closing price of the Company’s stock on the grant date. The grant date fair value of the portion of our PSUs which are earned based on the Company’s TSR performance was determined using a Monte-Carlo variant valuation model, which considers a variety of potential future share prices for Endo as well as our peer companies in a selected market index. See further discussion of the provisions of our PSUs above in the “Performance Shares Units” section above. See notes 17, 16 and 14 to our audited financial statements included in the Endo International plc 2014, 2013 and 2012 Annual Reports on Form 10-K, respectively, for the assumptions we used in valuing and expensing these awards in accordance with ASC 718.

(2)

The amounts shown in this column represent cash amounts earned pursuant to the Company’s IC program with respect to 2014, 2013 and 2012 performance, respectively. These amounts were awarded by the Committee on February 24, 2015, February 26, 2014 and March 1, 2013 respectively.

(3)	The amounts shown in this column for 2014 include the items summarized in the table below:

Name and Principal Position	Perquisites & Other Personal Benefits (a)	Registrant Contributions to Defined Contribution Plans (b)	Life Insurance Premiums (c)	Tax Reimbursements (d)	Other (e)	Total
Rajiv De Silva	$—	$8,333	$1,710	$12,716,249	$—	$12,726,292
Suketu P. Upadhyay	$11,735	$4,349	$1,710	$2,108,676	$55,800	$2,182,270
Caroline B. Manogue	$35,917	$10,400	$4,110	$10,994,840	$—	$11,045,267
Donald DeGolyer	$5,000	$5,417	$5,450	$4,076,118	$50,251	$4,142,236
Camille I. Farhat	$—	$5,111	$1,710	$3,906,679	$93,730	$4,007,230

(a)	Represents financial planning services received.
(b)	Represents the employers’ matching contribution to the Company’s Savings and Investment (401(k)) Plan and the 401(k) Restoration Plan.
(c)	Represents annual premiums paid by the Company for executive term life insurance policies.

(continued)

(d)

Represents the reimbursement of excise taxes related to the gain on the Endo shareholders’ exchange of EHSI common stock for Endo International plc ordinary shares in the Paladin acquisition. This gain equaled the excess of the fair market value of the Endo International plc ordinary shares received over such holder’s adjusted tax basis in the exchanged shares of EHSI common stock. The Company accrued expense related to the reimbursement of directors’ and certain employees’ excise tax liabilities pursuant to Section 4985 of the Internal Revenue Code, substantially all of which was advanced in December 2014. The Advisory Vote on Golden Parachutes was supported by ISS and approved by approximately 99% of voting shareholders at a special meeting to vote upon the Paladin transaction.

(e)	Represents relocation assistance.
(4)

The Board awarded Mr. Upadhyay a 2014 discretionary cash bonus of $240,000 in recognition of Mr. Upadhyay’s significant contributions in 2014 which were key to Endo’s exceptional performance in driving shareholder value in 2014. This bonus was outside of the Company’s IC program as further discussed in the “COMPENSATION DISCUSSION AND ANALYSIS” above. In addition, a special off-cycle equity award for Mr. Upadhyay of 3,700 PSUs, is included in the Share Award figure noted in this table. This amount represents the Matched PSUs granted under the share matching program on November 14, 2014.

The employment agreements, short-term and long-term incentive compensation program and awards, explanation of amount of salary and bonus in proportion to total compensation, and other elements of the Summary Compensation Table are discussed at length in the “COMPENSATION DISCUSSION AND ANALYSIS” above.

2014 Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to the NEOs during the year ended December 31, 2014.

Name and Principal Position		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards (number of shares of stock or units) (#)(4)	All Other Option Awards (number of securities underlying options) (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock & Option Awards (5)
	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)(6)	Threshold (#)	Target (#)	Maximum (#)(7)
Current (as of 12/31/14) Named Executive Officers:
Rajiv De Silva	2 Sep 14	$—	$1,375,000	$3,093,750	—	—	—	—	103,284	$63.82	$1,822,746
	2 Sep 14	$—	$—	$—	—	85,770	257,310	—	—	$—	$3,623,783
Suketu P. Upadhyay	26 Feb 14	$—	$330,000	$742,500	—	—	—	—	18,905	$79.33	$402,488
	26 Feb 14	$—	$—	$—	—	—	—	5,073	—	$—	$402,441
	26 Feb 14	$—	$—	$—	—	10,147	30,441	—	—	$—	$963,762
	14 Nov 14	$—	$—	$—	—	3,700	3,700	—	—	$—	$104,007
Caroline B. Manogue	26 Feb 14	$—	$318,450	$716,513	—	—	—	—	17,818	$79.33	$379,346
	26 Feb 14	$—	$—	$—	—	—	—	4,781	—	$—	$379,276
	26 Feb 14	$—	$—	$—	—	9,563	28,689	—	—	$—	$908,294
Donald DeGolyer	26 Feb 14	$—	$397,800	$895,050	—	—	—	—	19,081	$79.33	$406,235
	26 Feb 14	$—	$—	$—	—	—	—	5,121	—	$—	$406,249
	26 Feb 14	$—	$—	$—	—	10,242	30,726	—	—	$—	$972,785
Camille I. Farhat	26 Feb 14	$—	$343,200	$772,200	—	—	—	—	20,182	$79.33	$429,449
	26 Feb 14	$—	$—	$—	—	—	—	5,416	—	$—	$429,651
	26 Feb 14	$—	$—	$—	—	10,832	32,496	—	—	$—	$1,028,824

(1)	The grant date of all awards is the date of the Board of Directors’ action in which such award is approved.
(2)

The amounts shown in these columns represent the range of IC program payouts targeted for 2014 performance as described in the section titled “Performance-Based Annual Cash Incentive Compensation (IC)” in the “COMPENSATION DISCUSSION AND ANALYSIS” above. There is no threshold for this award. The bonus payment for 2014 performance has been made according to the metrics described and is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(3)

The amounts shown in these columns represent the range of shares that may be released at the end of the three-year performance period applicable to our PSUs assuming achievement of the relevant performance objectives, as described in the section titled “Equity-Based Long-term Incentive Compensation” in the “COMPENSATION DISCUSSION AND ANALYSIS” above. There is no threshold for this award. The PSU awards granted in 2014 were made according to the metrics described and are included in the Summary Compensation Table in the column titled “Stock Awards.”

(4)	These options and RSUs were granted in 2014 based on the Company’s 2013 LTI compensation payout.

The 2014 equity incentive grant was made in February 2015 and is shown in more detail below:

Name	2014 Long-Term Equity Incentive Compensation: Number of Securities Underlying Stock Options (#)	Exercise or Base Price of Option Awards ($/Sh)(a)	2014 Long-Term Equity Incentive Compensation: Restricted Stock Units (RSU) and Performance Share Units (PSU) (#)(b)	Grant Date Fair Value of RSU, PSU & Option Awards (c)
Rajiv De Silva	85,245	$85.25	69,290	$8,073,609
Suketu P. Upadhyay	32,470	$85.25	26,392	$3,050,121
Caroline B. Manogue	—	$—	—	$—
Donald DeGolyer	—	$—	—	$—
Camille I. Farhat	17,025	$85.25	13,837	$1,599,173

(a)	The exercise price is equal to the closing price on the date of grant, which was February 24, 2015.
(b)	The amounts shown in this column represent 100% PSUs for Mr. De Silva and approximately 67% PSUs and 33% RSUs for Mr. Upadhyay and Mr. Farhat.
(c)

The amounts shown in this column include the fair value under ASC 718 of the 2014 option awards on the date of grant determined using the Black-Scholes or Monte-Carlo variant valuation model, as appropriate. Additionally, amounts reflect the grant-date fair value of the PSUs which include both a performance and market-based variable as defined within ASC 718. Although the fair value of executive award grants listed above has been determined in accordance with the applicable accounting standards, values may not be indicative of the fair value observed in a willing buyer / willing seller market transaction.

(5)

The amounts shown in this column represent the fair value under ASC 718 of awards granted in 2014 valued on the date of grant (even if not yet vested) determined using the Black-Scholes or Monte-Carlo variant valuation model, as appropriate.

(6)	For the current NEOs, the amounts shown in this column represent the maximum IC payout as approved by the Board.
(7)	For the current NEOs, the amounts shown in this column represent the maximum number of shares related to our PSUs that could ultimately be released at the end of the three-year performance period.

See “COMPENSATION DISCUSSION AND ANALYSIS” above regarding the material terms, determining amounts payable, vesting schedule and other material conditions of these grants.

Outstanding Equity Awards at December 31, 2014

The following table summarizes the number of securities underlying outstanding plan awards for the NEOs at December 31, 2014:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Rajiv De Silva	—	103,284	—	$63.82	2-Sep-2024	—	$—	—	$—
	90,598	45,301	—	$30.42	18-Mar-2023	—	$—	—	$—
	—	—	—	$—	—	13,697 (2)	$987,828	—	$—
	—	—	—	$—	—	—	$—	250,134 (2)	$18,039,664
Suketu P. Upadhyay	—	18,905	—	$79.33	2-Feb-2024	—	$—	—	$—
	—	—	—	$—	—	15,351 (3)	$1,107,114	—	$—
	—	—	—	$—	—	—	$—	29,265 (3)	$2,110,592
Caroline B. Manogue	—	17,818	—	$79.33	26-Feb-2024	—	$—	—	$—
	6,556	19,665	—	$30.80	27-Feb-2023	—	$—	—	$—
	21,348	21,346	—	$34.70	22-Feb-2022	—	$—	—	$—
	27,457	9,152	—	$33.98	23-Feb-2021	—	$—	—	$—
	36,932	—	—	$20.61	19-Feb-2020	—	$—	—	$—
	42,033	—	—	$19.93	26-Feb-2019	—	$—	—	$—
	—	—	—	$—	—	20,133 (4)	$1,451,992	—	$—
	—	—	—	$—	—	—	$—	53,270 (4)	$3,841,832
Donald DeGolyer	—	19,081	—	$79.33	26-Feb-2024	—	$—	—	$—
	—	—	—	$—	—	25,523 (5)	$1,840,719	—	$—
	—	—	—	$—	—	—	$—	40,846 (5)	$2,945,814
Camille I. Farhat	—	20,182	—	$79.33	26-Feb-2024	—	$—	—	$—
	2,425	7,272	—	$30.80	27-Feb-2023	—	$—	—	$—
	35,589	35,588	—	$32.27	5-Sep-2022	—	$—	—	$—
	—	—	—	$—	—	18,263 (6)	$1,317,128	—	$—
	—	—	—	$—	—	—	$—	23,982 (6)	$1,729,582

(1)	The vesting dates of each option grant are listed in the table below by expiration date:

Expiration Date	Vesting Date	Expiration Date	Vesting Date
2-Sep-2024	25% on February 26, 2015	19-Feb-2020	25% on February 19, 2011
	25% on February 26, 2016		25% on February 19, 2012
	25% on February 26, 2017		25% on February 19, 2013
	25% on February 26, 2018		25% on February 19, 2014
26-Feb-2024	25% on February 26, 2015	28-Jul-2019	25% on July 28, 2010
	25% on February 26, 2016		25% on July 28, 2011
	25% on February 26, 2017		25% on July 28, 2012
	25% on February 26, 2018		25% on July 28, 2013
18-Mar-2023	33% on December 31, 2013	1-Jun-2019	25% on June 1, 2010
	33% on December 31, 2014		25% on June 1, 2011
	33% on March 18, 2016		25% on June 1, 2012
25% on June 1, 2013
27-Feb-2023	25% on February 27, 2014	26-Feb-2019	25% on February 26, 2010
	25% on February 27, 2015		25% on February 26, 2011
	25% on February 27, 2016		25% on February 26, 2012
	25% on February 27, 2017		25% on February 26, 2013
22-Feb-2022	25% on February 22, 2013	29-Apr-2018	25% on April 29, 2009
	25% on February 22, 2014		25% on April 29, 2010
	25% on February 22, 2015		25% on April 29, 2011
	25% on February 22, 2016		25% on April 29, 2012
23-Feb-2021	25% on February 23, 2012	1-Apr-2018	25% on April 1, 2009
	25% on February 23, 2013		25% on April 1, 2010
	25% on February 23, 2014		25% on April 1, 2011
	25% on February 23, 2015		25% on April 1, 2012
15-Mar-2020	25% on March 15, 2011	21-Feb-2018	25% on February 21, 2009
	25% on March 15, 2012		25% on February 21, 2010
	25% on March 15, 2013		25% on February 21, 2011
	25% on March 15, 2014		25% on February 21, 2012

(2)

These amounts are comprised of 13,697 RSUs granted on March 18, 2013 (which will vest on the third anniversary date), 164,364 PSUs granted on March 18, 2013 (which vest on the third anniversary of the date of grant) and 85,770 PSUs granted on September 2, 2014 (which will vest on the third anniversary of the date of grant).

(3)

These amounts are comprised of 10,278 RSUs granted on September 24, 2013 (which will vest ratably over a two-year period on each of the second and third anniversaries of the date of grant),15,418 PSUs granted on September 24, 2013 (which vest on the third anniversary of the date of grant), 5,073 RSUs granted on February 26, 2014 (which will vest ratably over a four-year period on each of the first, second, third and fourth anniversaries of the date of grant), 10,147 PSUs granted on February 26, 2014 and 3,700 Matched PSUs granted on November 14, 2014 (both of which vest on the third anniversary of the date of grant).

(4)

These amounts are comprised of 2,933 RSUs granted on February 23, 2011 (which will vest on the fourth anniversary of the date of grant), 6,484 RSUs granted on February 22, 2012 (which vest ratably over their remaining two-year term on each of the third and fourth anniversaries of the date of grant) and 12,968 PSUs granted on February 22, 2012 (which, upon the achievement of certain financial metrics discussed above, become exercisable upon board approval after December 31, 2014, the first business day following the end of their performance period), 5,935 RSUs granted on February 27, 2013 (which vest ratably over a four-year period on each of the first, second, third and fourth anniversaries of the date of grant), 15,828 PSUs granted on March 8, 2013 (which vest on the third anniversary of the date of grant) and 14,911 PSUs granted on July 1, 2013 (which vest on the third anniversary of the date of grant) and 4,781 RSUs granted on February 26, 2014 (which will vest ratably over a four-year period on each of the first, second, third and fourth anniversaries of the date of grant) and 9,563 PSUs granted on February 26, 2014 (which vest on the third anniversary of the date of grant).

(5)

These amounts are comprised of 20,402 RSUs granted on August 2, 2013 (which will vest ratably over a two-year period on each of the second and third anniversaries of the date of grant), 30,604 PSUs granted on August 2, 2013 (which vest on the third anniversary of the date of grant), 5,121 RSUs granted on February 26, 2014 (which will vest ratably over a four-year period on each of the first, second, third and fourth anniversaries of the date of grant) and 10,242 PSUs granted on February 26, 2014 (which vest on the third anniversary of the date of grant).

(6)

These amounts are comprised of 10,652 RSUs granted on September 5, 2012 (which will vest ratably over a two-year period on each of the third and fourth anniversaries of the date of grant), 2,195 RSUs granted on February 27, 2013 (which will vest ratably over a three-year period on each of the second, third and fourth anniversaries of the date of grant), 5,854 PSUs granted on March 8, 2013, 7,296 PSUs granted on July 1, 2013 and 10,832 PSUs granted on February 26, 2014 (all of which will vest on the third anniversary of the date of grant) and 5,416 RSUs granted on February 26, 2014 (which will vest ratably over a four-year period on each of the first, second, third and fourth anniversaries of the date of grant).

(7)	Value calculated by multiplying the number of unvested units by the closing price of $72.12 per share on December 31, 2014.
(8)

Value calculated by multiplying the number of unvested units by the closing price of $72.12 per share on December 31, 2014. The values shown in this column are based on the number of units that would be earned at target performance. These amounts could range from zero to three times the amounts listed in this column depending on performance in relation to the terms of the PSUs, which are discussed in detail above the section titled “Equity- Based Long-term Incentive Compensation” in the “COMPENSATION DISCUSSION AND ANALYSIS.”

Option Exercises and Stock Vested in 2014

The following table summarizes the stock option exercises by the NEOs and share vestings during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Rajiv De Silva	—	$—	13,697	$987,828
Suketu P. Upadhyay	—	$—	5,140	$347,258
Caroline B. Manogue	175,033	$8,206,915	21,163	$1,627,924
Donald DeGolyer	—	$—	10,202	$677,923
Camille I. Farhat	—	$—	6,058	$400,195

(1)

Amounts in this column were calculated by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options and then multiplying this amount by the number of options exercised.

(2)	Amounts in this column were calculated by determining the market price of the underlying securities on the vesting date and multiplying this amount by the number of awards vested.

2014 Non-Qualified Deferred Compensation Table

The following table summarizes deferral activity during 2014 and account balances in our non-qualified savings and deferral plans for our NEOs. These plans include the 401(k) Restoration Plan and Executive Deferred Compensation Plan, and are available to employees who satisfy certain eligibility requirements, including the NEOs. The 401(k) Restoration and Executive Deferred Compensation Plans are non-qualified under the Internal Revenue Code and do not provide for guaranteed returns of Plan contributions. Under the 401(k) Restoration Plan, NEOs may defer eligible pay after their compensation has exceeded the earnings maximum in the Company’s 401(k) Plan. Under the Executive Deferred Compensation Plan, NEOs may defer up to 100% of the portion of the following year’s LTI compensation that is in the form of RSUs, and up to 50% of the annual cash IC award. See “COMPENSATION DISCUSSION AND ANALYSIS” above for additional detail on the 401(k) Restoration and Executive Deferred Compensation Plans.

Name	Executive Contributions in 2014 ($)(1)	Registrant Contributions in 2014 ($)(2)	Aggregate Earnings in 2014 ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2014 ($)(4)
Rajiv De Silva	$—	$—	$—	$—	$—
Suketu P. Upadhyay	$—	$—	$—	$—	$—
Caroline B. Manogue	$—	$—	$—	$(8,445)	$461,182
Donald DeGolyer	$—	$—	$—	$—	$—
Camille I. Farhat	$—	$—	$—	$—	$—

(1)

Represents amounts contributed by the NEOs under the non-qualified 401(k) Restoration and Executive Deferred Compensation Plans. These amounts, if any, are included in the 2014 Summary Compensation Table in the “Salary”, “Stock Awards” and “Non-Equity Incentive Plan Compensation” columns.

(2)

Includes amounts, if any, that were contributed by the registrant under the non-qualified 401(k) Restoration Plan and reported as compensation in the 2014 Summary Compensation Table in the “All Other Compensation” column.

(3)	Represents earnings, if any, on the Company’s 401(k) Restoration and Executive Deferred Compensation Plans. These amounts are not reported as compensation in the Summary Compensation Table.

(4)

Includes amounts that were reported as compensation in the Summary Compensation Table in 2014 and prior years to the extent that such amounts were contributed by the executive and registrant, but not to the extent that such amounts represent earnings.

Potential Payments Upon Termination or Change in Control

Except as noted below for Mr. DeGolyer, the following tables show the potential payments upon termination or change of control to the NEOs, as if such event(s) took place on December 31, 2014. The amounts reflected in this table were determined in accordance using each NEO’s then existing employment agreement, individual award agreements and the respective equity plan to which each award relates. The equity award acceleration amounts below were calculated using the closing stock price of our stock on December 31, 2014 of $72.12.

As previously stated, Mr. DeGolyer has left the Company. Accordingly, the values shown for Mr. DeGolyer represent the amount actually received by him under his termination event.

Name	Cash Separation Payment ($)(1)	Health and Welfare and Life Insurance Benefits ($)(2)	Disability Insurance Benefits ($)(3)	Acceleration of Equity Awards (in the money value at December 31, 2014)($)(4)	Value of Term Life Insurance ($)(5)	Excise Tax Gross-up ($)(6)
Termination for Cause, Resignation or Retirement
Mr. De Silva	$-	$-	$-	$-	$-	$-
Mr. Upadhyay	$-	$-	$-	$-	$-	$-
Ms. Manogue	$-	$-	$-	$-	$-	$-
Mr. DeGolyer	$-	$-	$-	$-	$-	$-
Mr. Farhat	$-	$-	$-	$-	$-	$-
Death
Mr. De Silva	$-	$-	$-	$21,773,801	$1,000,000	$-
Mr. Upadhyay	$-	$22,788	$-	$3,217,706	$1,000,000	$-
Ms. Manogue	$-	$-	$-	$6,903,487	$1,000,000	$-
Mr. DeGolyer	$-	$-	$-	$-	$-	$-
Mr. Farhat	$-	$8,736	$-	$4,765,370	$1,000,000	$-
Disability
Mr. De Silva	$-	$-	$1,840,000	$8,803,845	$-	$-
Mr. Upadhyay	$-	$35,992	$840,000	$741,249	$-	$-
Ms. Manogue	$-	$-	$798,000	$-	$-	$-
Mr. DeGolyer	$-	$-	$-	$-	$-	$-
Mr. Farhat	$-	$19,272	$784,000	$-	$-	$-
Change of Control (COC)
Mr. De Silva	$-	$-	$-	$18,039,664	$-	$-
Mr. Upadhyay	$-	$-	$-	$2,110,592	$-	$-
Ms. Manogue	$-	$-	$-	$3,491,113	$-	$-
Mr. DeGolyer	$-	$-	$-	$-	$-	$-
Mr. Farhat	$-	$-	$-	$1,729,582	$-	$-
Termination Without Cause (TWOC) or Quit for Good Reason (QFGR)
Mr. De Silva	$4,950,000	$35,824	$-	$9,491,149	$-	$-
Mr. Upadhyay	$1,860,000	$35,992	$-	$979,680	$-	$-
Ms. Manogue	$1,794,900	$40,566	$-	$210,737	$-	$-
Mr. DeGolyer	$2,411,167	$-	$-	$6,154,897	$-	$-
Mr. Farhat	$1,830,400	$19,272	$-	$2,425,105	$-	$-
TWOC or QFGR Within 24 Months After COC
Mr. De Silva	$4,950,000	$35,824	$-	$3,734,137	$-	$-
Mr. Upadhyay	$1,860,000	$35,992	$-	$1,107,114	$-	$-
Ms. Manogue	$2,293,572	$40,566	$-	$3,412,374	$-	$2,236,389
Mr. DeGolyer	$-	$-	$-	$-	$-	$-
Mr. Farhat	$1,830,400	$19,272	$-	$3,035,788	$-	$-

(1)

In the event of a TWOC by the Company or a QFGR by any of the NEOs, the Cash Separation Payment is equal to two times the sum of the NEO’s current base salary plus target annual IC, payable in a lump-sum. In the event of TWOC by the Company or a QFGR by any of the NEOs within 24 months after a Change of Control (COC), all NEOs, other than Ms. Manogue, will receive a Cash Separation Payment equal to two times the sum of their current base salary plus target annual IC, payable in a lump-sum. In such circumstance, Ms. Manogue will receive a lump-sum payment equal to two times the sum of her current base salary plus the greater of her (a) current annual IC target or (b) the actual annual IC paid for the preceding fiscal year.
(2)

Upon a TWOC by the Company or a QFGR by any of the NEOs (or upon Disability for Mr. Upadhyay and Mr. Farhat only), health and welfare benefits including medical, dental, and vision as well as life insurance benefits will continue to be provided, on a monthly basis, to each NEO for a period of 24 months subsequent to termination. Additionally, in the event of Death of Mr. Upadhyay and Mr. Farhat only, health and welfare benefits including medical, dental, and vision insurance benefits will continue to be provided to their dependents, if any, on a monthly basis, for a period of 24 months.

(3)

Upon Disability of any of the NEOs, disability insurance benefits will be paid to the NEO equal to the excess of 24 months’ base salary over the their respective disability benefits. As of December 31, 2014, the disability insurance benefit for each NEO totaled $15,000 per month.

(4)	The provisions governing acceleration of equity awards are discussed separately for each scenario below, as follows:
(a)	Upon Termination for Cause or Voluntary Resignation—all unvested equity held by our NEOs is forfeited and no amounts have been included under this scenario.
(b)	Upon Retirement—none of our NEOs are eligible for Retirement as of December 31, 2014 under any of our equity incentive plans and no amounts have been included under this scenario.
(c)

Upon Death-Each of the NEO’s outstanding and unvested stock options and RSUs will accelerate and become immediately vested and if applicable, exercisable With the exception of Ms. Manogue’s PSUs granted in 2012, each of the NEO’s outstanding and unvested PSUs will accelerate and become immediately vested and deemed to be earned at target performance levels. For Ms. Manogue’s PSUs granted in 2012, the outstanding and unvested award was determined based upon actual performance levels as of December 31, 2014. Mr. De Silva’s Matched PSUs granted in 2013 will accelerate and become immediately vested based upon actual performance levels (for purposes of the value represented in the table above, target performance has been assumed).

(d)

Upon Disability—For Mr. De Silva only, none of the outstanding and unvested equity would accelerate with the exception of his stock options, RSUs and Matched PSUs granted in 2013 which will accelerate and become immediately vested and if applicable, exercisable.Mr. De Silva’s Matched PSUs granted in 2013 will accelerate and become immediately vested based upon actual performance levels (for purposes of the value represented in the table above, target performance has been assumed). For Mr. Upadhyay only, none of the outstanding and unvested equity would accelerate with the exception of the RSUs granted in 2013 which will accelerate and become immediately vested. For Ms. Manogue only, none of the outstanding and unvested equity would accelerate. For Mr. Farhat only, none of the outstanding and unvested equity would accelerate with the exception of the outstanding and unvested stock options and RSUs granted in 2012 which will accelerate and become immediately vested and if applicable, exercisable.

(e)

Upon a Change of Control (COC)—for all NEOs, outstanding and unvested PSUs granted in 2014 will accelerate and become immediately vested based upon actual performance levels. For all NEOs, any performance goals imposed on all outstanding and unvested PSUs granted in 2013 shall be deemed to be earned at target performance levels. For Mr. De Silva only, all of his outstanding and unvested Matched PSUs granted in 2013 will accelerate and become immediately earned based upon actual performance levels. For Ms. Manogue only, the outstanding and unvested PSUs granted in 2012 are determined based upon actual performance levels (since performance is known as of December 31, 2014). For purposes of the values represented in the table above, other than as described for Ms. Manogue immediately above, target performance has been assumed for all other outstanding and unvested PSUs and Matched PSUs. All other outstanding and unvested stock options and RSUs for all NEOs would not accelerate upon a COC without termination as these awards were granted under our 2010 Stock Incentive Plan which requires a “double-trigger” in order for all outstanding and unvested stock options and RSUs to accelerate and become immediately vested and if applicable, exercisable.

(f)

Upon TWOC by the Company or QFGR by the Executive—for all NEOs, unvested and outstanding PSUs granted in 2014 will accelerate and become immediately vested on a pro-rated basis (for service actually completed during the performance period) based upon actual performance levels. For purposes of the values represented in the table above, target performance has been assumed on a pro-rata basis. For Mr. De Silva only, all unvested and outstanding stock options, RSUs and Matched PSUs granted in 2013 will accelerate and become immediately vested, and if applicable, fully exercisable. Mr. De Silva’s Matched PSUs granted in 2013 are based on actual performance levels but for purposes of the value represented in the table above, target performance has been assumed. For Mr. Upadhyay only, all unvested and outstanding RSUs granted in 2013 will accelerate and become immediately vested. For Mr. Farhat only, all unvested and outstanding stock options and RSUs granted in 2012 will accelerate and become immediately vested, and if applicable, fully exercisable. All other outstanding and unvested equity awards held by NEOs will be forfeited.

(g)

Upon TWOC by the Company or a QFGR by the Executive Within 24 Months After COC—for all NEOs, all outstanding and unvested stock options and RSUswill accelerate and become immediately vested, and if applicable, fully exercisable.

(5)

Each of our NEOs is covered by term life insurance policies, the premiums for which are reimbursed by the Company. The premiums for these term life insurance policies are listed above in the “All Other Compensation” table. The amounts included above represent the death benefits that would be received from the insurance provider under these life insurance policies.

(6)

On May 5, 2009, the Company’s Board of Directors adopted a policy that provides that the Company does not intend to enter into any future employment agreements that include excise tax gross-ups with respect to payments contingent upon a change in control. Under the terms of Ms. Manogue’s current employment agreement, should Ms. Manogue become entitled to the Change of Control payments detailed above, the Company will pay to Ms. Manogue an additional lump-sum amount (the Gross-Up Payment) such that the net amount retained by Ms. Manogue, after deduction of any excise tax on excess parachute payments under section 4999 of the Internal Revenue Code (Excise Tax) on the total payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, will be equal to the total payments Ms. Manogue would have otherwise received. Following Ms. Manogue’s retirement (as discussed above under “Retirement and Post-Termination Benefits”), the Company will no longer have any employment agreements with Change in Control excise tax gross up provisions.

2014 Compensation of Non-Employee Directors

The following table provides information concerning the compensation of the Company’s non-employee directors for 2014. Directors who are employees of the Company receive no additional compensation for their services as directors or as members of Board committees. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

Name	Length of Service	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Roger H. Kimmel	1 Year	$404,250	$300,000	$2,607,263	$3,311,513
Shane M. Cooke	6 months	$87,500	$175,000	$—	$262,500
John J. Delucca	1 Year	$208,000	$300,000	$1,105,448	$1,613,448
Arthur J. Higgins	1 Year	$186,667	$300,000	$31,112	$517,779
Nancy J. Hutson, Ph.D.	1 Year	$217,417	$300,000	$570,143	$1,087,560
Michael Hyatt	1 Year	$214,417	$300,000	$1,577,039	$2,091,456
William P. Montague	1 Year	$237,083	$300,000	$1,344,599	$1,881,682
David B. Nash, M.D., M.B.A.	1 Year	$15,000	$—	$530,152	$545,152
Jill D. Smith	1 Year	$229,917	$300,000	$200,295	$730,212
William F. Spengler	1 Year	$198,167	$300,000	$1,539,732	$2,037,899

(1)

The amounts in this column include all fees earned by each director. Fees under the EHSI compensation arrangement for January 2014 and February 2014 are included above in addition to the new annual fees under Endo International plc which were earned through December 31, 2014. Directors may elect, pursuant to the Endo International plc Directors Stock Election Plan, to receive all or a portion of their retainer and/or meeting fees in Endo ordinary shares. The following table summarizes, for each of the non-employee directors who elected to receive all or a portion of such fees in Endo shares, the amounts of such non-cash compensation included in the table above. The dollar amounts represent the number of shares granted multiplied by the trading price of Endo’s stock at the time of payment:

Name	Fees Paid in Endo Ordinary Shares ($)
Roger H. Kimmel	$52,500
Arthur J. Higgins	$22,500

(2)

The amounts shown in this column represent the grant date fair value for each director’s share-based awards under ASC 718. The stock awards reflect compensation for services for the twelve months ended March 1, 2015. See note 17 to our audited financial statements included in the Endo International plc 2014 Annual Report on Form 10-K for the assumptions we used in valuing and expensing these awards in accordance with ASC 718. The grant date fair value of each option and stock award granted in 2014, computed in accordance with ASC 718, is as follows:

Name	Grant Date	Restricted Stock Units	Fair Value on Grant Date of Restricted Stock ($)
Roger H. Kimmel	September 2, 2014	32,812	$300,000
Shane M. Cooke	September 2, 2014	2,743	$175,000
John J. Delucca	September 2, 2014	32,812	$300,000
Arthur J. Higgins	September 2, 2014	5,717	$300,000
Nancy J. Hutson, Ph.D.	September 2, 2014	27,699	$300,000
Michael Hyatt	September 2, 2014	32,812	$300,000
William P. Montague	September 2, 2014	27,809	$300,000
David B. Nash, M.D., M.B.A.	N/A	11,044	$—
Jill D. Smith	September 2, 2014	14,300	$300,000
William F. Spengler	September 2, 2014	29,927	$300,000

(3)	The following table summarizes the number of stock options and restricted stock units outstanding and exercisable at December 31, 2014, for each Director in 2014:

Name	Options Outstanding at Fiscal Year End (#)	Options Exercisable at Fiscal Year End (#)	Restricted Stock Units Outstanding at Fiscal Year End (#)	Value at Fiscal Year End ($)(a)
Roger H. Kimmel	35,242	35,242	21,589	$5,724,597
Shane M. Cooke	—	—	—	$—
John J. Delucca	14,567	14,567	—	$1,886,598
Arthur J. Higgins	—	—	—	$—
Nancy J. Hutson, Ph.D.	13,185	13,185	6,515	$1,414,293
Michael Hyatt	39,809	39,809	—	$4,167,598
William P. Montague	18,478	18,478	23,108	$2,631,932
David B. Nash, M.D., M.B.A.	—	—	5,212	$—
Jill D. Smith	—	—	—	$—
William F. Spengler	23,649	23,649	23,108	$2,881,278

(a)

Based upon the closing price on December 31, 2014 of $72.12. Includes all restricted stock units and all outstanding options as of December 31, 2014, for which the exercise price is equal to or less than $72.12 per share.

(4)

Represents the reimbursement of excise taxes related to the gain on the Endo shareholders’ exchange of EHSI common stock for Endo International plc ordinary shares in the Paladin acquisition. This gain equaled the excess of the fair market value of the Endo International plc ordinary shares received over such holder’s adjusted tax basis in the shares of EHSI common stock exchanged therefore. The Company accrued expense related to the reimbursement of directors’ and certain employees’ excise tax liabilities pursuant to Section 4985 of the Internal Revenue Code, substantially all of which was advanced in December 2014. The Advisory Vote on Golden Parachutes was supported by ISS and approved by approximately 99% of voting shareholders at a special meeting to vote upon the Paladin transaction.

Prior to the formation of Endo International plc in early 2014, each non-employee director who was not affiliated with the Company (a Non-Affiliated Director) was eligible for the compensation under the existing EHSI Non-Affiliated Directors compensation structure.

Following the formation of Endo International plc as an Irish holding company, the Compensation Committee reviewed compensation for Non-Affiliated Directors. Following the review conducted by the Compensation Committee’s consultant, Hay Group, the Compensation Committee found it appropriate to establish a new compensation structure for Non-Affiliated Directors in support of competitive practices observed among Endo’s Pay Comparator Companies. Effective April 28, 2014 and retroactive to March 1, 2014, Non-Affiliated Directors are eligible for the compensation described below:

Annual Cash Retainer Fees. Each Non-Affiliated Director receives an annual cash retainer of $140,000. Also, any Non- Affiliated Director who serves as the Chair of the Board of Directors receives an additional fee of $200,000 cash per year. Non-Affiliated

Directors who serve as members or alternates of the Audit Committee, the Compensation Committee, the Transactions Committee, or the Operations Committee receives a fee of $20,000 cash per year, and any Non-Affiliated Director who serves as a member or alternate of the Nominating & Governance Committee receives a fee of $12,500 cash per year. In addition, any Non-Affiliated Director who serves as the Chair of the Audit Committee, the Compensation Committee, the Transactions Committee, or the Operations Committee receives an additional fee of $30,000 cash per year, and any Non-Affiliated Director who served as the Chair of the Nominating & Governance Committee receives an additional fee of $15,000 cash per year. However, Mr. Kimmel elected to waive the cash retainer fee associated with his chairing the Nominating & Governance Committee.

Meeting Fees. Non-Affiliated Directors receive a fee of $5,000 cash per trip to Ireland on Company business, other than regularly scheduled meetings in Ireland.

Stock-based Awards. Non-Affiliated Directors receive the stock compensation described below:

¡

Each Non-Affiliated Director receives an annual stock award equal in value to $300,000, 100% of which is ordinary shares. The number of ordinary shares actually awarded to each director is calculated using the closing price as of the date of the grant.

¡

The annual stock award grant date is typically in early March of each year and the exercise price of the securities granted, if applicable, is the closing price on the date of grant. As noted in the approved merger proposal, Endo’s Board of Directors determined that no grants of share-based compensation would be made to any director of Endo International plc during the 6-month period following the merger.

All cash retainer fee payments will be made on March 1 of each year of service. In the event that a Non-Affiliated Director does not complete a full year of service following the date of such payments, a pro-rated portion of the cash retainer fees and ordinary shares will be returned to the Company if so requested by the Compensation Committee.

On March 2, 2015, Non-Affiliated Directors each received 3,436 pre-tax shares of stock valued at $87.32 per share (the closing price on the day of grant). Pursuant to the Directors Stock Election Plan (described below), Messrs. Kimmel and Higgins elected to receive cash retainer fees in the form of Endo ordinary shares. In connection with this election, Mr. Kimmel received 3,307 shares and Mr. Higgins received 2,291 shares in lieu of annual cash retainer fees.

Directors Stock Election Plan. Under the Directors Stock Election Plan, non-employee Directors may elect to have some, or all of their retainer fees delivered in the form of Endo ordinary shares. The amount of shares will be determined by dividing the portion of cash fees elected to be received as shares by the closing price of the shares on the day the payment would have otherwise been paid in cash.

Directors Deferred Compensation Plan. Effective with the 2014 plan year, the Company discontinued the Directors Deferred Compensation Plan.

Additional Arrangements. The Company pays for or provides (or reimburses directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or educational meetings.

Insurance and Indemnification. The Company has retained directors and officers indemnification insurance coverage. This insurance covers directors and officers individually where exposures exist, other than those for which the Company is able to provide indemnification.

Other Information Regarding the Company

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management. The following table sets forth, as of April 14, 2015, the name, address and holdings of each person, including any “group” as defined in Section 13(d)(3) of the Exchange Act, known by Endo to be the “beneficial owner” of more than 5% of issued ordinary shares. Footnote (a) below provides a brief explanation of what is meant by the term “beneficial ownership.” The following table also sets forth, as of April 14, 2015, the number of ordinary shares beneficially owned by each of the Company’s then current directors and the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers of the Company as of April 14, 2015. The following table also sets forth, as of April 14, 2015, the number of ordinary shares beneficially owned by all then current directors and executive officers of the Company as a group.

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned (#)(a)	Percentage of Class (%)(a)
Directors and Executive Officers:
Roger H. Kimmel (b)	262,379	*
Shane M. Cooke (c)(p)	6,179	*
John J. Delucca (d)(p)	46,910	*
Arthur J. Higgins (e)(p)	20,271	*
Nancy J. Hutson, Ph.D. (f)(p)	46,064	*
Michael Hyatt (g)	299,783	*
William P. Montague (h)(p)	54,008	*
Jill D. Smith (i)(p)	16,087	*
William F. Spengler (j)(p)	66,786	*
Rajiv De Silva (k)(p)	352,108	*
Suketu P. Upadhyay (l)(p)	13,203	*
Camille Farhat (m)(p)	5,046	*
Brian Lortie (n)(p)	89,925	*
Caroline B. Manogue (o)(p)	60,666	*
All current directors and executive officers of the Company as a group (13 persons)	1,339,415	0.7%
Other Shareholders:
Janus Capital Management LLC (q)	17,712,663	9.9%
Capital Research Global Investors (r)	15,625,740	8.7%
BlackRock Institutional Trust Company, N.A. (s)	12,213,426	6.8%
The Vanguard Group, Inc. (t)	9,067,089	5.1%
Fidelity Management & Research Company (u)	8,883,610	5.0%

* The percentage of the class to be owned by such security holder represents less than 1%.

(a)

“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of share ownership, that is, shares held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date that such person has the right to acquire within 60 days after such date.

(b)

Mr. Kimmel is the Chairman of the Board of Endo. The business address for Mr. Kimmel is c/o Rothschild, Inc., 1251 Avenue of the Americas, New York, New York 10020. Mr. Kimmel’s beneficial ownership represents (i) options to purchase 35,242 shares of ordinary shares granted under the Endo Health Solutions Inc. 2004 and 2007 Stock Incentive Plans which will be exercisable within the next 60 days, (ii) 87,137 directly owned ordinary shares or shares which he has the right to acquire within 60 days and (iii) 140,000 ordinary shares held in trusts for which Mr. Kimmel serves as trustee and as to which shares Mr. Kimmel holds either the sole or the shared power of disposition and power to vote. His beneficial ownership excludes 27,500 ordinary shares held in trust.

(c)	Mr. Cooke is a director of the Company. Mr. Cooke’s beneficial ownership represents 6,179 directly owned ordinary shares.
(d)

Mr. Delucca is a director of the Company. Mr. Delucca’s beneficial ownership represents (i) options to purchase 14,567 ordinary shares granted under the Endo Health Solutions Inc. 2000 and 2004 Stock Incentive Plans which will be exercisable within the next 60 days and (ii) 32,343 directly owned ordinary shares. On April 28, 2015, Mr. Delucca informed the Board of Directors that he does not intend to stand for re-election at the 2015 Annual General Meeting but will continue to serve as a director of the Company until expiration of his current term.

(e)	Mr. Higgins is a director of Endo. Mr. Higgins beneficial ownership represents 20,271 directly owned ordinary shares.
(f)

Dr. Hutson is a director of Endo. Dr. Hutson’s beneficial ownership represents (i) options to purchase 13,185 ordinary shares granted under the Endo Health Solutions Inc. 2007 Stock Incentive Plan which will be exercisable within the next 60 days and (ii) 32,879 directly owned ordinary shares or shares which she has the right to acquire within 60 days.

(g)

Mr. Hyatt is a director of Endo. The business address for Mr. Hyatt is c/o Irving Place Capital, 745 Fifth Avenue, 7th Floor, New York, New York 10151. Mr. Hyatt’s beneficial ownership represents (i) options to purchase 39,809 ordinary shares granted under the Endo Health Solutions Inc. 2000, 2004 and 2007 Stock Incentive Plans which will be exercisable within the next 60 days, (ii) 249,599 directly owned ordinary shares and (iii) 10,375 ordinary shares held in trusts for which Mr. Hyatt serves as trustee and as to which shares Mr. Hyatt holds either the sole or the shared power of disposition or the power to vote. His beneficial ownership excludes 25,000 ordinary shares held in trust.

(h)

Mr. Montague is a director of Endo. Mr. Montague’s beneficial ownership represents options to purchase 18,478 ordinary shares granted under the Endo Health Solutions Inc. 2007 Stock Incentive Plans which will be exercisable within the next 60 days and (ii) 35,530 directly owned ordinary shares or shares which he has the right to acquire within 60 days.

(i)	Ms. Smith is a director of Endo. Ms. Smith’s beneficial ownership represents 16,087 directly owned ordinary shares.
(j)

Mr. Spengler is a director of Endo. Mr. Spengler’s beneficial ownership represents (i) options to purchase 23,649 ordinary shares granted under the Endo Health Solutions Inc. 2004 and 2007 Stock Incentive Plans which will be exercisable within the next 60 days and (ii) 43,137 directly owned ordinary shares or shares which he has the right to acquire within 60 days.

(k)

Mr. De Silva is a director of Endo and our President and Chief Executive Officer. Mr. De Silva’s beneficial ownership represents (i) options to purchase 116,419 ordinary shares granted under the 2010 Stock Incentive Plan which will become exercisable in the next 60 days, (ii) 172,374 directly owned ordinary shares and (ii) 63,315 ordinary shares held in trusts. His beneficial ownership excludes (i) options to purchase 208,009 ordinary shares granted under the Endo Health Solutions Inc. 2010 Stock Incentive Plan which will not be exercisable within the next 60 days, (ii) 13,697 shares of unvested restricted stock units and (iii) 319,424 unvested, unearned performance share units.

(l)

Mr. Upadhyay is our Executive Vice President & Chief Financial Officer. Mr. Upadhyay’s beneficial ownership represents (i) options to purchase 4,727 ordinary shares granted under the Endo Health Solutions Inc. 2010 Stock Incentive plan and (ii) 8,476 directly owned ordinary shares. His beneficial ownership excludes (i) options to purchase 46,648 ordinary shares granted under the Endo Health Solutions Inc. 2010 Stock Incentive Plan which will not be exercisable within the next 60 days, (ii) 22,879 shares of unvested restricted stock units and 46,860 unvested, unearned performance share units.

(m)

Mr. Farhat is President, American Medical Systems. Mr. Farhat’s beneficial ownership represents options to purchase 5,046 ordinary shares granted under the 2010 Stock Incentive Plan which will become exercisable in the next 60 days. His beneficial ownership excludes (i) options to purchase 72,597 ordinary shares granted under the Endo Health Solutions Inc. 2010 and Assumed Stock Incentive Plans which will not be exercisable within the next 60 days, (ii) 20,789 shares of unvested restricted stock units and (iii) 33,207 of unvested, unearned performance share units.

(n)

Mr. Lortie is President, U.S. Branded Pharmaceuticals. Mr. Lortie’s beneficial ownership represents (i) options to purchase 73,141 ordinary shares granted under the Endo Health Solutions Inc. 2010 Stock Incentive Plan which will be exercisable within the next 60 days and (ii) 16,784 directly owned ordinary shares. His beneficial ownership excludes (i) options to purchase 21,450 ordinary shares granted under the Endo Health Solutions Inc. 2010 Stock

Incentive Plan which will not be exercisable within the next 60 days, (ii) 6,021 shares of unvested restricted stock units and (iii) 23,855 unvested, unearned performance share units.
(o)

Ms. Manogue is our Executive Vice President & Chief Legal Officer. Ms. Manogue’s beneficial ownership represents (i) options to purchase 17,566 ordinary shares granted under the Endo Health Solutions Inc. 2010 Stock Incentive Plan which will be exercisable within the next 60 days and (ii) 43,100 directly owned ordinary shares. Her beneficial ownership excludes (i) options to purchase 37,146 ordinary shares granted under the Endo Health Solutions Inc. 2010 Stock Incentive Plan which will not be exercisable within the next 60 days, (ii) 10,783 shares of unvested restricted stock units and (iii) 40,302 unvested, unearned performance share units.

(p)	The business address for this person is c/o Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.
(q)

The business address for this entity is 151 Detroit Street, Denver, Colorado 80206-3863. This ownership information is based on a Notice Pursuant to Section 67 of the Companies Act 1990 filed on March 17, 2015 by Janus Capital Management LLC.

(r)

The business address for this entity is 333 South Hope Street, Los Angeles, California 90071. This ownership information is based on a Notice Pursuant to Section 67 of the Companies Act 1990 filed on February 3, 2015 by The Capital Group Companies, Inc.

(s)	The business address for this entity is 55 East 52nd Street, New York, New York 10022. This ownership information is based on a Schedule 13G/A filed with the SEC on February 2, 2015 by BlackRock Inc.
(t)

The business address for this entity is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. This ownership information is based on a Schedule 13G/A filed with the SEC on February 20, 2015 by The Vanguard Group.

(u)

The business address for this entity is 82 Devonshire Street, Boston, Massachusetts 02109. This ownership information is based on a Notice Pursuant to Section 67 of the Companies Act 1990 filed on April 10, 2015 by Fidelity Management and Research Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and greater-than-ten-percent shareholders (collectively, Reporting Persons) to file an initial report of ownership (Form 3) and reports of changes of ownership (Forms 4 and 5) of Endo securities with the SEC and the NASDAQ. These persons are also required to furnish the Company with copies of all Section 16(a) reports that they file with respect to Endo securities. Based solely upon a review of Section 16(a) reports furnished to the Company for the year ended December 31, 2014 and written representations from certain Reporting Persons that no other reports were required, the Company believes that all the Reporting Persons complied with all applicable filing requirements for the year ended December 31, 2014.

No Dissenters’ Rights

The corporate action described in this Proxy Statement will not afford shareholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

Other Matters

As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other matters to be presented for shareholder action at the Annual Meeting. However, other matters may properly come before the Annual Meeting or any adjournment or postponement thereof. If any other matter is properly brought before the Annual Meeting for action by the shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors.

Annual Report/Form 10-K

The Company will provide, without charge, to each person solicited by this Proxy Statement, at the written request of any such person, a copy of the 2014 Annual Report and a copy of Endo International plc 2014 Form 10-K as filed with the SEC and any amendments thereto. Such written request should be directed to Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

Shareholder Proposals for the 2016 Annual General Meeting

The Company’s articles of association require that, for business to be properly brought before an Annual General Meeting, such shareholder must have given timely notice thereof, along with other specified material, in proper written form to the Company Secretary. To be timely, a shareholder’s notice to the Company Secretary must be received at the registered office of the Company not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding Annual General Meeting. Accordingly, to make a proposal for consideration at our 2016 Annual General Meeting that is “timely” within the meaning of the Company’s articles of association, a shareholder must make certain notice of such proposal is received by the Company Secretary no earlier than March 11, 2016 and no later than April 10, 2016. In the event that the Annual General Meeting is called for a date that is prior to May 10, 2016 or after July 9, 2016, notice by the shareholder must be received at the registered office of the Company not later than the close of business on the 10th day following the day on which the 2016 Annual General Meeting is publicly announced or notice of the 2016 Annual General Meeting was mailed, whichever first occurs. Any shareholder who wishes to make a proposal should obtain a copy of the relevant section of the articles of association from the Company Secretary. Any proposal (other than a proposal pursuant to Rule 14a-8) that is received after the times specified above for proposed items of business will be considered untimely under Rule 14a-4(c) under the Exchange Act, and the persons named in the proxy for the meeting may exercise their discretionary voting power with respect to such proposal, including voting against such proposal.

In addition, the Company’s articles of association require that any shareholder who wishes to submit a nomination to the Board must deliver written notice of the nomination to the Company Secretary within the time period and comply with the information requirements specified in articles 146.3 of the articles of association relating to shareholder nominations and the procedures set out in this Proxy Statement under the heading “Committees of the Board of Directors—Nominating & Governance Committee.” To be timely, a shareholder’s notice to the Company Secretary must be received at the registered office of the Company (a) in the case of the Annual General Meeting not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding Annual General Meeting; provided that in the event that the Annual General Meeting is called for a date that is prior to May 10, 2016 or after July 9, 2016, notice by the shareholder must be received at the registered office of the Company not later than the close of business on the 10th day following the day on which the 2016 Annual General Meeting is publicly announced or notice of the 2016 Annual General Meeting was mailed, whichever first occurs and (b) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or publicly announced, whichever first occurs. Accordingly, to submit a nomination to the Board for consideration at our 2016 Annual Meeting that is “timely” within the meaning of the Company’s articles of association, a shareholder must make certain notice of such nomination is received by the Company Secretary no earlier than March 11, 2016 and no later than April 10, 2016. Any notice of nomination that is received after the dates specified above will be considered untimely. If the Company does not receive such notice of nomination between such dates, the notice will be considered untimely. Any shareholder who wishes to make a nomination should obtain a copy of the relevant section of the articles of association from the Company Secretary.

Proposals of shareholders intended to be included in the Company’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act at the 2016 Annual Meeting must be received by us at our registered office addressed to the Company Secretary no later than December 31, 2015.

All proposals should be addressed to the Company Secretary, Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

Endo International plc First Floor Minerva House Simmonscourt Road Ballsbridge Dublin 4, Ireland endo.com

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER ANNUAL GENERAL MEETING TO BE HELD ON JUNE 9, 2015

The Proxy Statement for the Annual General Meeting, 2014 Annual Report to Shareholders and Form 10-K are available at www.endo.com/investors/financial-reports.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

By order of the Board of Directors,

Orla Dunlea

Company Secretary

Dublin, Ireland

April 29, 2015

Endo International plc,

Registered Office: First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland

Registered in Ireland: number – 534814

Directors: Roger Hartley Kimmel (USA), Rajiv Kanishka Liyanaarchchie De Silva (USA), Shane Martin Cooke (Ireland), John Joseph Delucca (USA), Arthur Joseph Higgins (USA), Nancy June Hutson (USA), Michael Hyatt (USA), William Patrick Montague (USA), Jill Deborah Smith (USA), William Frederick Spengler (USA).

ENDO INTERNATIONAL PLC FIRST FLOOR, MINERVA HOUSE SIMMONSCOURT ROAD, BALLSBRIDGE DUBLIN 4, IRELAND

ATTN: ORLA DUNLEA

VOTE BY INTERNET—www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, Form 10-K, annual reports and Irish statutory accounts electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M90899-P60681 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ENDO INTERNATIONAL PLC

The Board of Directors recommends you vote “FOR” election of all of the following Directors to serve until the next Annual General Meeting of

Shareholders or until their successors are duly elected and quali?ed:

1. Election of Directors to serve until the next

Annual Meeting of the Shareholders

Nominees: For Against Abstain

1a. Roger H. Kimmel ! ! ! For Against Abstain

1b. Rajiv De Silva ! ! ! 1h. Jill D. Smith ! ! !

1c. Shane M. Cooke ! ! ! 1i. William F. Spengler ! ! !

1d. Arthur J. Higgins ! ! ! The Board of Directors recommends you vote “FOR” the following proposals:

1e. Nancy J. Hutson, Ph.D. ! ! ! 2. Company’s To approve independent the appointment auditors of for PricewaterhouseCoopers the year ending December LLP 31, as 2015 the ! ! !

and to authorize the Audit Committee of the Board of Directors

1f. Michael Hyatt ! ! ! to determine the Auditors’ remuneration.

1g. William P. Montague ! ! ! 3. To approve, by advisory vote, named executive officer ! ! !

compensation.

4. To approve the 2015 Stock Incentive Plan. ! ! !

To change the address on your account, please check the box at right and indicate your new ! This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed,

address in the address space on the reverse side. Please note that changes to the registered will be voted in accordance with the instructions given hereon. If no instructions are given, this name(s) on the account may not be submitted via this method. proxy will be voted “FOR” election of all the Directors, “FOR” Proposals 2, 3, and 4 and as said proxies deem advisable on such other matters as may properly come before the Annual General

Meeting and any adjournment(s) or postponement(s) thereof.

Address: Name: [PLEASE PRINT NAME] Address: Name: [PLEASE PRINT NAME]

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized of?cer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

2015 ANNUAL GENERAL MEETING ADMISSION TICKET

ENDO INTERNATIONAL PLC

2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS Tuesday, June 9, 2015 10:00 a.m. (Local Time) ENDO INTERNATIONAL PLC

First Floor Minerva House Simmonscourt Road Ballsbridge Dublin 4, Ireland

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement, Annual Report, Endo International plc Form 10-K and Irish Statutory Accounts are available at www.proxyvote.com.

M90900-P60681

ENDO INTERNATIONAL PLC

2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TUESDAY, JUNE 9, 2015 10:00 A.M. (LOCAL TIME)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned ordinary shareholder of Endo International plc, an Irish registered company, hereby (1) acknowledges receipt of the Notice of

Annual General Meeting of Shareholders and accompanying Proxy Statement and (2) appoints, as proxies, Rajiv De Silva and Suketu P. Upadhyay each of

c/o Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland (or either of them) or, if the below table is completed by the undersigned ordinary shareholder, the person(s) named in the ?rst column of the following table with an address as set out in the second column of the following table:

Name of Proxy Address of Proxy

(If you choose to appoint alternative proxies, please complete the above table with the name and address of such proxies. In default of such completion

Rajiv De Silva and Suketu P. Upadhyay or either of them shall be your proxies.)

each with full power of substitution, to attend, speak and vote on behalf of the undersigned as designated on the reverse side, all the ordinary shares of

Endo International plc held of record by the undersigned at the close of business on April 14, 2015, at the Annual General Meeting of Shareholders to be held at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland, on June 9, 2015, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)